UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
BOB EVANS FARMS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☑ No fee required.
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August 4, 2010
To Our Valued Stockholders:
Four years ago, in fiscal 2007, we embarked upon a new corporate-wide business strategy known as “BEST Brand Builders,” which consists of five key elements: Win Together as a Team, Consistently Drive Sales Growth, Improve Margins with an Eye on Customer Satisfaction, Be the BEST at Operations Execution and Increase Returns on Invested Capital. We believe this strategy positions us to realize our vision of becoming “best in class” in all of our food businesses: Bob Evans Restaurants, Mimi’s Café, Bob Evans Food Products and Owens Foods.
The results were immediately apparent, as we have improved our operating results in fiscal 2007 and in each successive year since then. You can see the most recent evidence in our financial performance during fiscal 2010 — a year in which we improved our adjusted operating income (excluding special items) for the fifth consecutive year. Productivity initiatives in the past year — particularly in cost of sales, labor and SG&A — helped offset negative leverage from lower sales in the restaurant segment. The food products segment’s profitability for the year exceeded our expectations, due largely to a strong first half and lower full-year sow costs relative to fiscal 2009.
We believe we have successfully created additional stockholder value in fiscal 2010, and I am confident that our Brand Builders strategy has positioned us to deliver improved results going forward.
Thank you for your support of Bob Evans Farms. I look forward to communicating with you throughout our 2011 fiscal year.
Sincerely,
Steven A. Davis
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1: ELECTION OF DIRECTORS
NOMINEES — TERMS TO EXPIRE IN 2013 (CLASS III)
CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2011 (CLASS I)
CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2012 (CLASS II)
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
PROPOSAL 2: APPROVAL OF AMENDMENTS TO BYLAWS TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS
PROPOSAL 3: APPROVAL OF AMENDMENT TO BYLAWS TO REDUCE STOCKHOLDER APPROVAL THRESHOLD REQUIRED TO AMEND SECTION 3.01 OF OUR BYLAWS
PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
PROPOSAL 5: ADOPTION OF THE BOB EVANS FARMS, INC. 2010 EQUITY AND CASH INCENTIVE PLAN
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
REPORTS TO BE PRESENTED AT THE ANNUAL MEETING
OTHER MATTERS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
September 13, 2010 ~ 10:00 a.m. Eastern Time
Bob Evans Farms, Inc. Dan Evans Center for Excellence
3700 S. High Street, Columbus, Ohio 43207
Dear Stockholder:
We invite you to attend the 2010 Annual Meeting of Stockholders of Bob Evans Farms, Inc. (the “Company”). The meeting will be held on Monday, September 13, 2010, at 10:00 a.m. Eastern Time at the Bob Evans Farms, Inc. Dan Evans Center for Excellence, 3700 S. High Street, Columbus, Ohio 43207. A map is included on the back cover of the proxy statement. Doors will open at 9:30 a.m. Business for the meeting includes:
(1)	Electing the four director nominees named in our proxy statement;

(2)	Voting on a Company proposal to amend our Amended and Restated Bylaws to provide for the annual election of all directors;

(3)	Voting on a Company proposal to reduce the stockholder approval threshold required to amend Section 3.01 of our Amended and Restated Bylaws from 80 percent of our outstanding common shares to a simple majority;

(4)	Ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm;

(5)	Voting on a Company proposal to adopt the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan; and

(6)	Transacting other business that may properly come before the meeting.
The proxy statement accompanying this notice describes each of these items in detail. We have not received notice of any other matters that may be properly presented at the meeting. The Board of Directors has set July 15, 2010, as the record date for the meeting. This means that only stockholders of record at the close of business on that date are entitled to vote in person or by proxy at the meeting.
We have elected to take advantage of Securities and Exchange Commission rules that allow us to provide proxy materials to our stockholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to stockholders of record at the close of business on July 15, 2010. At the same time, we provided those stockholders with Internet access to our proxy materials and filed our proxy materials with the Securities and Exchange Commission. We believe furnishing proxy materials to our stockholders on the Internet allows us to provide our stockholders with the information they need, while decreasing our printing and delivery costs and reducing the environmental impact of our annual meeting. If you plan to attend the annual meeting in person, please read the back cover of the proxy statement for important information about admission requirements for the annual meeting.
Your vote is very important. Please vote as soon as possible, even if you plan to attend the annual meeting.
By Order of the Board of Directors,
Mary L. Garceau
Vice President, General Counsel and Corporate Secretary
Columbus, Ohio
August 4, 2010

3776 S. High St.
Columbus, Ohio 43207
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
When and where will the annual meeting be held?
The annual meeting will be held on Monday, September 13, 2010, at 10:00 a.m. Eastern Time, at the Bob Evans Farms, Inc. Dan Evans Center for Excellence, which is located at 3700 S. High Street, Columbus, Ohio 43207.
Why did I receive these proxy materials?
You have received these proxy materials because our Board of Directors (our “Board”) is soliciting a proxy to vote your shares at our 2010 Annual Meeting of Stockholders. This proxy statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and that is intended to assist you in voting your shares.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
As permitted by SEC rules, we are making this proxy statement and annual report available to our stockholders electronically through the Internet. On August 4, 2010, we began mailing to our stockholders of record at the close of business on July 15, 2010, a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive printed copies of our proxy materials in the mail unless you request them. Instead, the Notice has instructions on how you can access and review all of the important information contained in the proxy statement and annual report through the Internet. The Notice also contains instructions on how you may submit your proxy through the Internet. If you received a Notice in the mail and would like to receive printed copies of our proxy materials, you should follow the instructions included in the Notice for requesting them.
Will the annual meeting be Webcast?
Yes, our annual meeting will be Webcast. You can access the Webcast beginning at 9:30 a.m. Eastern Time, on September 13, 2010, by visiting the “Investors” section of our Web site, www.bobevans.com. An archived copy of the Webcast also will be available on our Web site for one year following the annual meeting.
Who may vote at the annual meeting?
Our Board has set July 15, 2010, as the record date for the annual meeting. This means that only stockholders of record at the close of business on that date are entitled to vote at the annual meeting or any adjournment(s) of the annual meeting. At the close of business on July 15, 2010, there were 30,543,952 shares of our common stock, par value $.01 per share, outstanding. Each share of common stock entitles the holder to one vote on each item to be voted upon at the annual meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name, you are considered the “stockholder of record” of those shares. We sent the Notice directly to all stockholders of record. Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and the Notice was forwarded to you by that organization. The organization holding your shares is the stockholder of record for purposes of voting the shares at the annual meeting. As the beneficial owner, you have the right to direct that organization how to vote the shares held in your account by following the voting instructions the organization provides to you.

How do I vote?
If you are a stockholder of record, you can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:
•	Internet — You can vote over the Internet at www.proxyvote.com;

•	Telephone — If you are located in the United States, you may vote by telephone by calling (800) 690-6903; or

•	Mail — If you received your proxy materials by mail, you can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.
The deadline for voting through the Internet or by telephone is 11:59 p.m. Eastern Time, on September 12, 2010. If you vote through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.
If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the annual meeting and vote in person, ballots will be available. If your shares are held in the name of your broker, bank or other stockholder of record, you must bring an account statement or a letter from the stockholder of record indicating that you were the beneficial owner of the shares on July 15, 2010.
What if my shares are held through the Bob Evans 401(k) plan?
If you participate in our 401(k) plan and have money invested in the Bob Evans common stock fund, you can instruct the trustee of the 401(k) plan how to vote those shares. If you do not instruct the trustee how to vote, then the shares you hold through the 401(k) plan will not be voted at the annual meeting.
How will my shares be voted?
If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. We recommend the following:
•	FOR the election of each of the director nominees listed under “Proposal 1: Election of Directors;”

•	FOR the amendments to our Amended and Restated Bylaws (“Bylaws”) to provide that all directors will be elected annually, as described under “Proposal 2: Approval of Amendments to Bylaws to Provide for Annual Election of All Directors;”

•	FOR the Company proposal to reduce the stockholder approval threshold required to amend Section 3.01 of our Bylaws from 80 percent of our outstanding common shares to a simple majority, as described under “Proposal 3: Approval of Amendment to Bylaws to Reduce Stockholder Approval Threshold Required to Amend Section 3.01 of Our Bylaws;”

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, as described under “Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm;” and

•	FOR the adoption of the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan as described under “Proposal 5: Adoption of the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan.”
If you submit a valid signed proxy prior to the annual meeting, but do not complete the voting instructions, your shares will not be voted at the annual meeting on the above items.
Can other matters be decided at the annual meeting?
On the date this proxy statement was printed, we did not know of any matters to be raised at the annual meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the annual meeting, then the individuals appointed as proxies by our Board will have the discretion to vote on those matters for you.

May I revoke or change my vote?
Yes, you may revoke or change your vote in any of the following ways:
•	sending written notice to our Corporate Secretary at 3776 S. High St., Columbus, Ohio 43207, which must be received prior to the annual meeting;

•	submitting a later-dated proxy, which we must receive prior to the annual meeting;

•	casting a new vote through the Internet or by telephone before 11:59 p.m. Eastern Time, on September 12, 2010; or

•	attending the annual meeting and revoking your proxy in person if you are the stockholder of record of your shares.
If your shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the meeting, you must bring an account statement or letter from the stockholder of record indicating that you were the beneficial owner of the shares on July 15, 2010. Attending the annual meeting will not, by itself, revoke your proxy.
How can I get electronic access to the proxy materials?
If you received your annual meeting materials by mail, we strongly encourage you to conserve natural resources and help reduce our printing and processing costs by signing up to receive future proxy materials via e-mail or the Internet. The Notice will provide you with instructions how to:
•	view our proxy materials for the annual meeting on the Internet; and

•	instruct us to send our future proxy materials to you electronically by e-mail.
If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy-voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Who pays the cost of proxy solicitation?
We will pay the expenses of soliciting proxies, other than the Internet access and telephone usage charges you may incur if you access our proxy materials or vote through the Internet. Our employees, as well as employees of our proxy solicitor, The Altman Group, may solicit proxies by further mailings, by telephone, electronic mail, facsimile or by personal contact. Our employees will not receive any additional compensation for these solicitations. We have agreed to compensate The Altman Group approximately $8,500, plus reimbursement of expenses for their services to aid in the solicitation of proxies with respect to shares held by broker/dealers, financial institutions, and other custodians, fiduciaries and nominees. We may however pay additional sums to The Altman Group if deemed necessary to assist in this solicitation. We will also pay the standard charges and expenses of brokers, banks and other stockholders of record for forwarding proxy materials to the beneficial owners of our stock.
What constitutes a quorum?
We must have a quorum at the annual meeting in order to vote on the proposals. Under our Bylaws, a quorum is the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a stockholder of record, such as a broker or bank, does not vote on a proposal because it has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on that proposal.

What are the voting requirements to elect the directors and to approve the other proposals discussed in the proxy statement?
Proposal 1: Election of Directors
Starting this year, voting for directors is no longer considered “routine” and your broker no longer has discretion to vote your shares in director elections. If you hold your shares in street name, it is very important that you direct the broker how to vote your shares in the election of our directors.
At the request of our stockholders, we amended our Bylaws to implement majority voting for uncontested director elections. Under this procedure, a majority of the votes cast at the annual meeting with respect to that director’s election must be voted “for” the election of the nominee for that nominee to be elected. Abstentions and broker non-votes will not be counted as votes “for” or “against” the election of the director. For more information on majority voting, see “Proposal No. 1: Election of Directors.”
Proposal 2 — Approval of Amendments to Bylaws to Provide for Annual Election of All Directors, and Proposal 3 — Approval of Amendment to Bylaws to Reduce Stockholder Approval Threshold Required to Amend Section 3.01 of Our Bylaws
Under our Bylaws, at least 80 percent of the outstanding shares of our common stock must be voted “for” the Company proposals to amend our Bylaws. Abstentions and broker non-votes will have the same effect as votes “against” these proposals.
Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm
Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the majority of the common shares present at the annual meeting. If you are a beneficial owner, the holder of record of your stock has discretionary authority to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if it does not receive voting instructions from you.
Proposal 5 — Adoption of the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan
Approval of the 2010 Plan requires the affirmative vote of the majority of the common shares present at the annual meeting. Abstentions are considered present and have the effect of a vote “against.” Broker non-votes are not treated as present for the purpose of determining whether the stockholders have approved that matter.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC called “householding.” This procedure reduces our printing costs and postage fees. Under this procedure, stockholders of record who share the same address and last name will receive only one copy of the Notice and/or one set of our proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to have separate proxies and have the right to vote separately. Also, householding will not affect the payment of dividends in any way.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice or proxy materials and you wish to receive only a single copy of these documents for your household, please contact our transfer agent, American Stock Transfer, at (866) 714-7298. If you currently participate in householding and wish to receive a separate copy of our Notice or proxy materials, we will send you a separate copy upon your written request to American Stock Transfer. You may also contact American Stock Transfer if you wish to receive separate copies of the Notice or proxy materials in the future.
Beneficial owners can request information about householding from their banks, brokers or other stockholders of record.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the stockholders known to us to be the beneficial owners of more than five percent of our outstanding common stock as of July 15, 2010 based upon the public filings on Schedule 13G and 13F made by such stockholders and as of the date of their filings. The percent of class is based upon the Company’s having 30,543,952 shares of common stock outstanding as of July 15, 2010.

Name and Address	Amount and Nature
of Beneficial Owner	of Beneficial Ownership (1)		Percent of Class
BlackRock Inc.	2,110,953	(2)	6.9%
40 East 52nd Street New York, NY 10022

Dimensional Fund Advisors LP	2,056,771	(3)	6.7%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746

LSV Asset Management	1,650,224	(4)	5.4%
1 N. Wacker Drive Chicago, Illinois 60606

Vanguard Group Inc.	1,541,254	(5)	5.0%
PO Box 2600 Valley Forge, Pennsylvania 19482

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to the common stock reflected in the table.

(2)	Based on information contained in BlackRock Inc.’s Schedule 13G filed with the SEC on January 29, 2010 and its Schedule 13F-HR filed on May 14, 2010 for its holding as of March 31, 2010. Per its Schedule 13G filed with the SEC on January 29, 2010, on December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC and, as a result, substantially all of the Barclays Global Investors entities are now included as subsidiaries of BlackRock for purposes of its Schedule 13G filing.

(3)	Based on information contained in Dimensional Fund Advisors LP’s Schedule 13G filed with the SEC on February 8, 2010 and its Schedule 13F-HR filed on May 7, 2010 for the holding as of March 31, 2010. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	Based on information contained in LSV Asset Management’s Schedule 13G filed with the SEC on February 11, 2010 and its Schedule 13F-HR filed on May 13, 2010 for its holding as of March 31, 2010.

(5)	Based on information contained in Vanguard Group, Inc.’s Schedule 13G filed with the SEC on February 9, 2010 and its Schedule 13F-HR filed on May 6, 2010 for its holding as of March 31, 2010.

The following table summarizes, as of July 15, 2010, the amount of our common stock beneficially owned by each director, each individual named in the “Summary Compensation Table,” and by all of our current directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership (1)
			Common Shares Which Can Be
			Acquired Upon
Name of Beneficial	Common Shares		Exercise of Options		Percent of
Owner or Group	Presently Held		Exercisable Within 60 Days	Total	Class (2)
Harvey Brownlee(5)	22,066		1,151	23,217	*
Larry C. Corbin (3)	67,853	(4)	203,237	271,090	*
Steven A. Davis (3)(5)	233,017		93,006	326,023	*
Michael J. Gasser (3)	29,032		9,633	38,665	*
E. Gordon Gee (3)	4,233		0	4,233	*
Randall L. Hicks (5)	18,120	(6)	23,230	41,350	*
E.W. (Bill) Ingram III (3)	30,608		9,633	40,241	*
Cheryl L. Krueger (3)	25,536		554	26,090	*
G. Robert Lucas II (3)	20,162	(7)	9,633	29,795	*
Eileen A. Mallesch (3)	9,482		0	9,482	*
Donald J. Radkoski (5)	50,890	(8)	178,193	229,083	*
Tod P. Spornhauer(5)	16,998		18,423	35,421	*
Bryan G. Stockton (3)	15,141		0	15,141	*
J. Michael Townsley (5)	27,325		21,338	48,663	*
Paul S. Williams (3)	10,282		0	10,282	*
All current executive officers and directors as a group (21 persons)	634,653	(9)	628,079	1,262,732	4.0%

*	Represents ownership of less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the shares of common stock reflected in the table. All fractional shares have been rounded to the nearest whole share.

(2)	The percent of class is based on 30,543,952 shares of common stock outstanding on July 15, 2010, and includes the number of shares of common stock that the named person has the right to acquire beneficial ownership of upon the exercise of stock options exercisable within 60 days of July 15, 2010.

(3)	Member of our Board.

(4)	Includes 2,251 shares of common stock held by Mr. Corbin’s spouse, as to which she has sole voting and investment power.

(5)	Executive officer listed in the Summary Compensation Table. Donald J. Radkoski retired effective April 30, 2010.

(6)	Includes seven shares of common stock held by Mr. Hicks as custodian for the benefit of his son.

(7)	Includes 4,010 shares held in a defined benefit pension plan rollover account over which Mr. Lucas, in his capacity as trustee of the account, has sole voting and investment power.

(8)	Includes 35 shares of common stock held by Mr. Radkoski as custodian for the benefit of his children.

(9)	See notes (4), (6), (7) and (8) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16 of the Securities Exchange Act of 1934 requires that our directors and executive officers and any person or entity holding more than 10 percent of our outstanding common stock report their initial ownership of our common stock, and any subsequent changes in their ownership, to the SEC. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any late reports.
We believe, based on a review of (1) Section 16(a) ownership reports filed on behalf of these individuals for their transactions during fiscal 2010 and (2) documentation received from one or more of these individuals that no annual Form 5 reports were required to be filed for them for fiscal 2010, that all SEC filing requirements were met.
PROPOSAL 1: ELECTION OF DIRECTORS
Size and Structure of the Board of Directors
Our Bylaws state that the number of directors will be determined by the Board, which has set the number at ten. Based on our Bylaws, the directors are divided into three classes with Class I and II each consisting of three directors and Class III consisting of four directors. Each class of directors serves for a three-year term when elected. However, if our stockholders approve Proposal 2 to provide for the annual election of all directors, all directors standing for election, beginning with this annual meeting of stockholders, will be elected to one-year terms.
The shares of common stock represented by all valid proxies will be voted as instructed. We believe that all of the nominees will be available and able to serve if elected to the Board. However, if a nominee becomes unavailable or unable to serve, the individuals selected by the Board as proxies will have discretion to vote for the remaining nominees, as well as any person nominated as a substitute by the Board.
Board Leadership Structure
We are led by Mr. Davis, who has served as our Chief Executive Officer since May 2006 and as Chairman of the Board of Directors since November 2006. Our Board is comprised of eight independent directors and two non-independent directors — Messrs. Davis and Corbin. Further, we have a “Lead Independent Director,” a position established in 2002 and currently held by Mr. Gasser, an independent director. In addition to other duties more fully described in our Corporate Governance Principles, the Lead Independent Director is responsible for:
•	Providing direction to the Chairman regarding an appropriate schedule for Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with our operations;

•	Approving with the Chairman the agenda and schedules for each Board meeting with the understanding that agenda items requested on behalf of the independent directors will be included in the agenda;

•	Advising the Chairman as to the quality, quantity and timeliness of the flow of information from management that is necessary or appropriate for the independent directors to perform their duties effectively and responsibly, with the understanding that the independent directors will receive any information requested on their behalf by the Lead Independent Director;

•	Calling, coordinating, developing the agenda for, and chairing meetings of the independent directors;

•	Acting as principal liaison between the independent directors and the Chairman and Chief Executive Officer on sensitive issues and, when necessary, ensuring the full discussion of those issues at Board meetings;

•	Assisting the Nominating and Corporate Governance Committee, the Board and management in ensuring compliance with and implementation of our Corporate Governance Principles;

•	Providing input to the Nominating and Corporate Governance Committee regarding the appointment of the Chairman and members of Board committees;

•	Serving as Chairman at Board meetings when the Chairman is not present; and

•	Serving as a liaison for consultation and communication between us and our stockholders.
The Board has four standing committees: Audit, Compensation, Finance, and Nominating and Corporate Governance. Each of these committees has a separate independent chairperson.

Detailed information on each Board committee is contained in the section captioned “CORPORATE GOVERNANCE, Board Committees and Charters,” below.
We believe that a combined Chairman and Chief Executive Officer position, together with independent chairs for each of our Board committees, a Lead Independent Director, regularly scheduled executive sessions of the Board and regularly scheduled meetings of the non-management directors, is the most appropriate Board leadership structure for us at this time. This structure demonstrates to all of our stakeholders, including our stockholders, that our Board is committed to engaged, independent leadership and the performance of its responsibilities. Experienced and independent directors, sitting on various committees with independent chairpersons, oversee our operations, risks, performance, executive compensation and business strategy. We have also added several new independent directors since Mr. Davis was appointed to both the Chairman and Chief Executive Officer positions in order to enhance the independence and diversity of our Board. These new directors are Mr. Williams, Ms. Mallesch, Mr. Stockton and Dr. Gee.
The Board believes strongly that combining the Chairman and Chief Executive Officer positions takes advantage of the talent and knowledge of Mr. Davis, the person whom the Board recognizes as the “leader” of the modern day Bob Evans Farms, and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations. It also reduces the potential for confusion or duplication of efforts and provides clear leadership for our entire organization, including providing the greatest opportunity for the Board to work directly with Mr. Davis.
The Board believes that its strong governance practices, including its supermajority of independent directors and its clearly defined Lead Independent Director responsibilities, provide an effective balance to the combination of the Chairman and Chief Executive Officer positions. The Board may determine in the future, as it has done in the past, that circumstances warrant separation of the Chairman and Chief Executive Officer positions. The Board believes, however, the current structure is the most appropriate for us today.
Voting Standards for Director Elections
Our Bylaws and Corporate Governance Principles provide that, in uncontested elections (i.e., elections where the number of nominees is the same as the number of Board seats available), directors are elected by a majority of the votes cast. This means that more than 50 percent of the shares voted at the annual meeting must be cast in favor of the election of that director. Abstentions and broker non-votes do not count as votes cast.
Our Bylaws provide that before any incumbent director may be nominated for re-election by the Board, he or she must submit an irrevocable resignation, which would become effective if:
•	the director does not receive more than 50 percent of the votes cast at the annual meeting, and

•	the Board accepts the resignation in accordance with policies and procedures adopted by the Board for such purposes.
If an incumbent director does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee and the Board will consider whether to accept the director’s resignation in light of the best interests of our Company and our stockholders. When making this decision, the Nominating and Corporate Governance Committee and the Board may consider any factors they determine to be appropriate and relevant, including any stated reasons why stockholders voted against the incumbent director (and any alternatives for addressing those reasons) and whether the loss of the director would:
•	eliminate a financial expert from the Audit Committee;

•	cause the Board to have less than a majority of independent directors;

•	cause us to fail to satisfy NASDAQ listing requirements;

•	result in our default or breach under any loan covenants or other material contracts; or

•	trigger a significant payment by us under an employment contract or other contract.

The Board expects that an unsuccessful incumbent would voluntarily agree not to participate in any meetings of the Nominating and Corporate Governance Committee and the Board regarding his or her resignation. The Board must decide whether to accept or reject the director’s resignation within 90 days after receipt of the certified final stockholder vote for the election of directors. Within four business days following acceptance or rejection of the resignation, we would file a report with the SEC on Form 8-K discussing the Board’s decision and rationale.
Information Regarding Nominees for Election and Incumbent Directors
At the 2010 annual meeting, four Class III directors will be nominated for election. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Messrs. Gasser, Ingram and Stockton, as well as Dr. Gee, for re-election as Class III directors. If elected, these four individuals will each serve for a three-year term. However, if our stockholders approve Proposal 2 to provide for the annual election of all directors, the nominees will be elected to a one-year term expiring at our 2011 annual meeting.
The following table shows the nominees for election to the Board, the directors whose terms in office will continue after the annual meeting, and information about each nominee and continuing director. In the determination of whether to nominate a person for our Board, the items discussed in “CORPORATE GOVERNANCE; Board Committees and Charters, Nominating and Corporate Governance Committee” are generally considered.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW.
NOMINEES — TERMS TO EXPIRE IN 2013 (CLASS III)

			Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships
Michael J. Gasser	59	1997	Chairman of the Board, Chief Executive Officer and President of Greif, Inc., a manufacturer of shipping containers and containerboard, Delaware, Ohio, since 1994. Mr. Gasser has been nominated to serve as a director at this meeting because of his extensive knowledge and significant experience in the areas of auditing, finance, manufacturing, enterprise risk management, taxation and mergers and acquisitions. Mr. Gasser currently serves as a director and chief executive officer for a large publicly traded company, which provides experience the Board considers valuable. In his role as our Lead Independent Director, Mr. Gasser has distinguished himself to the Board, management and our stockholders.

Dr. E. Gordon Gee	66	2009	President of The Ohio State University since 2007; Chancellor of Vanderbilt University from 2000 to 2007. Dr. Gee has been nominated to serve as a director at this meeting because of his extensive knowledge and significant experience in the areas of government affairs and regulatory matters, as well as in auditing and finance. Dr. Gee also provides great insight regarding leadership strategy and vision gleaned from his leadership of numerous academic institutions, including the largest public university in the U.S. Dr. Gee has also served as a director of numerous publicly traded companies, which provides experience the Board considers valuable.

E.W. (Bill) Ingram III	59	1998	President and Chief Executive Officer of White Castle System, Inc., a quick-service hamburger chain, Columbus, Ohio, since 1972. Mr. Ingram has been nominated to serve as a director at this meeting because of his extensive knowledge and significant experience in the areas of restaurant operations, food service and production, as well as auditing and finance. Mr. Ingram currently serves as a director and chief executive officer for a large private restaurant chain, which provides experience the Board considers valuable.

			Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships
Bryan G. Stockton	56	2006	President, International of Mattel, Inc., an international toy company, El Segundo, California, since November 2007; Executive Vice President, International of Mattel, Inc. from 2003 to November 2007. Mr. Stockton has been nominated to serve as a director at this meeting because of his extensive knowledge and significant experience in the areas of marketing and branding, consumer products and retail, manufacturing and mergers and acquisitions. Mr. Stockton currently serves as an executive officer for a large publicly traded consumer products company and previously served as an executive officer for a large publicly traded food products company, which provides experience the Board considers valuable.
CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2011 (CLASS I)

			Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships
Cheryl L. Krueger	58	1993	Chief Executive Officer of Krueger + Co., LLC, a strategic business consulting firm, New Albany, Ohio, since 2009; President and Chief Executive Officer of Cheryl & Co., Inc., a manufacturer and retailer of gourmet foods and gifts, Columbus, Ohio from 1986 to 2009. Ms. Krueger was originally nominated to serve as a director because of her extensive knowledge and significant experience in the areas of marketing and branding, retail, business operations, manufacturing, as well as auditing and finance. Ms. Krueger’s entrepreneurial spirit and experience in starting and building Cheryl & Co. into a significant and well known brand, as well as her long tenure as its chief executive officer and the knowledge and expertise of running such an operation, were also attractive attributes and considered valuable to us. Ms. Krueger also brings gender diversity to the Board.

G. Robert Lucas II	66	1986	Trustee of The Jeffrey Trusts, trusts for the descendants of Joseph A. Jeffrey, Columbus, Ohio, since 2002. Mr. Lucas was originally nominated to serve as a director because of his extensive knowledge and significant experience in the areas of legal, regulatory and government affairs, restaurant operations, merger and acquisitions, consumer products, auditing, finance and executive compensation. Mr. Lucas has had a long tenure on the Board and has valuable historical knowledge and expertise related to the Company, and he has served as an executive officer for a large publicly traded consumer products company, which provides experience the Board considers valuable.

Eileen A. Mallesch	54	2008	Former Senior Vice President, Chief Financial Officer: Nationwide Property & Casualty Insurance, Nationwide Insurance, Columbus, Ohio, since December 31, 2009; Senior Vice President, Chief Financial Officer: Nationwide Property & Casualty Operations, Nationwide Insurance, from November 2005 to December 2009; Senior Vice President, Chief Financial Officer, Genworth Life Insurance, Lynchburg, Virginia, from April 2003 to November 2005; Vice President and Chief Financial Officer for General Electric Financial Employer Services Group from 2000 to 2003. Ms. Mallesch was originally nominated to serve as a director because of her extensive knowledge and significant experience in the areas of auditing, finance, enterprise risk management, taxation and merger and acquisitions. Ms. Mallesch has served in executive positions with large organizations handling complex matters, and also meets the standard as a qualified financial expert, which provides experience the Board considers valuable. She also brings gender diversity to the Board.

CONTINUING DIRECTORS — TERMS TO EXPIRE IN 2012 (CLASS II)

			Principal Occupation and Other Business Experience During the
Name	Age	Director Since	Past Five Years and Other Directorships
Larry C. Corbin	68	1981	Retired Interim Chief Executive Officer and President since 2006; Interim Chief Executive Officer and President from 2005 to 2006; Retired Executive Vice President of Restaurant Operations from 2004 to 2005; Executive Vice President of Restaurant Operations from 1995 to 2004, in each case of Bob Evans Farms, Inc. Mr. Corbin was nominated to serve as a director because of his long service and extensive knowledge of the Company, including his significant experience in operating our Bob Evans restaurants. Mr. Corbin has significant experience in restaurant operations, and margin improvement through labor and food cost control.

Steven A. Davis	52	2006	Chairman of the Board of Bob Evans Farms, Inc. since September 2006; Chief Executive Officer of Bob Evans Farms, Inc. since May 2006; President, Long John Silver’s and A&W All-American Food Restaurants (Yum! Brands), Louisville, Kentucky, from 2002 to 2006. Mr. Davis was originally nominated to serve as a director because of his position as the Company’s Chief Executive Officer and his significant experience in operating restaurants. Mr. Davis has significant experience in the areas of marketing and branding, retail food products, as well as mergers and acquisitions, auditing and finance. His experience serving on the boards of publicly traded companies was also a consideration. Mr. Davis also brings racial diversity to the Board.

Paul S. Williams	50	2007	Managing Director, Major, Lindsey and Africa, a legal executive search firm, Chicago, Illinois, since May 2005; Chief Legal Officer and Executive Vice President, Cardinal Health, Inc., a healthcare services provider, Columbus, Ohio from April 2001 to May 2005. Mr. Williams was originally nominated to serve as a director because of his experience as a lawyer and as the general counsel of a publicly traded company and his knowledge of mergers and acquisitions, legal and regulatory matters. In addition, Mr. Williams brings significant expertise in healthcare, human resources, leadership development and executive compensation policy matters to our Board. Mr. Williams also brings racial diversity to the Board. He is a well-respected leader in the area of diversity, frequently speaking on diversity-related issues.
CORPORATE GOVERNANCE
Board Responsibilities
The Board oversees, counsels and directs management in the long-term interests of our Company and our stockholders. The primary responsibilities of the Board and its committees include:
•	Strategy: The Board actively works with management to develop annual and long-term strategies for our business. The Board evaluates, approves and monitors the achievement of our business, strategic and financial objectives, plans and actions.

•	Leadership and Succession Planning: The Board and the Compensation Committee are responsible for the selection, evaluation and compensation of our directors and executive officers, including our Chairman and Chief Executive Officer. The Board and the Nominating and Corporate Governance Committee also work with management in the development of succession plans for our directors and executive officers.

•	Operating Performance: The Board regularly monitors our operational execution and financial performance, and discusses improvements and changes when appropriate. The Board holds management accountable for the execution of our strategic plans. The Board and the Audit Committee also work with management in the assessment and mitigation of our major risk factors.

•	Governance: The Board and the Nominating and Corporate Governance Committee oversee the establishment, implementation and maintenance of policies, practices and procedures to ensure that our business is conducted with the highest standards of ethical conduct and in conformity with applicable laws.
The Board has designated Mr. Gasser as its “Lead Independent Director” to coordinate the activities of the other independent directors and to perform other functions that will serve the best interests of our Company and our stockholders. The Lead Independent Director’s specific responsibilities are described under “PROPOSAL 1: ELECTION OF DIRECTORS; Board Leadership Structure,” above.
The independent directors meet in executive sessions, without management and the non-independent directors, at the conclusion of each Board meeting and at other times they deem necessary or appropriate. The Lead Independent Director presides at these sessions.
Director Independence
Our Board follows the rules of The NASDAQ Stock Market LLC (“NASDAQ”) in determining whether our directors are “independent.” The NASDAQ rules contain both bright-line, objective tests and a subjective test for determining who is an independent director. The objective tests provide specific situations where a director will not be considered independent. For example, a director is not independent if he or she is employed by us or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
All of our non-employee directors qualify as independent under the objective tests. In evaluating independence under the subjective test, the Board reviewed and discussed all relevant facts and circumstances, including information provided by the directors and management regarding each non-employee director’s business and personal activities as they relate to us. The Board considered transactions between us and entities associated with the independent directors or members of their immediate family. These transactions were reviewed in the context of the NASDAQ objective tests, the special standards established by the SEC for members of audit committees, and the special standards established by the SEC and the Internal Revenue Service for compensation committee members.
The Board reviewed the following transactions in its independence determinations:
Relationships between the Nationwide Companies and Us.
Ms. Mallesch served as Senior Vice President and Chief Financial Officer-PCIO of each of Nationwide Mutual Insurance Company (“NMIC”), Nationwide Mutual Fire Insurance Company, Nationwide Assurance Company and Nationwide Property and Casualty Insurance Company and Senior Vice President and Chief Financial Officer of Nationwide Insurance Company of Florida, all of which are property-casualty insurance companies. NMIC is the ultimate majority parent company of Nationwide Financial Services, Inc., which is the holding company for Nationwide Life Insurance Company and other companies that comprise the domestic life insurance and retirement savings operations of the Nationwide group of companies (collectively the “Nationwide Companies”).
Ms. Mallesch retired from all of her positions with the Nationwide Companies effective December 31, 2009.
In July 2008, the Nationwide Companies acquired $15.0 million of our Series B 4.61% senior notes (the “Senior Notes”). The original total principal amount of the Senior Notes was $30.0 million. The Senior Notes mature on July 28, 2013.
During fiscal 2010, the Nationwide Companies held the Senior Notes and we timely made all required principal and interest payments to the Nationwide Companies. Further, we are in compliance with all covenants of the Senior

Notes. At the end of fiscal 2010, the outstanding principal amount of the Senior Notes held by the Nationwide Companies was approximately $5.0 million.
Prior to her nomination to our Board, and in the periods subsequent through December 31, 2009, the Nominating and Corporate Governance Committee and the Board determined that the aspects of the Senior Notes relationship was not material and would not interfere with Ms. Mallesch’s independent judgment in carrying out her responsibilities as a director for a variety of reasons: (1) the purchase of the Senior Notes by the Nationwide Companies was made before her election to our Board; (2) the terms of the purchase, as well as the payments under the Senior Notes, are the same as for the other holders of the Senior Notes; (3) Ms. Mallesch was not involved in the decision by the Nationwide Companies to either purchase or to continue to hold the Senior Notes; (4) the type of payments made by us to the Nationwide Companies in respect to the Senior Notes under the NASDAQ rules specifically state they will not preclude a determination of independence; (5) the aggregate amount of the payments made by us to the Nationwide Companies during fiscal 2010 in respect of the Senior Notes represented less than one percent of the consolidated gross revenues for the last fiscal year of the Nationwide Companies; and (6) Ms. Mallesch does not have a material direct or indirect interest in any of the transactions.
Relationships between The Ohio State University and Us and our Affiliates.
Since August 1, 2007, Dr. Gee has been the President of The Ohio State University (“University”).
Since July 1, 2007, we have been a party to a sponsorship agreement with Sodexo, Inc., which acts as the agent and manager for the University’s concessions. Per the terms of the agreement, we paid $115,000 to Sodexo, Inc. in each of fiscal 2008 and 2009, $148,000 for fiscal 2010, and will pay $148,000 in fiscal 2011. Our name and logo appear on signage at certain of the University’s athletic facilities and on concession boards where Sodexo, Inc. serves our products. We also receive the exclusive right to sell our products in several of the University’s athletic facilities and certain promotional rights to use the University’s name and athletic trademarks.
During fiscal 2010, we and several of our directors and management group made approximately $155,346 and $20,000, respectively, in charitable contributions to the University.
In addition, Ms. Krueger has pledged to donate $1.0 million to the University’s James Cancer Hospital through 2015 and chairs the capital raising campaign for the James Cancer Hospital. Mr. Davis has pledged to donate $75,000 to the University over a five-year period beginning in 2010. The James Foundation is affiliated with the University, but is not controlled by the University.
Ms. Krueger and Mr. Ingram serve on a voluntary unpaid basis on the OSU Foundation Board and the James Foundation Board, and Mr. Davis serves on a voluntary unpaid basis on the James Foundation Board. Certain of our directors also serve on a voluntary unpaid basis as members of the boards of various affiliates of the University.
The Board determined that these relationships and transactions did not interfere with Dr. Gee’s independent judgment in carrying out his responsibilities as a director because the Board concluded that our transaction with Sodexo, Inc. occurred in the ordinary course of business because and the terms were negotiated at arm’s length. The aggregate cost of the sponsorship transaction is relatively small and has similar terms as other third parties who have entered into similar agreements with the University. The charitable contributions and volunteer work by us and some of our directors are voluntary civic contributions. Further, we are not aware of our Company or any of our directors receiving any benefits for the charitable and civic contributions. Finally, Dr. Gee does not have a material direct or indirect interest in any of the transactions.
Relationships between Grief, Inc. and Us.
On March 19, 2009, we entered into a sale agreement and a joint ownership agreement with a subsidiary of Grief, Inc. for our corporate aircraft. Pursuant to the sale agreement, we sold to Grief’s subsidiary 49 percent of the aircraft for approximately $2.4 million, which equaled 49 percent of the aircraft’s fair market value as determined by an independent third party appraisal. The joint ownership agreement controls the use and sharing of the aircraft and related expenses. Fixed expenses are shared on a pro rata basis and variable expenses are based upon the number of flight hours used. We are responsible for the day-to-day management of the aircraft’s use, storage, maintenance repair and scheduling. Each party has the right to terminate the joint ownership agreement for any reason upon

120 days prior written notice. Upon termination, Greif is obligated to sell its ownership interest to us based on the fair market value of the aircraft at the time of the sale.
The Board determined that this relationship and transaction did not interfere with Mr. Gasser’s independent judgment in carrying out his responsibilities as a director because none of our officers or directors, nor Mr. Gasser, has a direct or indirect material interest in this transaction or the joint ownership arrangement. The purchase price was based upon an independent third party appraisal, as would a repurchase. All variable expenses are charged on a cost basis and attributed to that party’s use of the aircraft. The transaction and arrangement is beneficial to both companies by reducing the overall costs of aircraft ownership through the joint ownership agreement.
Board Committees and Charters
The Board appoints the members of its committees and delegates various responsibilities and authority to its committees. The Board currently has standing Audit, Compensation, Finance and Nominating and Corporate Governance Committees. The Board has determined that each member of these committees is an independent director with the exception of Mr. Corbin who sits on the Finance Committee. Each Board committee has a written charter approved by the Board. Copies of each charter are posted on our Web site, www.bobevans.com, in the “Investors” section under “Corporate Governance.” Each committee has the power to, as it deems necessary, engage outside experts, advisers and counsel to assist it in its work.

The following table identifies our current committee members and indicates the number of meetings held in person or by telephone by each committee during fiscal 2010.

Nominating and
Corporate
		Compensation		Governance
Name	Audit Committee	Committee	Finance Committee	Committee
Larry C. Corbin			✓
Michael J. Gasser			Chair
Dr. E. Gordon Gee				✓
E.W. (Bill) Ingram III	✓		✓
Cheryl L. Krueger				Chair
G. Robert Lucas II	✓	✓
Eileen A. Mallesch	Chair
Bryan G. Stockton		✓	✓
Paul S. Williams		Chair		✓
Number of meetings in fiscal 2010	7	10	3	5
Audit Committee. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary responsibilities include:
•	overseeing our accounting and financial reporting processes, audits of our consolidated financial statements and our internal audit function;

•	directly appointing, compensating and overseeing our independent registered public accounting firm;

•	assessing our risk management processes;

•	instituting procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	assisting the Board in the oversight of internal control over financial reporting.
The Audit Committee also reviews and pre-approves all audit services and permitted nonaudit services provided by our independent registered public accounting firm to us or any of our subsidiaries and ensures that we do not engage our independent registered public accounting firm to perform any services prohibited by any applicable law, rule or regulation.
The Board has determined that each member of the Audit Committee is independent, including under the special standards established by the SEC for members of audit committees. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheets, income statements and cash flow statements. The Board has also determined that Ms. Mallesch qualifies as an “audit committee financial expert” under SEC rules.
The Audit Committee’s responsibilities and activities are described in detail in the Audit Committee’s charter and under the “Audit Committee Report” contained in this proxy statement.
Compensation Committee. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our directors and executive officers. The Compensation Committee’s primary responsibilities include:
•	reviewing with management and approving the general compensation policy for our executive officers and directors;

•	ensuring that our “pay for performance” compensation philosophy is executed with employees throughout our organization;

•	reviewing and approving the compensation of our executive officers in light of goals and objectives approved by the Compensation Committee;

•	administering our stock-based compensation plans and approving stock-based awards;

•	assessing our Company’s compensation risk management processes;

•	evaluating the need for, and terms of, change in control and employment/severance contracts with our executive officers; and

•	reviewing and making recommendations to the Board with respect to incentive compensation plans and stock-based compensation plans in accordance with applicable laws, rules and regulations.
The Board has determined that each member of the Compensation Committee is independent, and is also a “non-employee director” under SEC rules and an “outside director” under applicable tax laws and regulations.
For more information on the responsibilities and activities of the Compensation Committee, including its process for determining executive compensation and the role of our executive officers in that process, see the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” disclosures contained in this proxy statement, as well as the Compensation Committee’s charter.
The Compensation Committee has retained the services of Towers Watson & Co. (“Towers Watson”), a consulting firm, to assist the Compensation Committee with its responsibilities. Towers Watson reports directly to the Compensation Committee with respect to executive compensation consulting services. For more information regarding the role of the compensation consultant, see the “Compensation Discussion and Analysis” contained in this proxy statement.
Finance Committee. The Finance Committee reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves finance and other cash management transactions. The Finance Committee is also responsible for overseeing and advising the Board on:
•	assessing capital expenditures, operating income, cash flow, cash management and working capital;

•	reviewing investment strategies and policies;

•	assessing adjustments to the Company’s capital structure;

•	assessing annual and five-year capital plans and specific capital plan investments;

•	assessing financial aspects of insurance and risk management;

•	reviewing tax planning and compliance; and

•	reviewing financial aspects of proposed mergers, acquisitions, divestitures, strategic investments, collaborations and joint ventures.
Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to identify and recommend to the Board qualified individuals for nomination, election or appointment as directors, and to provide recommendations regarding management succession. The Nominating and Corporate Governance Committee is also responsible for overseeing and advising the Board on corporate governance matters and practices, including:
•	developing, reviewing and assessing corporate governance guidelines and principles;

•	reviewing and assessing our compliance with SEC and NASDAQ rules and other applicable legal requirements pertaining to corporate governance;

•	reviewing and making recommendations to the Board and management regarding our organizational structure and succession plans for our executive officers;

•	reviewing procedures designed to identify and, when appropriate, approving related person transactions; and

•	recommending to the Board changes to committee structure and functions as the Nominating and Corporate Governance Committee deems advisable.
The Nominating and Corporate Governance Committee’s charter describes its responsibilities and activities in detail.
In carrying out its responsibilities to identify and evaluate director nominees, the Nominating and Corporate Governance Committee may consider any factors it deems appropriate when considering candidates for the Board, including, without limitation: judgment, skill, diversity, independence, accountability, strength of character, experience with businesses and organizations of comparable size, experience with a publicly traded company, professional accomplishments, experience and skill relative to other Board members, desirability of the candidate’s membership on the Board and any committees of the Board, demonstrated leadership ability, existing relationships with us and potential conflicts of interest and the ability to represent our stockholders. While the Board does not have a formal policy on diversity, the Nominating and Corporate Governance Committee takes into account the existing diversity reflected in the members of the Board, including their professional experience, skills, backgrounds and viewpoints, as well as in gender, ethnicity and national origin. Depending on the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Corporate Governance Committee. In considering candidates for the Board, the Committee will evaluate the entirety of each candidate’s credentials. However, there are no specific minimum qualifications that must be met by a Nominating and Corporate Governance Committee-recommended nominee. Nevertheless, the Nominating and Corporate Governance Committee does believe that all members of the Board should have the highest character and integrity, a formal college education, business experience, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.
The Nominating and Corporate Governance Committee considers candidates recommended by our stockholders and evaluates them using the same criteria as for other candidates. The Nominating and Corporate Governance Committee also has used, and may in the future use, third party search firms to identify potential director candidates.
A stockholder who wants to recommend a prospective nominee for consideration by the Nominating and Corporate Governance Committee should submit the candidate’s name, address and qualifications to our Vice President, General Counsel and Corporate Secretary at Bob Evans Farms, Inc., 3776 S. High St., Columbus, Ohio 43207.
Board Role in Risk Oversight
Our Board has overall responsibility for risk oversight with a focus on the most significant risks facing our Company. Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. Sometimes a higher degree of risk may be acceptable because of a greater perceived potential for a return on our investment.

Management is responsible for:
•	identifying risk and risk controls related to significant business activities;

•	mapping the risks to our strategy; and

•	developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential return and the appropriate manner in which to control risk.
The Board implements its risk oversight responsibilities by having management provide periodic reports on the significant risks that we face and how we control or mitigate risk, if and when appropriate. In some cases, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example,
•	the Audit Committee oversees our enterprise risk management program, as discussed in greater detail below, as well as issues related to internal control over financial reporting;

•	the Nominating and Governance Committee oversees issues related to our governance structure, corporate governance matters and processes and risks arising from related person transactions, as well as issues related to management succession;

•	the Finance Committee oversees issues related to our capital and debt structure; and

•	the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail below.
Presentations and other information for the Board and its committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of our related business, financial or other activities.
We have a formal enterprise risk management program which is monitored by our Audit Committee. Management, through its Enterprise Risk Management (“ERM”) Working Group and ERM Oversight Committee completed a comprehensive enterprise risk management review, in which the identification of enterprise level risks and mitigation processes were the primary topics. This review was overseen by the Audit Committee with the exception of the risks related to compensation programs, which was overseen by the Compensation Committee, including a joint meeting of the Audit and Compensation Committees. These Committees, as well as the full Board, will continue to monitor enterprise risk management and will receive periodic updates on enterprise risk management. The Audit Committee receives quarterly ERM updates, while the Board receives ERM updates at least twice per year. The Compensation Committee completes an annual compensation risk assessment.
Consistent with new SEC disclosure requirements, management has assessed our compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee oversaw this assessment. In particular, in management reaching its conclusion, the compensation of all executive and management level employees was reviewed in light of the following areas of risk:
•	business unit that carries a significant portion of our risk profile;

•	business unit whose compensation structure is significantly different;

•	business unit that is significantly more profitable; and

•	business unit whose compensation expense is a significant percentage of revenue.
We do not believe that any of these specific areas apply to our compensation policies and practices in any meaningful manner.
Board Meetings and Attendance at Annual Meetings of Stockholders
The Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board held six meetings during fiscal 2010. Each director is expected to attend each meeting of the Board and the committees on which he or she serves. In fiscal 2010, every director attended at least 75 percent of the meetings of the Board and the committees on which he or she served held during his or her time of service. According to our Corporate Governance Principles, each director is expected to attend each annual meeting of our stockholders. All of our then incumbent directors attended our last annual meeting of stockholders held on September 14, 2009.
Directors Serving on Boards of Other Public Companies
To ensure that directors have sufficient time to devote to Board matters, our Corporate Governance Principles provide that directors and nominees may not serve on the boards of more than three other publicly traded companies. The following directors are also directors of other publicly traded companies, or have served in this capacity during the last five years.

Steven A. Davis	—	Walgreen Co. (NYSE) (formerly served as a director of CenturyTel, Inc.(NYSE))

Michael J. Gasser	—	Greif, Inc. (NYSE)

Dr. E. Gordon Gee	—	Formerly served as a director of Hasbro, Inc. (NYSE), Gaylord Entertainment Company (NYSE), Limited Brands, Inc. (NYSE), Dollar General Corp. (NYSE) and Massey Energy Corp. (NYSE)

Paul S. Williams	—	State Auto Financial Corporation (NASDAQ) and Compass Minerals International, Inc. (NYSE)
Resignation/Retirement of Directors
When a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the director must tender a letter of resignation to the Board and the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider whether the director’s new occupation or retirement is consistent with the rationale for originally selecting that individual, the guidelines for Board membership (e.g., independence) and the current needs of the Board. The Nominating and Corporate Governance Committee will recommend action to be taken by the Board regarding the resignation based on the circumstances of retirement, if that is the case, or in the case of a new position, the responsibility, type of position and industry involved. A director may not stand for re-election to the Board after his or her 70th birthday.
Stockholder Communications with the Board of Directors
The Board believes it is important for stockholders to have a process to communicate with the Board, committees of the Board and individual directors. Any stockholder may contact the Board or any member or committee of the Board by writing to them at:
Bob Evans Farms, Inc.
c/o Vice President, General Counsel and Corporate Secretary
3776 S. High St.
Columbus, Ohio 43207
E-mails may also be sent to the Audit Committee at audit.comm@bobevans.com.
Stockholders should note that:
•	All questions and concerns regarding accounting, internal accounting controls or auditing matters are promptly forwarded to the Audit Committee for review and investigation.

•	All other communications are initially reviewed by our Vice President, General Counsel and Corporate Secretary. The Lead Independent Director is promptly notified of any such communication that alleges misconduct on the part of top management or raises legal, ethical or compliance concerns about our policies or practices.

•	The Chairman of the Board receives copies of all other Board-related communications on a periodic basis.
Typically, communications unrelated to the duties and responsibilities of the Board are not forwarded to the directors, such as product complaints and inquiries, new product and location suggestions, résumés and other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, junk mail and mass mailings.

Code of Conduct
The Board has reviewed and adopted a Code of Conduct that sets forth standards regarding honest and ethical conduct, full and timely disclosure and compliance with law. The Code of Conduct embodies our expectations for ethical behavior, based on our BEST® Brand Builders and built around our corporate values. The Code of Conduct applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer and controller. A copy of the Code of Conduct is available on our Web site, www.bobevans.com, in the “Investors” section under “Corporate Governance.” Amendments to the Code of Conduct or waivers of the Code of Conduct granted to executive officers and directors will also be disclosed on our Web site within five days following the date of the amendment or waiver.
Director Compensation for Fiscal 2010
All non-employee directors receive a $3,000 monthly cash retainer and the Lead Independent Director receives an additional $20,000 annual retainer. Mr. Davis does not receive fees for his Board service.
Our director compensation program currently provides that each non-employee director will receive an annual award of our common stock with a grant date value of approximately $100,000 (calculated using the closing price of our common stock on the grant date). Directors who are eligible to retire from the Board (i.e., a director who reaches age 55 with at least 10 years of service or the sum of the director’s age and years of service equals at least 70 with at least 10 years of service) receive whole shares without holding requirements or restrictions on transfer while directors who are not eligible to retire receive restricted stock. The stock awards are made as soon as practicable following our annual meeting of stockholders.
Non-employee directors receive $2,000 for each Board meeting they attend and $1,750 for each committee meeting they attend. Each non-employee director who serves as the chair of a Board committee is also paid a monthly retainer of $625 per committee chairmanship.
Directors are also reimbursed for out-of-pocket expenses for travel to and from Board and committee meetings. Non-employee directors who undertake special projects and assignments at the request of the Chairman of the Board are compensated on a per diem rate of $1,000 plus expenses.
We maintain a life insurance policy with a death benefit of $50,000 on behalf of each non-employee director. We also offer group health insurance to our non-employee directors. Messrs. Corbin and Lucas and Mses. Krueger and Mallesch have elected to participate in our group health insurance plan on the same terms as our employees (i.e., we pay the employer portion of their health insurance premiums and the participating directors pay the employee portion of the health insurance premiums). Upon retirement, participants in our group health insurance plan must pay all health insurance premiums, including the employer portion that we pay prior to retirement. We have agreed to pay Mr. Lucas and Ms. Krueger a lump sum amount upon their retirement from the Board equal to a portion of the anticipated cost of the employer portion of their post-retirement health insurance premiums as determined by an actuary.
In May 2010, we adopted the Bob Evans Farms, Inc. 2010 Director Deferral Program (“Director Deferral Program”). It is a nonqualified, unfunded plan designed to provide our non-employee directors with the opportunity to defer compensation and receipt of shares of common stock associated with future grants of restricted stock units, performance share awards and certain other stock-based awards on a pre-tax basis. Due to its recent adoption, none of the directors has currently deferred any compensation into the Director Deferral Program. The right of participants to receive their distributions from the Director Deferral Program are not secured or guaranteed, but remain as part of our general liabilities.

Due to his employment with us, Mr. Davis did not qualify as a non-employee director and did not receive compensation for his service as a director. The compensation received by Mr. Davis as an employee is shown in the Summary Compensation Table included in this proxy statement. The following table sets forth the compensation earned by our non-employee directors during fiscal 2010.

	Fees Earned or		All Other
Name	Paid in Cash(1)	Stock Awards(2)	Compensation	Total
Larry C. Corbin	$53,250	$100,009	$0	$153,259
Michael J. Gasser	92,750	100,009	0	192,759
E. Gordon Gee	41,500	116,675	0	158,175
E.W. (Bill) Ingram III	63,750	100,009	0	163,759
Cheryl L. Krueger	64,250	100,009	0	164,259
G. Robert Lucas II	77,750	100,009	3,000 (3)	180,759
Eileen A. Mallesch	66,375	100,009	0	166,384
Bryan G. Stockton	70,750	100,009	0	170,759
Paul S. Williams	81,750	100,009	0	181,759

(1)	Represents cash earned in fiscal 2010 for cash retainer fees and Board and committee meeting fees in accordance with the compensation program outlined in the narrative preceding this table.

(2)	Each non-employee director received an annual restricted stock retainer of 32,238 shares on September 14, 2009. Dr. Gee also received an award of 651 shares on August 14, 2009 in connection with his election to our Board. The amounts reported reflect the fair market value of the stock on the day the shares were issued (calculated using the closing price of our common stock on the grant date). All shares were awarded under and in accordance with our 2006 Equity and Cash Incentive Plan.

(3)	Mr. Lucas serves on our 401(k) plan committee, and the amount in this column represents the fees paid to Mr. Lucas for attending 401(k) plan committee meetings during fiscal 2010.

COMPENSATION DISCUSSION AND ANALYSIS
What are the objectives of Bob Evans’ executive compensation program?
The overall goal of our executive compensation program is the same as our goal for operating our Company — to maximize value for our stockholders over time by aligning the financial interests of our executive officers and our stockholders. We seek to achieve this goal by striving to provide “pay for performance.” We use the following objectives to guide our overall approach for determining pay for our officers and to monitor and manage compensation:
•	Focusing our executive officers on increasing value for our stockholders through the achievement of our strategic plan;

•	Competing effectively with other restaurant or food products companies and comparably sized businesses for executive talent; and

•	Recognizing and rewarding individual achievements while supporting our team-based culture.
What is the executive compensation program designed to reward?
Our executive compensation program is designed to reward performance, including total company, business unit and individual performance. More than half of each executive officer’s potential, total annual compensation is comprised of an annual cash performance bonus and stock-based incentive compensation, each of which we describe in more detail below. We base all annual cash performance bonuses and most stock-based incentive compensation solely upon the achievement of performance goals derived from key business metrics associated with our strategic plan and our BEST® (Bob Evans Special Touch) Brand Builders:
•	Win Together as a Team;

•	Consistently Drive Sales Growth;

•	Improve Margins With an Eye on Customer Satisfaction;

•	Be the BEST at Operations Execution; and

•	Increase Returns on Invested Capital.
The performance goals and the related awards are designed to motivate our executive officers to accomplish financial and strategic business objectives and to perform at the highest level. Our executive compensation program is also designed to attract and retain key executives by paying salaries and benefits that are competitive in the restaurant industry.
Does Bob Evans compare the compensation of its executive officers to the compensation paid by other companies?
Yes. When we make compensation decisions, we compare the compensation of our executive officers to the compensation of similarly positioned executives at other companies to gain a general understanding of current market compensation practices for these positions. We generally target each element of our executive officers’ compensation to be within 15 percent of the market median (50th percentile) of the restaurant industry. We use market compensation information only as a reference point to review whether our compensation practices are consistent with the market so we can keep and attract executive talent. Consistency with market compensation is not the only factor we consider in setting compensation.
We believe that each executive officer’s compensation can be set at a level above or below the market median of the restaurant industry depending on several factors, such as our Company’s performance, the individual’s performance, the individual’s current and potential future role with us, and whether the individual’s compensation is fair and equitable as compared to our other executive officers’ compensation. Based on market data, we believe that compensation within the restaurant industry tends to be somewhat lower than the broader general industry segment. As a result, when we need to hire a new executive or retain an executive whose position is not specifically tied to the restaurant industry, we may need to pay that executive more than the market median for that position within the restaurant industry and review the compensation for that position in the overall market.

We strongly believe that target compensation under our incentive plans should allow for above-median compensation for exceptional performance, as well as below-median compensation when performance falls below our expectations.
Towers Watson, our compensation consultant, periodically provides the Compensation Committee with a report that compares each element of our executive officers’ compensation (i.e., base salary, target cash bonus and target stock-based compensation) to that of their counterparts in the restaurant industry using information from the annual Hay Group Chain Restaurant Compensation Association Survey. Additionally, for executive officers whose positions are not specific to the restaurant industry, the report compares their compensation to a broader general industry segment using information from the Towers Watson Executive Compensation Database. This information provides the Compensation Committee with a general understanding of current compensation practices for our executive officer positions that are not specific to the restaurant industry. The Compensation Committee elected not to receive the report in fiscal 2010 because none of our officers received base salary increases or had the other compensation components change, except for certain officers who were promoted or who joined us during fiscal 2010.
We compare the compensation of our food products officers to officers with similar positions at companies in the restaurant industry, not the food products industry. We do this because many food products companies are subsidiaries of large corporate conglomerates that have much higher market capitalizations than we do. We also do not believe that sufficient information is available about the compensation offered by food products companies to their executive officers to create a food products peer group or to draw meaningful compensation comparisons. However, based on information provided to us by our compensation consultant, we believe that the levels of executive officer compensation within the food products and restaurant industries are similar.
The Compensation Committee also compares the compensation of our Chief Executive Officer and Chief Financial Officer to the compensation paid to officers holding these positions at a specific group of peer companies established by the Compensation Committee with the assistance of our compensation consultant. The Compensation Committee, with the assistance of our compensation consultant, reviews the companies included in the peer group periodically to ensure that they are still relevant for comparative purposes. For fiscal 2010, our peer group consisted of the following 31 companies: BJ’s Restaurants, Inc.; Brinker International, Inc.; Buffalo Wild Wings, Inc.; California Pizza Kitchen, Inc.; Carrol’s Restaurant Group, Inc.; CBRL Group, Inc.; Cheesecake Factory, Inc.; CKE Restaurants, Inc.; Darden Restaurants, Inc.; Del Monte Foods, Co.; Denny’s Corp.; DineEquity, Inc.; Domino’s Pizza, Inc.; Famous Dave’s of America, Inc.; Frisch’s Restaurants, Inc.; Hain Celestial Group, Inc.; J.M. Smucker Co.; Lance, Inc.; Landry’s Restaurants, Inc.; McCormick & Company, Inc.; McDonald’s Corp.; O’Charley’s, Inc.; P.F. Chang’s China Bistro, Inc.; Panera Bread, Co.; Papa John’s International, Inc.; Red Robin Gourmet Burgers, Inc.; Ruby Tuesday, Inc.; Sanderson Farms, Inc.; Steak n Shake Co.; Triarc Companies, Inc. (now known as Wendy’s/Arby’s Group, Inc.); and YUM! Brands, Inc. We refer to this group of companies as our “Peer Group.”
Although the Peer Group consists primarily of restaurant companies, it also includes six consumer products companies (i.e., Del Monte Foods, Co.; Hain Celestial Group, Inc.; J.M. Smucker, Co.; Lance, Inc.; McCormick & Company, Inc.; and Sanderson Farms, Inc.). In April 2010, CKE Restaurants announced that it had agreed to be acquired. As a result, CKE Restaurants has been removed from the Peer Group for fiscal 2011 and it will not be replaced.
We believe that the Peer Group, as a whole, adequately represents the general business sectors in which we operate. We selected each company within the Peer Group because of:
•	its relative leadership position in the restaurant or consumer products industry;

•	the market it serves (e.g., family dining, casual dining, etc.);

•	its revenue and market capitalization; and

•	the complexity of its business.

How is executive compensation determined?
Under its charter, our Compensation Committee has the sole authority to determine all elements of compensation of our executive officers, including the executive officers listed in the “Summary Compensation Table.” We refer to the executive officers listed in the Summary Compensation Table as our “named executives.” Additionally, the Compensation Committee is responsible for administering our 2006 Equity and cash Incentive Plan (the “2006 Plan”) and has sole authority to grant stock-based awards to our executive officers. If our stockholders adopt the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan (the “2010 Plan”), as proposed under Proposal 5, the Compensation Committee will be responsible for administering the 2010 Plan.
Our Chief Executive Officer, Executive Vice President — Human Resources, and representatives of our compensation consultant regularly attend Compensation Committee meetings. They also work closely with the Compensation Committee Chair in establishing and prioritizing projects, and setting meeting agendas. Management also prepares reports and other materials for each Compensation Committee meeting.
In setting executive compensation, the Compensation Committee holds discussions with our Chief Executive Officer, Executive Vice President — Human Resources, and representatives of our compensation consultant. Management makes recommendations regarding annual performance goals and targets for the Compensation Committee’s consideration and approval. Our Chief Executive Officer, with the assistance of business unit leaders and our Human Resources Department, provides the Compensation Committee with a performance assessment of all executive officers (other than himself) and makes specific recommendations to the Compensation Committee regarding their compensation.
The Compensation Committee uses a formal performance planning and evaluation process for our Chief Executive Officer. At the start of each fiscal year, Mr. Davis creates objectives and development goals for himself and submits them to the Compensation Committee Chair and the Lead Independent Director. The Compensation Committee Chair and the Lead Independent Director, with input from the other independent directors, then prepare final objectives and development goals, which are submitted to the Compensation Committee for its approval.
Throughout fiscal 2010, the Compensation Committee Chair and the Lead Independent Director had informal discussions with Mr. Davis regarding his performance. At the end of the fiscal year, Mr. Davis provided a written self-assessment of his performance to the Board. Additionally, each independent director completed a written evaluation of Mr. Davis’ performance using an evaluation form adopted by the Compensation Committee. The evaluation form rated Mr. Davis’ performance based on: (1) our financial performance; (2) his strategic planning, vision and leadership; (3) relationship management; and (4) personal and professional development. The Compensation Committee Chair and the Lead Independent Director then prepared a formal evaluation of Mr. Davis’ performance using the self-assessment and the evaluation forms completed by the independent directors. The Compensation Committee in setting Mr. Davis’ compensation and performance goals for fiscal 2011 took this information into consideration.
How does the Compensation Committee keep track of how much Bob Evans’ executive officers are paid?
When making compensation decisions, the Compensation Committee reviews tally sheets prepared for each of our named executives by our compensation consultant. The purpose of these tally sheets is to bring together, in one place, all of the elements of compensation for our named executives. Each tally sheet contains the annual dollar value of each component of the named executive’s compensation, including base salary, annual cash performance bonus, stock-based compensation, perquisites and retirement benefits. This information is provided for the last two fiscal years so the Compensation Committee can compare the year-over-year differences in each component of compensation.
What are the elements of Bob Evans’ executive compensation program?
Our executive compensation program consists of the following elements:
•	Annual base salaries;

•	Annual cash performance bonuses;

•	Stock-based incentive compensation under our “performance incentive plan;”

•	Retirement benefits;

•	Severance benefits related to a change in control; and

•	Perquisites and other employee benefits.
We believe that each element of our executive compensation program is essential to meeting the program’s overall objectives. We have not adopted a formula to allocate total compensation among these elements. However, the program’s focus on company, business unit and individual performance results in a strong emphasis on performance-based incentive compensation (i.e., “pay for performance”).
In fiscal 2010, the Compensation Committee implemented a new element of Mr. Davis’ compensation program, which provides for an award of a one-time long-term performance based incentive. This new aspect of Mr. Davis’ compensation is described in this Compensation Disclosure and Analysis.
Why does Bob Evans pay base salaries, annual cash performance bonuses and stock-based incentive compensation and how is the amount of each of these elements determined?
Annual Base Salaries. Base salaries are primarily used to attract and retain the executives we need to accomplish our business objectives. When determining the base salaries of our executive officers, the Compensation Committee considers the:
•	importance of the executive officer’s job function;

•	executive officer’s scope of responsibility;

•	executive officer’s experience and tenure;

•	performance of our Company and the executive officer’s business unit;

•	executive officer’s individual performance and potential for future advancement; and

•	market median base salary for similarly positioned executives in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry, for which the market median base salary for the broader general industry segment is also considered).
The Compensation Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual.
The following table shows the fiscal 2010 base salary of for each of our named executives.
Fiscal 2010 Base Salary Table

Named Executive	Fiscal 2010 Base Salary
Steven A. Davis	$770,000
Chairman of the Board and Chief Executive Officer

Tod P. Spornhauer(1)	$300,000
Chief Financial Officer, Treasurer and Assistant Secretary

J. Michael Townsley	$317,625
President — Food Products

Harvey Brownlee	$400,000
President and Chief Restaurant Operations Officer

Randall L. Hicks	$330,000
President and Chief Concept Officer — Bob Evans Restaurants

Named Executive	Fiscal 2010 Base Salary
Donald J. Radkoski(2)	$373,008
Retired; former Interim Chief Risk & Compliance Officer, former Chief Financial Officer

(1)	Mr. Spornhauer was promoted from Senior Vice President — Finance, Controller, and Assistant Secretary to Chief Financial Officer, Treasurer, and Assistant Secretary effective September 14, 2009.

(2)	Mr. Radkoski, our former Chief Financial Officer, was appointed as the interim Chief Compliance Officer effective September 14, 2009, and subsequently retired on April 30, 2010.
In setting the named executives’ base salaries for fiscal 2010, the Compensation Committee considered all of the factors described above. In light of the ongoing economic recession, the difficult business environment for restaurant companies, and the challenges posed to the Food Products Division by sustained high sow prices, Mr. Davis recommended that none of our officers receive a base salary increase in fiscal 2010, except for certain officers who were promoted or who joined us in fiscal 2010. The Compensation Committee agreed with this recommendation and Messrs. Davis, Townsley, Brownlee, Hicks and Radkoski did not receive base salary increases in fiscal 2010.
Effective September 14, 2009, Mr. Spornhauer received a 24 percent base salary increase due to his promotion to Chief Financial Officer and his outstanding performance as our Senior Vice President — Finance, Controller and Assistant Secretary. The Compensation Committee determined that the base salary increase was appropriate given the increased scope of Mr. Spornhauer’s responsibilities, as well as compensation paid to executives in similar positions in the restaurant industry.
Annual Cash Performance Bonuses. The annual cash performance bonus is an “at-risk” bonus designed to motivate our executive officers to achieve performance goals derived from our strategic plan. These performance goals consist of goals tied to objective company and business unit performance measures, as well as individual performance goals tied to strategic plan initiatives.
At the beginning of each fiscal year, the Compensation Committee establishes a set of performance goals and a target cash bonus for each executive officer. Each target cash bonus is set as a percentage of the executive officer’s base salary. The Compensation Committee sets cash bonus targets based on the recommendation of the Chief Executive Officer and the Executive Vice President — Human Resources, as well as each executive officer’s job function and performance. The Compensation Committee also considers the market median bonus opportunity for executives in similar positions in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry, for which the market median bonus opportunity for the broader general industry segment is also considered).
The amount of the cash bonus ultimately paid depends on the extent to which the performance goals are achieved because we establish minimum, target and maximum performance targets. Our named executives can receive anywhere from 0 to 200 percent of their target cash bonuses (i.e., a sliding scale is used with 0 percent payout for performance below the minimum, 100 percent payout for performance at target, and 200 percent payout for performance at or above the maximum).
For fiscal 2010, the Compensation Committee initially set cash bonus targets for our named executives at 55 percent to 100 percent of their annual base salaries. The fiscal 2010 cash bonus targets for Messrs. Townsley (55 percent), Brownlee (70 percent), Hicks (55 percent), and Radkoski (60 percent) were unchanged from fiscal 2009 because the Compensation Committee determined that the existing targets provided an appropriate incentive opportunity, as well as the ongoing economic recession, the difficult business environment for restaurant companies, and the challenges posed to the Food Products Division by sustained high sow prices. Mr. Spornhauer’s cash bonus target was increased from 40 percent to 60 percent of his base salary when he was promoted to Chief Financial Officer effective September 14, 2009.
The following table shows for each of our named executives: the value of his fiscal 2010 target cash bonus, the amount of the cash bonus actually paid in June 2010, and the performance goals, weighting and goal attainment level:

2010 Cash Bonus Table

	2010 Target	2010 Actual
	Cash	Cash	Bonus Performance Goals, Weighting and Goal Attainment Level
Named Executive	Bonus	Bonus Paid	Goal	Weighting	Target	Actual
Steven A. Davis Chairman of the Board and Chief Executive Officer	$770,000	$724,570	1. Percentage Increase in Total Operating Income Over Prior Year(1)	30%	11.8%	2.8%
			2. Percentage Increase in EPS (Basic) Over Prior Year(1)	20%	7.3%	9.6%
			3. Return on Average Stockholders’ Equity(1)	15%	11.5%	11.9%
			4. Total Net Sales	15%	$1,783,227,000	$1,726,804,000
			5. Project Best Way Savings Over Prior Year Total Spend	10%	[___] %	[___] %
			6. Strategic Incentive Scorecard(2)	10%	100	100

Tod P. Spornhauer(3) Chief Financial Officer, Treasurer and Assistant Secretary	$141,747	$130,320	1. Percentage Increase in Total Operating Income Over Prior Year(1)	50%	11.8%	2.8%
			2. Percentage Increase in EPS (Basic) Over Prior Year(1)	20%	7.3%	9.6%
			3. Return on Average Stockholders’ Equity(1)	15%	11.5%	11.9%
			4. Strategy Review for Capital/Ownership Structure	5%	100	100
			5. Strategy for Capital Structure	5%	100	100
			6. Cash Flow Management Strategy	5%	100	100

J. Michael Townsley President — Food Products	$174,694	$293,451	1. Food Products Operating Income(1)(4)	50%	$17,389,000	$22,901,000
			2. Percentage Increase in Total Net Pounds Sold Over Prior Year	20%	2.2%	6.7%
			3. Total Plant Costs per Hundredweight	5%	$51.26	$51.57
			4. Plant Rationalization Plan	5%	100	100
			5. New Customer Development	5%	100	100
			6. New Product Development	5%	100	100
			7. Implementation of Succession Plan	5%	100	75
			8. Market Share for Sausage and Mashed Potatoes	5%	100	100

	2010 Target	2010 Actual
	Cash	Cash	Bonus Performance Goals, Weighting and Goal Attainment Level
Named Executive	Bonus	Bonus Paid	Goal	Weighting	Target	Actual
Harvey Brownlee President and Chief Restaurant Operations	$280,000	$177,800	1. Total Restaurant Operating Income(1)	50%	$104,262,000	$89,641,000
Officer			2. Total Restaurant Net Sales	15%	$1,454,477,000	$1,411,092,000
			3. Bob Evans and Mimi’s Restaurants Blended Guest Loyalty Index	10%	81.75	80.98
			4. Bob Evans and Mimi’s Restaurants Blended Turnover Rate	5%	73.19%	55.95%
			5. Implementation of Nationwide Restaurant Distribution Solution	10%	100	150
			6. Reduction of Top 10 Customer Complaints	5%	100	100
			7. Real Estate, Facilities and Construction Strategic Plan	5%	100	175

Randall L. Hicks President and Chief Concept Officer — Bob	$181,500	$113,909	1. Percentage Increase in Bob Evans Restaurants Operating Income Over Prior Year(1)	50%	3.8%	(6.7)%
Evans Restaurants			2. Bob Evans Restaurants Same-Store Sales	15%	(1.75)%	(3.51)%
			3. Bob Evans Restaurants Guest Loyalty Index	15%	83	82
			4. Reduction in “Fundamental Four” Guest Complaints	5%	25	25
			5. Innovation Pipeline Development	5%	100	125
			6. Concept Development/New Store Success Scorecard	10%	100	175

Donald J. Radkoski(5) Retired; former Interim Chief Risk & Compliance	$223,805	$181,371	1. Percentage Increase in Total Operating Income Over Prior Year(1)	50%	11.8%	2.8%
Officer, former Chief Financial Officer			2. Percentage Increase in EPS (Basic) Over Prior Year(1)	20%	7.3%	9.6%
			3. Total Net Sales	10%	$1,783,227,000	$1,726,804,000
			4. Mimi’s Café Project 2010 Results/2011 Pro Forma	10%	100	100
			5. Return on Average Stockholders’ Equity	5%	11.5%	11.9%
			6. Project Best Way Savings Over Prior Year Total Spend	5%	[___] %	[___] %

(1)	For purposes of these performance goals, the actual fiscal 2010 results excluded the impact of several items, primarily noncash gains and charges, which included gains from sales of property and on life insurance, and charges related to severance payments, impairment costs and certain legal settlements. The Compensation Committee decided to exclude these items so that the performance measure more accurately reflected our actual performance and results of operations without the impact of these unusual items.

(2)	The items included in Mr. Davis’ strategic incentive scorecard included: implementation of a nationwide restaurant distribution solution; inventory and distribution process improvement; and food safety risk management.

(3)	Mr. Spornhauer was promoted from Senior Vice President — Finance, Controller, and Assistant Secretary to Chief Financial Officer, Treasurer, and Assistant Secretary effective September 14, 2009.

(4)	The target and actual figures for “food products operating income” do not correlate to our reported results because they exclude certain items that were unrelated to the primary operation of the business, such as gains on sales of restaurant assets.

(5)	Mr. Radkoski, our former Chief Financial Officer, was appointed as the interim Chief Compliance Officer effective September 14, 2009, and he subsequently retired on April 30, 2010.
Stock-Based Incentive Compensation. The Compensation Committee believes that stock-based incentive compensation represents the best method to link management objectives and stockholders’ interests because it focuses our executive officers on creating long-term stockholder value. Our stock-based incentive compensation program is called the “performance incentive plan.” The performance incentive plan has two primary goals:
•	to align the financial interests of our executive officers and stockholders to maximize long-term stockholder value; and

•	to retain the key executives we need to drive our long-term business success.
Each fiscal year, the amount of stock-based compensation that each of our named executives can receive under the performance incentive plan is equal to a percentage of the named executive’s base salary determined by the Compensation Committee at the beginning of the fiscal year. The Compensation Committee sets each executive officer’s target stock-based incentive compensation based on the recommendation of the Chief Executive Officer and the Executive Vice President — Human Resources, each executive’s job function, performance and future potential, as well as the market median stock-based compensation opportunity for executives in similar positions in the restaurant industry (except for executive officers with positions that are not specific to the restaurant industry, for whom the market median stock-based compensation opportunity for the broader general industry segment is also considered).
Historically under the performance incentive plan, each executive officer would receive, after the end of the fiscal year, a grant of stock options with a value equal to 25 percent of his or her target stock-based incentive compensation (calculated using the closing price of our common stock on NASDAQ on the grant date, the Black Scholes valuation model, and a discount based on vesting requirements). The stock options are only valuable if the price of our stock increases after the grant date. The options also supported our goal of retaining key executives because they became exercisable in installments over a three-year period, beginning on the first anniversary of the grant date. The remaining 75 percent of each executive officer’s target stock-based incentive compensation consisted of performance-based restricted stock.
Starting in fiscal 2011, 100 percent of each executive officer’s target stock-based incentive compensation will consist of performance-based restricted stock, which is awarded after the end of the fiscal year. This portion of stock-based incentive compensation is “at risk” because the named executive must meet objective performance goals established by the Compensation Committee at the beginning of the fiscal year in order to receive the restricted stock award. These objective performance goals are tied to company and business unit performance metrics derived from our strategic plan and our BEST® Brand Builders. The amount of stock-based compensation granted depends on the extent to which the performance goals are achieved because we establish minimum, target and maximum performance targets. Our executive officers can receive anywhere from 0 to 150 percent of the at-risk portion of their target stock-based incentive compensation (i.e., a sliding scale is used with no award for performance below the minimum, 100 percent award for performance at target, and 150 percent award for performance at or above the maximum). The Compensation Committee believes that granting performance-based restricted stock is an appropriate form of incentive compensation because the value of the restricted stock is tied directly to our performance.
Additionally, granting restricted stock when performance goals are achieved supports our goal of retaining key executives because the restricted stock vests over a three-year period beginning on the first anniversary of the grant date. If an executive officer’s employment with us terminates before the restricted stock vests, he or she will forfeit the award. There are some limited exceptions where the stock will still vest if the termination of employment is due to death or disability.

The Compensation Committee set fiscal 2010 target stock-based incentive compensation for our named executives, other than Mr. Spornhauer, at 75 percent to 250 percent of their base salaries. The target stock-based incentive compensation targets for Messrs. Davis (250%), Townsley (95%), Brownlee (150%), Hicks (75%) and Radkoski (105%) were unchanged from fiscal 2009 because the Compensation Committee determined that the existing targets provided an appropriate incentive opportunity, as well as the ongoing economic recession, the difficult business environment for restaurant companies, and the challenges posed to the Food Products Division by sustained high sow prices. In September 2009, the Compensation Committee increased Mr. Spornhauer’s target stock-based incentive compensation for fiscal 2010 from 43 percent to 105 percent of his base salary due to his promotion to Chief Financial Officer, Treasurer and Assistant Secretary and his outstanding performance.
The following table shows for each of our named executives the value of his fiscal 2010 target stock-based compensation as well as the related performance goals and goal attainment level:
2010 Stock-Based Compensation Table

		2010 Value of
	2010 Value of	Actual Stock-
	Target Stock-	Based
	Based	Compensation	Bonus Performance Goals, Weighting and Attainment Level
Named Executive	Compensation	Awarded	Goal	Weighting	Target	Actual
Steven A. Davis Chairman of the Board and Chief	$1,925,000	$2,001,879	Percentage Increase in EPS Over Prior Year(1)	100%	7.3%	9.6%
Executive Officer

Tod P. Spornhauer(2) Chief Financial Officer, Treasurer and Assistant Secretary	$217,988	$243,647	Percentage Increase in EPS Over Prior Year(1)	100%	7.3%	9.6%

J. Michael Townsley President — Food Products	$301,744	$389,622	Percentage Increase in EPS Over Prior Year(1)	25%	7.3%	9.6%

			Food Products Operating Income(1) (3)	75%	$17,389,000	$22,901,000

Harvey Brownlee President and Chief Restaurant Operations Officer	$600,000	$442,273	Total Restaurant Return on Investment	100%	[___]	[___]

Randall L. Hicks President and Chief Concept Officer — Bob Evans Restaurants	$247,500	$214,749	Percentage Increase in EPS Over Prior Year(1)	25%	7.3%	9.6%
			Percentage Increase in Bob Evans Restaurants Operating Income Over Prior Year(1)	75%	3.8%	(6.7)%

Donald J. Radkoski(4) Retired; former Interim Chief Risk & Compliance Officer, former Chief Financial Officer	$391,658	$407,300	Percentage Increase in EPS Over Prior Year(1)	100%	7.3%	9.6%

(1)	For purposes of these performance goals, the actual fiscal 2010 results excluded the impact of several items, primarily noncash gains and charges, which included gains from sales of property and on life insurance, and charges related to severance payments, impairment costs and certain legal settlements. The Compensation Committee decided to exclude these items so that the performance measure more accurately reflected our actual performance and results of operations without the impact of these unusual items.

(2)	In September 2009, the Compensation Committee increased Mr. Spornhauer’s target stock-based incentive compensation for fiscal 2010 from 43 percent to 105 percent of his base salary due to his promotion to Chief Financial Officer, Treasurer and Assistant Secretary and his outstanding performance.

(3)	The target and actual figures for “food products operating income” do not correlate to our reported results because they exclude certain items that were unrelated to the primary operation of the business, such as gains on sales of restaurant assets.

(4)	Mr. Radkoski, our former Chief Financial Officer, was appointed as the interim Chief Compliance Officer effective September 14, 2009, and he subsequently retired on April 30, 2010.
In addition to the stock-based incentive compensation under our performance incentive plan described above, Mr. Davis’ compensation package includes an additional stock-based compensation component. During fiscal 2010, we entered into an amended and restated employment agreement with Mr. Davis that provides for the award of performance shares to Mr. Davis based on our performance over the five-year period beginning in fiscal 2010 through fiscal 2014 (the “Five-Year Performance Period”). The purpose of this long-term performance-based incentive (“LTPBI”) is to increase stockholder value by establishing additional compensation incentives for Mr. Davis which are linked directly to our long-term performance. The details of Mr. Davis’ employment agreement, including the LTPBI, are described under “Employment Agreement — Steven A. Davis.”
At the beginning of each fiscal year included in the Five-Year Performance Period, Mr. Davis is granted a number of performance shares equal to 125 percent of his base salary, divided by the average closing price of our stock for the trading days in the 180-day period that precedes the seventh day before the date of the grant. Under this formula, Mr. Davis was granted 44,151 performance shares (125 percent multiplied by his fiscal 2010 base salary of $770,000 divided by an average stock price of $21.80) at the beginning of fiscal 2010. The performance shares granted are added to a “Potential Award Pool” at the end of each fiscal year if we achieve the net income growth objectives established by the Compensation Committee at the outset of that fiscal year. For fiscal 2010, the Compensation Committee determined that Mr. Davis’ grant of 44,151 performance shares would be added to the Potential Award Pool only if our fiscal 2010 net income growth was greater than or equal to 8 percent or the 50th percentile net income growth of our Peer Group. The Compensation Committee approved adding Mr. Davis’ fiscal 2010 grant of 44,151 performance shares to the Potential Award Pool because our fiscal 2010 net income growth was 13.3 percent higher than our fiscal 2009 net income.
In order for Mr. Davis to receive any of the performance shares in the Potential Award Pool at the end of fiscal 2014, our annual average total stockholder return (“TSR”) over the Five-Year Performance Period must be equal to or greater than the 50th percentile as compared to our Peer Group. Our fiscal 2010 TSR was in the 22nd percentile as compared to our Peer Group. Therefore, our performance currently does not qualify Mr. Davis for the award of his performance shares at the end of 2014.
What retirement benefits does Bob Evans provide to its executives?
Our Compensation Committee and management believe that it is important to provide post-retirement benefits to employees who reach retirement age. Our retirement benefits consist of the following components:
401(k) Plan. We maintain a 401(k) tax-qualified retirement savings plan. All of our employees who are age 19 or older are eligible to participate in the 401(k) plan after they complete 1,000 hours of service. Our executive officers participate in the 401(k) plan on the same basis as our other employees.
Our 401(k) plan operates on a calendar year. Currently, any company match of employee contributions will be based on our financial performance. For calendar year 2009 (which included part of our fiscal 2009 and fiscal 2010 years), the Board approved a matching contribution of $.52 on the dollar for the first six percent of compensation contributed to the 401(k) plan. This matching contributed was based on our earnings during calendar year 2009. Any future matching contributions to the 401(k) plan will continue to be based upon our financial performance. Employee contributions to the 401(k) plan vest immediately, while our matching contributions vest in increments based on years of service (with participants being 100 percent vested after 6 years of service).

The IRS places limits on amounts that “highly compensated employees,” like our executive officers, may contribute to 401(k) plans. These limits generally mean that our employees who made $110,000 or more in calendar year 2009 cannot contribute more than four percent of their compensation or $9,800, whichever is less, to the 401(k) plan in calendar year 2010. Also, because of these limits, our matching contributions to the 401(k) plan accounts of highly compensated employees in calendar year in 2009 could not be larger than $4,600 (we expect the limit for 2010 to be a similar amount). Our matching contributions to the 401(k) accounts of our named executives are included in the “All Other Compensation” column of the “Summary Compensation Table” and in the “All Other Compensation” table.
Employees can elect to receive their 401(k) plan account balances in a lump sum or in installments spread over a maximum of 10 years. Employees will receive a distribution upon normal retirement (age 62), early retirement (age 55 with at least six years of service), death, disability or termination of employment. They may also receive distributions while they are still employed if they suffer a financial hardship or reach age 62.
Executive Deferral Plan. We maintain an executive deferral plan, which is a nonqualified deferred compensation plan intended to supplement our 401(k) plan. Our deferral plan allows certain management and highly compensated employees to defer a portion of their base salaries and up to 100 percent of their cash bonuses into the plan before most taxes are withheld. For calendar year 2009 (which includes part of our fiscal 2009 and fiscal 2010 years), the Board approved a matching contribution of $.52 on the dollar for the first six percent of compensation contributed to the executive deferral plan. This matching contributed was based on our earnings during calendar year 2009.
We believe the executive deferral plan promotes personal savings and helps offset contribution limits under our 401(k) plan. The primary benefit to participants of this plan is that most taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan. For a more detailed description of the deferral plan and information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation” table and accompanying explanation.
Supplemental Executive Retirement Plan. We maintain a supplemental executive retirement plan or “SERP” for certain management and highly compensated employees, including our executive officers. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants. The SERP is designed to pay a participant, who retires after the participant’s 62nd birthday with an annual target benefit up to 55 percent of the participant’s final average earnings (depending on years of service) when combined with our contributions to the participant’s 401(k) plan account and 50 percent of the participant’s Social Security benefit. We believe the SERP is a powerful employee retention tool because, in general, participants will forfeit a significant element of their compensation that they have accrued over their careers with Bob Evans if their employment with us ends prior to their retirement. For a more detailed description of the SERP and information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation” table and accompanying explanation.
In June 2009, our Board amended the SERP to preclude the addition of new participants. The Compensation Committee recommended this amendment to the Board based upon its assessment that the SERP was no longer a necessary tool for recruiting new executive talent. The Compensation Committee concluded that it was appropriate for us to continue to make contributions to the accounts of existing SERP participants because it is an effective tool for retaining these executives and these participants relied upon their participation in the SERP when deciding to join us and/or remain in our employ.
Donald J. Radkoski Retirement. In connection with his retirement on April 30, 2010, we agreed to pay Mr. Radkoski a lump sum payment of $524,487, less appropriate tax withholding amounts. This payment represented: (1) six months of his base salary; (2) one week of his base salary for every two years that he served as an employee; (3) Mr. Radkoski’s fiscal 2010 annual cash performance bonus based on the actual level of achievement of his performance goals; (4) the value of Mr. Radkoski’s fiscal 2011 vacation; and (5) the amount of the contribution we would need to make to our Retiree Health Insurance Plan to cover Mr. Radkoski for six months, plus a payment to reimburse Mr. Radkoski for the taxes associated with the health insurance payment. Mr. Radkoski also received his accrued benefits and vested awards under our compensation plans and programs, as determined under the terms of each such plan and program.

In consideration of the payments and benefits he received under the Retirement Agreement, Mr. Radkoski released us from any and all claims, demands and liabilities of any kind whatsoever, and he agreed not to disclose any of our confidential information or trade secrets. The Retirement Agreement also prohibits Mr. Radkoski from (a) engaging in or rendering, or agreeing to engage in or render, any services to any “Competing Business” which is any business in North America that (i) is engaged in the family or casual dining restaurant industry; (ii) offers products that compete with products offered by us; (iii) offers products that compete with products we have took substantial steps toward launching during his employment with us; or (iv) is engaged in a line of business that competes with any line of business that we enter into, or have taken substantial steps to enter into, during Mr. Radkoski’s employment with us; and (b) soliciting or hiring our employees for a period of one year following his retirement. The Compensation Committee determined that this retirement package was appropriate because of Mr. Radkoski’s long and distinguished career, which included 30 years of service with us. Additionally, Mr. Radkoski’s retirement agreement is consistent with severance packages historically given to other executive officers.
Does Bob Evans provide any of its executive officers with severance or change in control benefits?
Yes, under the terms of our equity-based compensation plans, our employment agreement with Mr. Davis and our change in control agreements, our named executives are entitled to payments and benefits under certain circumstances, including a termination of employment in connection with a change in control. These arrangements are described in detail under “Employment Agreement — Steven Davis” and “Change in Control Arrangements.” A table showing the incremental compensation that would have been payable to our named executives at the end of fiscal 2010 under various termination of employment scenarios is located under the heading “Potential Payouts upon Termination or Change-in-Control” later in this proxy statement.
The change in control agreements are designed to retain key executives during the period in which a transaction involving a change in control is being negotiated or during a period in which a hostile takeover is being attempted. We believe that our operations and the value of our Company could be adversely affected if the officers who have change in control agreements left us during or immediately after our acquisition by another company.
Does Bob Evans provide its executives with perquisites?
We provide a limited number of perquisites to our executive officers. The value and type of perquisites provided to our named executives in fiscal 2010 are included in the “All Other Compensation” column of the “Summary Compensation Table,” and the “All Other Compensation” table.
All of our officers, including the named executives, are provided with a monthly car allowance or a company car. The Compensation Committee approves the car policy at the beginning of each fiscal year. We think this benefit is appropriate because we expect our officers to spend time in the field visiting our restaurants, food products plants, customers and key suppliers.
We share the use of an airplane with another company through a co-ownership arrangement. We do this in order to provide efficient cost effective travel options for our employees, including our named executives. We generally do not allow our employees personal use of the airplane.
What other benefits does Bob Evans provide to its executives?
All of our executive officers are eligible to participate in our employee benefit programs, including life, health and dental insurance plans, on the same terms as our other full time employees.
Does Bob Evans have a policy for granting equity awards?
We have a formal “Equity Award Granting Policy.” Among other things, the policy:
•	states that the exercise price of all equity awards will be the closing price of our stock on the grant date;

•	provides that equity awards cannot be granted when we are in possession of material, non-public information;

•	states that the Compensation Committee or the full Board must approve all equity awards at a meeting (not by written consent); and

•	sets forth specific procedures for issuing and documenting equity awards.
Historically, we have granted stock options and restricted stock to our officers and directors at a fixed time every year — the date of the regularly scheduled Compensation Committee meeting in June (unless our trading window is closed, in which case the grant of awards is delayed until the window opens). We schedule the June meeting to occur after we release our fiscal year-end financial results and sufficient time has elapsed for the public to absorb our results. We make annual equity awards to members of our Board in accordance with our Director Compensation Program. These awards are issued on the date directors are elected at our annual meeting of stockholders in September (unless our trading window is closed, in which case the grant of awards is delayed until the window opens). The annual meeting of stockholders is also scheduled to occur after the release of our year-end and first quarter financial results.
We do not “backdate” equity awards. Also, our current stock-based compensation plan prohibits repricing equity awards without stockholder approval. Should the 2010 Plan be adopted by the stockholders, it also prohibits repricing of equity awards.
What is the role of the compensation consultant?
The Compensation Committee has engaged Towers Watson to provide compensation consulting services. The role of the compensation consultant is to make sure the Compensation Committee has the objective information and expertise necessary to make informed decisions that are in the best long-term interests of our business and stockholders. The compensation consultant also keeps the Compensation Committee informed as to compensation trends and developments affecting public companies in general and our industries in particular. A representative of Towers Watson usually attends sessions of the Compensation Committee that deal with executive compensation matters.
Towers Watson has assisted the Compensation Committee since the end of 2004 with specific projects, including the periodic comparison of our executive officer and director compensation to market compensation practices and the design of the performance incentive plan. During fiscal 2010, Towers Watson worked with the Compensation Committee on a number of compensation projects, including:
•	reviewing and analyzing our compensation programs;

•	developing methods for further aligning our compensation program with our compensation philosophy;

•	reviewing the Peer Group;

•	assisting with a review of our compensation programs and making recommendations regarding possible changes to those programs; and

•	keeping the Compensation Committee informed of recent trends and developments in officer and director compensation, as well as legislation impacting executive compensation.
Towers Watson has also been engaged by management for certain services unrelated to executive compensation consulting, primarily consulting services related to our health care plan and our other health and welfare plans. Management is required to obtain the prior approval of the Compensation Committee Chair before engaging Towers Watson for any services. In fiscal 2010, the Compensation Committee Chair approved our engagement of Towers Watson for consulting services related to our health care plan and certain other health and welfare plans. We understand, based on information provided to us by Towers Watson, that there is an internal separation between the Towers Watson group providing health and welfare services to us and the Towers Watson group providing consulting services to the Compensation Committee on executive compensation matters, which has a policy prohibiting these groups from sharing information regarding our Company.
In fiscal 2010, Towers Watson was paid directly and indirectly approximately $217,000 for executive compensation consulting services. During the same period, it was paid directly and indirectly approximately $691,000 for additional services provided to us unrelated to executive compensation, including services related to our health care plans and health and welfare plans.

We have a “commission recapture” arrangement with Towers Watson. This is a standard practice for companies and is beneficial for us. Towers Watson receives a rebate from third parties on commissions they are paid by us for products and coverage related to our health care plans, life and disability plans and health and welfare plans. Towers Watson credits the recaptured commissions received by it from the third parties against the amounts we owe to Towers Watson for services related to our health care plans and health and welfare plans. In fiscal 2010, the commission recapture credit was $578,061. As such, while Towers Watson performed services for us related to our health care plans and health and welfare plans with a value of $690,928, the amount we actually paid Towers Watson for these services was approximately $112,687.

	Non-
	Executive	Executive
	Compensation	Compensation
	Services	Services
	Invoiced	Invoiced
	$690,928	$217,329
Commission Recapture Credit Against Invoiced Amounts	$(578,061)
Total Fees Paid by Company	$112,687	$217,329
Does Bob Evans have stock ownership requirements?
Yes, we implemented stock ownership guidelines for our directors and named executives in 2005. We believe the guidelines further align the motivations and interests of our directors and officers with the interests of our stockholders. The guidelines ensure that the individuals responsible for our stewardship and growth have a significant personal stake in our performance and progress.
The ownership guidelines for our officers vary based on the officer’s pay and position. The following table shows our current stock ownership guidelines:

Position	Number of Shares
Chief Executive Officer	100,000
Chief Financial Officer	40,000
Chief Risk and Compliance Officer	40,000
President and Chief Restaurant Operations Officer	40,000
President and Chief Concept Officer	40,000
President — Food Products	40,000
Executive Vice President	30,000
Senior Vice President	10,000
Vice President	5,000
Board of Directors	12,500
We count shares beneficially owned, as well as unvested restricted stock and phantom stock/share equivalent units held beneficially through our 401(k) plan, the dividend reinvestment plan and under our Company’s deferred compensation program toward these requirements. We do not, however, count unexercised options toward the ownership requirements.
Each of our officers and directors is expected to meet 50 percent of the applicable requirement within three years and 100 percent of the requirement within five years from the later of (1) the implementation of the revised guidelines; (2) his/her election as an officer or director; or (3) his/her promotion to a position with a higher ownership requirement. The number of shares owned by each of our directors and named executives as of July 15, 2010, is shown in the table under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

What is the potential impact of executive misconduct on compensation?
If the Board were to determine that an executive officer harmed us through fraud or intentional misconduct, the Board would take action to remedy the misconduct, prevent its occurrence in the future and impose appropriate discipline, which might include termination of employment or suing the executive officer for breach of fiduciary duty. Our 2006 Plan provides that all outstanding awards under the 2006 Plan will be forfeited if an employee’s service is terminated for cause, as would the terms of the 2010 Plan if adopted by the stockholders. Additionally, if our Chief Executive Officer or Chief Financial Officer were to engage in misconduct that resulted in a financial restatement for material non-compliance with securities laws, they would be required by law to reimburse us for bonuses, other incentive compensation, and profits from sales of our stock.
The Compensation Committee has adopted an Executive Compensation Recoupment Policy (the “Recoupment Policy”). Each executive officer has executed an agreement acknowledging their understanding of the Recoupment Policy. Under the Recoupment Policy, we may recoup annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation (other than salary) paid to our executive officers under certain circumstances. The Recoupment Policy will apply in the event of a restatement of our previously issued financial statements as a result of error, omission, fraud or noncompliance with financial reporting requirements. The Compensation Committee will review the facts and circumstances underlying the restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and may, in its discretion, direct that we attempt to recover all or a portion of the compensation paid to an executive officer (other than salary) with respect to any fiscal year in which our financial results are negatively affected by the restatement. Recoupment may include, but is not limited to, reimbursement by the executive officer of the amount of cash bonuses received, cancellation or forfeiture of outstanding stock-based compensation and the payment to us of stock sale proceeds.
In any instance in which the Compensation Committee concludes that an executive officer engaged in an act of fraud or misconduct that contributed to the need for a financial restatement, the Compensation Committee may, in its discretion, recover, and the executive officer will forfeit or repay, all of the executive officer’s compensation (other than salary) for the relevant period, plus a reasonable rate of interest.
Does Bob Evans consider tax and accounting implications when making compensation decisions?
Yes, the Compensation Committee considers the financial reporting and tax consequences to us of compensation paid to our executive officers when it determines the overall level of compensation and mix of compensation components. The Compensation Committee generally seeks to balance the goal of providing our executive officers with appropriate compensation with the need to maximize the deductibility of compensation.
Section 162(m) of the Internal Revenue Code prohibits us from claiming a deduction on our federal income taxes for compensation in excess of $1,000,000 per taxable year paid to our Chief Executive Officer and our three other most highly compensated executive officers (but excluding our Chief Financial Officer) who are employed at the end of the fiscal year. There is an exception to this rule for compensation that qualifies as “performance-based,” which means that the compensation is only paid if the executive officer’s performance meets pre-established objective goals based on performance criteria approved by our stockholders.
We do not have a policy requiring all compensation to be deductible under Section 162(m) because the Compensation Committee believes there may be circumstances under which it is appropriate to forgo deductibility. However, we designed the annual cash performance bonus and stock-based compensation components of our executive compensation program to qualify as performance-based compensation by setting goals that are based on the performance criteria approved by our stockholders as part of our 2006 Plan (with limited exceptions for some individual performance goals). The 2010 Plan also includes performance criteria for performance-based compensation. We were able to deduct all of the compensation we paid in fiscal 2010.

Our change in control agreements provide that if any portion of the payments and benefits owed would be considered “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code and subject to excise tax, we will either reimburse the officer for the amount of tax owed or reduce the officer’s payments to an amount which is $1 less than the amount that would be an excess parachute payment. We will select the alternative that provides the officer with a greater after-tax amount.
We have amended our compensation plans to comply with Section 409A of the Internal Revenue Code. Section 409A is intended to eliminate perceived abuses related to the timing of elections and distributions, as well as the acceleration of payments, under nonqualified retirement plans and other nonqualified deferred compensation arrangements.
What significant actions has the Compensation Committee taken since the end of fiscal 2010?
Since the end of fiscal 2010, our Compensation Committee has reviewed the performance of our Company and our officers for fiscal 2010, including the extent to which the performance goals set at the beginning of the fiscal year were met. Based on this review, the Compensation Committee approved the annual cash bonuses and long-term incentive awards outlined in the tables above.
Our Compensation Committee also established fiscal 2011: (1) base salaries; (2) annual cash bonus targets and related performance goals; and (3) target stock-based compensation and related performance goals under the performance incentive plan for our executive officers.
Fiscal 2011 Base Salary Increase Table

	Base Salary	Fiscal 2011
Name and Title	Increase	Base Salary
Steven A. Davis	2.0%	$785,400
Chairman of the Board and Chief Executive Officer
Tod P. Spornhauer	4.0%	$312,000
Chief Financial Officer
J. Michael Townsley	3.0%	$327,154
President — Food Products
Harvey Brownlee	3.0%	$412,000
President and Chief Restaurant Operations Officer
Randall L. Hicks	2.5%	$338,250
President and Chief Concept Officer — Bob Evans Restaurants
The table below sets forth the fiscal 2011 target annual cash bonus (as a percentage of annual base salary) and associated performance goals established by the Compensation Committee for each named executive:
2011 Target Annual Cash Bonus Table

	2011 Target
	Annual Cash	Bonus Performance Goals (1)
Name and Title	Bonus	Goal	Weighting
Steven A. Davis Chairman of the Board and Chief Executive Officer	100%
1. Percentage Increase in Total Operating Income Over Prior Year
2. Percentage Increase in EPS (Basic) Over Prior Year
3. Return on Average Stockholders’ Equity
4. Total Sales
5. Strategic Plan Initiatives
			50% 20% 10% 10% 10%

	2011 Target
	Annual Cash	Bonus Performance Goals (1)
Name and Title	Bonus	Goal	Weighting
Tod P. Spornhauer Chief Financial Officer, Treasurer and Assistant Secretary	60%
1. Percentage Increase in Total Operating Income Over Prior Year
2. Percentage Increase in EPS (Basic) Over Prior Year
3. Total Sales
4. Return on Average Stockholders’ Equity
5. Strategic Plan Initiatives
			50% 20% 10% 10% 10%
J. Michael Townsley President — Food Products	55%
1. Food Products Operating Income
2. Percentage Increase in Total Net Pounds Sold Over Prior Year
3. Total Plant Cost Per Hundred Weight
4. Food Products Procurement Savings
5. Total Market Share
6. Total ACV
7. New Authorizations
8. Strategic Plan Initiatives
			50% 10% 10% 5% 5% 5% 5% 10%
Harvey Brownlee President and Chief Restaurant Operations Officer	70%
1. Percentage Increase in Total Restaurant Operating Income Over     Prior Year
2. Percentage Increase in Earnings Per Share — Basic Over Prior     Year
3. Total Sales
4. Total Blended Guest Loyalty Index
5. Total Blended Management Turnover Rate
6. Strategic Plan Initiatives
			50% 20% 10% 10% 5% 5%
Randall L. Hicks President and Chief Concept Officer — Bob Evans Restaurants	55%
1. Percentage Increase in Bob Evans Restaurants Operating Income     Over Prior Year
2. Bob Evans Restaurants Same-Store Sales
3. Bob Evans Restaurants Margin Improvement
4. Bob Evans Restaurants Procurement Savings
5. Bob Evans Restaurants Guest Loyalty Index
6. Strategic Plan Initiatives
			50% 20% 5% 5% 5% 15%

(1)	For purposes of fiscal 2011 performance goals, the Compensation Committee may exclude certain income and/or expense items that are not indicative of ongoing results including, but limited to: “strategic” items (charges or credits related to the high-level strategic direction of our Company, such as restructurings, acquisitions, divestitures, the purchase or sale of equities, and the issuance or payment of debt); “regulatory” items (charges or credits due to changes in tax or accounting rules); “external” items (charges or credits due to external events such as natural disasters); and “other” significant unusual, nonrecurring or rare items (such as charges or credits due to litigation or legal settlements, the disposal of assets or asset impairment).

The table below sets forth the target stock-based incentive compensation (as a percentage of annual base salary) and performance goals established by the Compensation Committee for each named executive under the performance incentive plan for fiscal 2011:

	2011 Target
	Stock Incentive	Bonus Performance Goals (1)
Name and Title	Compensation	Goal	Weighting
Steven A. Davis Chairman of the Board and Chief Executive Officer	250%	EPS (Basic)	100%
Tod P. Spornhauer Chief Financial Officer, Treasurer and Assistant Secretary	105%	EPS (Basic)	100%
J. Michael Townsley President — Food Products	95%	Food Products Operating Income EPS (Basic)	75 25	% %
Harvey Brownlee President and Chief Restaurant Operations Officer	150%	Total Restaurant Operating Income EPS (Basic)	75 25	% %
Randall L. Hicks President and Chief Concept Officer — Bob Evans Restaurants	95%	Bob Evans Restaurants Operating Income EPS (Basic)	75 25	% %

(1)	For purposes of fiscal 2011 performance goals, the Compensation Committee may exclude certain income and/or expense items that are not indicative of ongoing results including, but not limited to: “strategic” items (charges or credits related to the high-level strategic direction of our Company, such as restructurings, acquisitions, divestitures, the purchase or sale of equities, and the issuance or payment of debt); “regulatory” items (charges or credits due to changes in tax or accounting rules); “external” items (charges or credits due to external events such as natural disasters); and “other” significant unusual, nonrecurring or rare items (such as charges or credits due to litigation or legal settlements, the disposal of assets or asset impairment).
On June 18, 2009, we entered into an amended and restated employment agreement with Mr. Davis, which was effective as of May 1, 2009. Among other items, the amended and restated employment agreement provides for the award of a one-time long-term performance-based incentive to Mr. Davis. The purpose of this long-term performance-based incentive is to increase stockholder value by establishing additional compensation incentives for Mr. Davis that are linked directly to our performance over the five-year period beginning in fiscal year 2010 through 2014. The amended and restated employment agreement and the long-term performance-based incentive are described in detail under “Employment Agreement — Steven A. Davis.” Pursuant to the long term performance based incentive, the Compensation Committee approved adding Mr. Davis’ 2010 grant to his award pool and further a grant of 33,067 shares contingent on achievement of 2011 performance targets.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010.
Submitted by the Compensation Committee:
Paul S. Williams (Chairperson), G. Robert Lucas II and Bryan G. Stockton
EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal 2010, 2009 and 2008
The following table lists the fiscal 2010, 2009 and 2008 annual compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of the end of fiscal 2010. Mr. Radkoski, who retired on April 30, 2010, is included in the table because he was our Chief Financial Officer during part of fiscal 2010. We refer to these executive officers as our “named executives.”

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary(1)	Bonus	Awards(2)	Awards(2)	Compensation(3)	Compensation(4)	Total
Steven A. Davis	2010	$770,000	0	$1,650,498	$478,121	$724,570	$238,404	$3,861,593
Chairman of the Board and	2009	770,000	0	1,735,456	365,326	651,420	253,082	3,775,284
Chief Executive Officer	2008	742,625	0	1,556,226	313,054	683,956	210,066	3,505,927
Tod P. Spornhauer(5)	2010	276,619	0	89,245	25,853	130,320	62,668	584,705
Chief Financial Officer, Treasurer and Assistant Secretary
J. Michael Townsley	2010	317,625	0	64,665	74,943	293,451	316,951	1,067,635
President — Food Products	2009	317,625	0	241,622	42,959	93,985	43,477	739,668
	2008	288,750	0	144,122	18,156	280,614	110,330	841,972
Harvey Brownlee	2010	400,000	0	132,139	33,576	177,800	337,321	1,080,836
President and Chief Restaurant Operations Officer
Randall L. Hicks	2010	330,000	0	257,399	55,656	113,909	72,399	829,363
President and Chief Concept	2009	298,621	0	206,110	161,844	226,427	26,088	919,090
Officer — Bob Evans	2008	278,519	0	183,322	37,426	191,635	63,478	754,380
Restaurants
Donald J. Radkoski(6)	2010	373,008	0	335,823	97,276	0	559,218	1,365,325
Retired; former Interim Chief	2009	373,008	0	354,879	74,705	217,986	36,801	1,057,379
Risk & Compliance Officer, former Chief Financial Officer	2008	358,661	0	335,458	67,482	300,846	104,755	1,167,202

(1)	Each of the named executives, except Mr. Brownlee, deferred a portion of his salary to our executive deferral plan, which is included in the “Nonqualified Deferred Compensation” table that follows. Each of the named executives also contributed a portion of his salary to our 401(k) plan. This column includes cash directors’ fees of $6,000 received by Mr. Davis in fiscal 2008.

(2)	These amounts represent the aggregate grant date fair value of awards for fiscal years 2010, 2009 and 2008, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future. To see the value actually received by the named executive officers in fiscal year 2010, see the 2010 Option Exercises and Stock Vested Table. For further information, including information relating to the assumptions underlying the valuation of the stock awards, refer to Note D of our financial statements in our Form 10-K for the year ended April 30, 2010, as filed with the SEC. See the “Grants of Plan-Based Awards” table for information on stock awards made in fiscal 2010.

(3)	The amounts in this column represent the annual cash bonus earned by each of the named executives in the fiscal year indicated based on the achievement of performance goals established by the Compensation Committee at the beginning of that fiscal year. Bonuses shown were paid within two months after the end of the respective fiscal year, and each of the named executives, except Mr. Brownlee in 2009, deferred a portion of his cash bonus to our executive deferral plan. In fiscal 2007, Mr. Davis was not yet eligible to defer his bonus into the executive deferral plan. The amounts deferred in fiscal 2007 were included in the “Nonqualified Deferred Compensation Table” for fiscal 2008. The amounts deferred in fiscal 2008 are included in the “Nonqualified Deferred Compensation Table” for fiscal 2009. The amounts deferred in fiscal 2009 will be included in the “Nonqualified Deferred Compensation Table” for fiscal 2010.

(4)	See the “All Other Compensation Table” below for additional information.

(6)	Mr. Spornhauer was promoted from Senior Vice President — Finance, Controller, and Assistant Secretary to Chief Financial Officer, Treasurer, and Assistant Secretary effective September 14, 2009.

(7)	Mr. Radkoski, our former Chief Financial Officer, was appointed as the interim Chief Compliance Officer effective September 14, 2009, and he subsequently retired on April 30, 2010.

All Other Compensation Table for Fiscal 2010
The following table describes each component of the “All Other Compensation” column in the “Summary Compensation Table” above for fiscal 2010.

	Contributions		Personal Use of
	to Employee	Tax Reimbursement	Automobile and/or Auto
Name of Executive	Plans(1)	Payments(2)	Allowance(3)	Other(4)	Total
Steven A. Davis Chairman of the Board and Chief Executive Officer	$203,340	$3,075	$16,989	$15,000	$238,404
Tod P. Spornhauer(5) Chief Financial Officer, Treasurer and Assistant Secretary	41,680	0	20,988	0	62,668
J. Michael Townsley President — Food Products	64,685	1,047	2,230	248,989	316,951
Harvey Brownlee President and Chief Restaurant Operations Officer	11,051	0	22,490	303,780	337,321
Randall L. Hicks President and Chief Concept Officer — Bob Evans Restaurants	59,262	4,197	8,940	0	72,399
Donald J. Radkoski(6) Retired; former Interim Chief Risk & Compliance Officer, former Chief Financial Officer	18,439	5,205	11,087	524,487	559,218

(1)	The amounts in this column include our contributions to the accounts of each of the named executives under our 401(k) plan, our executive deferral plan and our supplemental executive retirement plan (“SERP”). In fiscal 2010, we made a $5,096 matching contribution to the 401(k) plan account of each of the named executives, except Mr. Brownlee, who received a $1,352 matching contribution. Our fiscal 2010 matching contributions to the executive deferral plan were $39,867; $8,251; $8,869; $12,144 and $13,343 for Messrs. Davis, Spornhauer, Townsley, Hicks and Radkoski, respectively. Our fiscal 2010 contributions to the SERP were $158,377; $28,333; $50,720; $9,699 and $42,022 for Messrs. Davis, Spornhauer, Townsley, Brownlee and Hicks, respectively.

(2)	The amounts in this column represent reimbursement for the payment of taxes (i.e., “gross-ups”) with respect to the personal use of corporate automobiles, and in the case of Mr. Brownlee, also for costs under the Company’s relocation policy which was in effect at the time.

(3)	The amounts in this column represent a cash car allowance paid to Messrs. Davis, Spornhauer and Brownlee and the incremental cost we incurred for the personal use of corporate automobiles by Messrs. Davis, Townsley, Hicks and Radkoski.

(4)	This column includes retirement payments, other expense reimbursements and perquisites, valued at the incremental cost to our Company. The amount shown for Mr. Davis includes $15,000 as payment for legal fees incurred for the amendment of his employment agreement. The amount shown for Messrs. Townsley and Brownlee includes the incremental costs to the Company associated with the Company relocation policy which was in effect at the time. The amount shown for Mr. Radkoski represents the sum of the following payments that he received as part of his retirement agreement: $107,599 or 26 weeks of severance; $181,371 as a cash bonus for fiscal 2010, $186,504 for salary continuation, unused vacation of $35,866 as an equivalent to 5 weeks of pay, and $13,147 as a reimbursement for health care costs.

(5)	Mr. Spornhauer was promoted from Senior Vice President — Finance, Controller, and Assistant Secretary to Chief Financial Officer, Treasurer, and Assistant Secretary effective September 14, 2009.

(6)	Mr. Radkoski, our former Chief Financial Officer, was appointed as the interim Chief Compliance Officer effective September 14, 2009, and he subsequently retired on April 30, 2010.

Grants of Plan-Based Awards for Fiscal 2010
The following table presents information on stock awards granted to each of the named executives during fiscal 2010. The target stock-based incentive compensation discussed in the “Stock-Based Incentive Compensation” section of our “Compensation Discussion and Analysis” includes the aggregate target grants of both stock options and stock awards under our performance incentive plan. The “Estimated Possible Payouts Under Incentive Plan Awards” columns (Threshold, Target and Maximum) of our “Grants of Plan-Based Awards for Fiscal 2010” table only include possible payouts of stock awards under our performance incentive plan. As a result, the Value of Target Stock-Based Compensation for fiscal 2010 disclosed in the table set forth in the “Stock-Based Incentive Compensation” section of our “Compensation Discussion and Analysis” is larger than the value of the Target disclosed in the “Estimated Possible Payouts Under Incentive Plan Awards” column of our “Grants of Plan-Based Awards for Fiscal 2010” table.

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value of
		Estimated Possible Payouts Under Non-			Estimated Possible Payouts Under			Shares of	Securities	Base Price of	Stock and
		Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Stock or	Underlying)	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options(3)	Awards(4)	Awards(5)
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)
Steven A. Davis	6/9/2009	0	$770,000	$1,540,000	0	$1,443,750	$2,165,625	—	49,156	$32.30	$2,128,619
Tod P. Spornhauer	6/9/2009	0	180,000	360,000	0	182,735	354,375	—	2,658	32.30	115,098
J. Michael Townsley	6/9/2009	0	174,694	349,388	0	226,308	339,462	—	7,705	32.30	139,608
Harvey Brownlee	6/9/2009	0	280,000	560,000	0	450,000	675,000	—	3,452	32.30	165,715
Randall L. Hicks	6/9/2009	0	181,500	363,000	0	185,625	278,438	—	5,722	32.30	313,055
Donald J. Radkoski	6/9/2009	0	373,008	746,016	0	293,744	440,616	—	10,001	32.30	433,039

(1)	Non-equity incentive plan award amounts represent the threshold, target and maximum payments under our annual cash bonus plan for fiscal 2010. The actual cash bonuses earned for fiscal 2010 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and were paid in June 2010, which is disclosed in the “All Other Compensation” column of the “Summary Compensation Table.” The Compensation Committee established the target awards in June 2009 (Mr. Spornhauer’s target award was modified in conjunction with his September 2009 promotion), and each named executive could receive between 0 percent and 200 percent of his target cash bonus based on the achievement of pre-established objective performance goals for the fiscal year. The performance goals and bonus multiples used to determine payouts are described above under the “Annual Cash Performance Bonuses” section of our “Compensation Discussion and Analysis.”

(2)	Awards under our stock-based performance incentive plan are denominated in dollars, rather than shares. As a result, we have shown the threshold, target and maximum amounts in “dollars” rather than the “number of shares.” At the time of payout, the value of the actual award earned will be translated into either a stock grant or a restricted stock grant. Named executives who are eligible to retire will receive stock, while those who are not will receive restricted stock. The Compensation Committee established the target awards under our performance incentive plan for fiscal 2010 in June 2009 (Mr. Spornhauer’s target award was modified in conjunction with his September 2009 promotion), and the actual amount received by each named executive in June 2010 was based on the achievement of pre-established objective performance criteria for fiscal 2010. Restricted stock and stock options will vest 1/3 per year over the next three years on the anniversary of the grant date, while stock awards vest immediately. The expense associated with all of the equity-based awards based on fiscal 2010 performance will be calculated and recorded in accordance with the Stock Compensation Topic of the FASB ASC, none of which is included in the fiscal 2010 “Summary Compensation Table.” Our performance incentive plan and the awards made under this program for fiscal 2010 performance are discussed in the “Compensation Discussion and Analysis” above. On June 9, 2009, awards of stock or restricted stock were granted under our performance incentive plan to each named executive based on fiscal 2009 performance. Messrs. Hicks and Radkoski were eligible to retire on the grant date and therefore received vested stock awards of 7,969 and 10,397 shares, respectively. Messrs. Davis, Spornhauer, Townsley and Brownlee received restricted stock awards of 51,099, 2,763, 2,002 and 4,091, respectively. Each of these restricted stock awards vests 1/3 per year over three years, and will be fully vested on June 9, 2012. The following fiscal 2010 fair value at the grant date associated with the stock awards granted to the named executives for fiscal 2009 performance are included in the “Stock Awards” column of the “Summary Compensation Table”: $1,650,498, $89,245, $64,665, $132,139, $257,399 and $335,823 for Messrs. Davis, Spornhauer, Townsley, Brownlee, Hicks and Radkoski, respectively. All such awards were granted under and in accordance with our 2006 Plan. All outstanding restricted stock earns quarterly non-preferential dividends. We have not reported the dividends paid on stock awards elsewhere because the value of the right to receive dividends is factored into the grant date fair value of the awards computed under Stock Compensation Topic of the FASB ASC.

(3)	The options shown in this column were granted on June 9, 2009, to each of the respective named executives under our performance incentive plan. The fiscal 2010 fair value at the grant date associated with all of the awards reflected in this column are included in the “Option Awards” column of the “Summary Compensation Table” for each of the named executives: $478,121; $25,853; $74,943; 33,576; $55,656 and $97,276 for Messrs. Davis, Spornhauer, Townsley, Brownlee, Hicks and Radkoski, respectively. All awards shown were granted under and in accordance with our 2006 Plan.

(4)	Represents the closing price of our stock on NASDAQ on the date of grant.

(5)	This column shows the amounts which represent the aggregate grant date fair value of awards for fiscal year 2010, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. For further information, including information relating to the assumptions underlying the valuation of the stock awards, refer to Note D of our financial statements in our Form 10-K for the year ended April 30, 2010, as filed with the SEC.
Outstanding Equity Awards at 2010 Fiscal Year-End
The following table provides information on the options and stock awards held by the named executives at the end of fiscal 2010 and the option and stock awards made to the named executives in June 2010 for fiscal 2010 performance. Each grant is shown separately for each named executive. The vesting schedule for each grant is shown following this table based on the option or stock award grant date. The market value of the stock awards is based on the closing price of our stock on NASDAQ on April 30, 2010, which was $30.93. For additional information about the options and stock awards, see the description of our stock-based compensation in the “Compensation Discussion and Analysis” above.

	Option Awards							Stock Awards
														Equity
													Equity	Incentive
													Incentive	Plan
					Equity								Plan	Awards:
					Incentive								Awards:	Market
		Number of	Number of		Plan Awards:								Number of	Value of
		Securities	Securities		Number of				Number of				Unearned	Unearned
		Underlying	Underlying		Securities				Shares or		Market Value		Shares, Units	Shares, Units
		Unexercised	Unexercised		Underlying				Units of		of Shares or		or Other	or Other
		Options	Options		Unexercised	Option			Stock That		Units of Stock		Rights That	Rights That
					Unearned	Exercise	Option		Have Not		That Have Not		Have Not	Have Not
	Option Grant	Exercisable	Unexercisable		Options (1)	Price	Expiration		Vested		Vested		Vested	Vested
Name	Date	(#)	(#)		(#)	($)	Date	Grant Date	(#)		($)		(#)	($)
Steven A. Davis	6/13/2006	12,000				$27.38	6/13/2016
	6/11/2007	22,852	11,426	(1)		37.62	6/11/2017	6/11/2007	13,789	(6)	$426,494
	6/10/2008	15,171	30,342	(2)		33.95	6/10/2018	6/10/2008	34,078	(7)	1,054,033
	6/9/2009		49,156	(3)		32.30	6/9/2019	6/9/2009	51,099	(8)	1,580,492
	6/22/2010		46,014	(4)		26.35	6/22/2020	6/22/2010	63,915	(9)	1,976,891	(10)

Tod P. Spornhauer	6/6/2002	4,422				$31.16	6/6/2012
	6/16/2004	8,122				26.68	6/16/2014
	6/14/2005	4,933				23.22
								6/11/2007	494	(6)	15,279
								6/10/2008	1,238	(7)	38,291
	6/9/2009		2,658	(3)		32.30	6/9/2019	6/9/2009	2,763	(8)	85,460
	6/22/2010		5,600	(4)		26.35	6/22/2020	6/22/2010	7,779	(9)	240,604	(10)

J. Michael Townsley	6/16/2004	6,984				26.68	6/16/2014
	6/14/2005	6,229				23.22	6/14/2015
	6/11/2007	1,326	662	(1)		37.62	6/11/2017	6/11/2007	1,227	(6)	37,951
	6/10/2008	1,784	3,568	(2)		33.95	6/10/2018	6/10/2008	4,744	(7)	146,732
	6/9/2009		7,705	(3)		32.30	6/9/2019	6/9/2009	2,002	(8)	61,922
	6/22/2010		7,213	(4)		26.35	6/22/2020	6/22/2010	13,206	(9)	408,462	(10)

Harvey Brownlee								3/4/2009	4,088	(11)	126,442
	6/9/2009		3,452	(3)		$32.30	6/9/2019	6/9/2009	4,091	(8)	126,535
	6/22/2010		14,342	(4)		26.35	6/22/2020	6/22/2010	12,285	(9)	379,975	(10)

Randall L. Hicks	5/2/1994		790	(5)		10.66	3/15/2016
	5/1/1995		499	(5)		10.19	3/15/2016
	5/1/2000		464	(5)		6.78	3/15/2016
	6/13/2006	3,782				27.38	6/13/2016
	6/11/2007	1,366	2,732	(1)		37.62	6/11/2017
	6/10/2008	6,721	13,442	(2)		33.95	6/10/2018
	6/9/2009		5,722	(3)		32.30	6/9/2019
	6/22/2010		5,916	(4)		26.35	6/22/2020	6/22/2010	6,425	(9)	198,725	(10)

Donald J. Radkoski	8/26/1992	880				9.69	3/15/2011
	6/11/1993	280				8.69	3/15/2011
	5/2/1994	2,516				10.66	3/15/2011
	5/1/1995	2,824				10.19	3/15/2011
	5/1/2000	1,519				6.78	3/15/2011
	4/30/2001	1,678				9.50	3/15/2011
	6/6/2002	40,301				31.16	6/6/2012
	6/10/2003	28,194				27.84	6/10/2013
	6/16/2004	50,910				26.68	6/16/2014
	6/14/2005	12,109				23.22	6/14/2015
	6/13/2006	10,084				27.38	6/13/2016
	6/11/2007	2,463	4,926	(1)		37.62	6/11/2017
	6/10/2008	3,103	5,988	(2)		33.95	6/10/2018
	6/9/2009		10,001	(3)		32.30	6/9/2019
	6/22/2010		9,362	(4)		26.35	6/22/2020	6/22/2010	13,004	(9)	402,214	(10)

(1)	Options vest on June 11, 2010.

(2)	Options vest 1/2 on June 10, 2010 and 1/2 on June 10, 2011.

(3)	Options vest 1/3 on June 9, 2010, 1/3 on June 9, 2011 and 1/3 on June 9, 2012.

(4)	This amount represents the option grant awarded to the named executive on June 22, 2010, under our performance incentive plan with respect to fiscal 2010 performance. These options vest 1/3 on June 22, 2011, 1/3 on June 22, 2012 and 1/3 will vest on June 22, 2013.

(5)	Options vest when the named executive becomes eligible to retire under the 1992 Plan (i.e., age 55 with at least 10 years of service) — January 27, 2015 for Mr. Hicks.

(6)	Shares vested on June 11, 2010.

(7)	Shares vested 1/2 on June 10, 2010 and 1/2 on June 10, 2011.

(8)	Shares vested 1/3 on June 9, 2010, 1/3 on June 9, 2011 and 1/3 on June 9, 2012.

(9)	This amount represents the stock grant awarded to the named executive on June 9, 2009, under our performance incentive plan with respect to fiscal 2010 performance. See the “Estimated Possible Payouts Under Equity Incentive Plan Awards” columns in the “Grants of Plan-Based Awards” table for the range of amounts that were possible for this award. Messrs. Hicks and Radkoski are eligible to retire under the 2006 Plan (age 55 with at least 10 years of service or age plus years of service equals 70 or more with at least 10 years of service) and therefore, shares awarded to them on June 22, 2010, had no vesting requirements. Shares awarded to Messrs. Davis, Spornhauer, Townsley and Brownlee vest 1/3 on June 22, 2011, 1/3 on June 22, 2012 and 1/3 on June 22, 2013.

(10)	The market values indicated for these shares is based on the closing price of our stock as of April 30, 2010 ($30.93), not the value of the award on the date of grant (June 22, 2010).

(11)	Shares vested 1/2 on March 4, 2011 and 1/2 on March 4, 2012.
Option Exercises and Stock Vested for Fiscal 2010
The following table provides information regarding (1) options exercised by each named executive during fiscal 2010, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired by each named executive through stock grants and/or upon the vesting of restricted stock awards and the value realized. The values shown below do not reflect the payment of any applicable withholding tax and/or broker commissions.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting (1)	on Vesting (2)
Name	(#)	($)	(#)	($)
Steven A. Davis	0	$0	39,419	$1,216,682
Tod P. Spornhauer	0	0	1,987	61,184
J. Michael Townsley	0	0	4,635	143,436
Harvey Brownlee	0	0	2,045	60,041
Randall L. Hicks	2,871	24,737	10,207	325,882
Donald J. Radkoski	0	0	15,611	495,372

(1)	Includes 7,969 and 10,397 shares awarded on June 9, 2009, to Messrs. Hicks and Radkoski, respectively, with no vesting requirements as each was eligible to retire under the 2006 Plan.

(2)	Value realized for stock grants was calculated using the closing stock price on the grant date. Restricted stock award “value realized” was calculated using the closing stock price on the date the restricted stock award vested.
Nonqualified Deferred Compensation
We maintain two plans that provide for the deferral of compensation on a basis that is not tax-qualified — the Bob Evans Farms, Inc. and Affiliates Fourth Amended and Restated Executive Deferral Plan and the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Supplemental Executive Retirement Plan or “SERP.”

Executive Deferral Plan. The executive deferral plan is a nonqualified deferred compensation plan intended to supplement our 401(k) plan. Currently, approximately 180 employees are eligible to participate in the deferral plan, including our executive officers.
Our deferral plan is intended to promote personal savings and offset contribution limits under our 401(k) plan. The primary benefit to participants in this plan is that most federal income taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan.
Our deferral plan allows certain management and highly compensated employees to defer a portion of their base salaries and their cash bonuses into the plan before most federal income taxes are withheld. Specifically, each participant may contribute up to (1) 100 percent of his or her cash bonus and (2) 80 percent of his or her base salary.
Participants “invest” the amounts they contribute among 17 investment choices, including a Company stock fund that became available in fiscal 2011. Contributions are not actually invested in these funds. Instead, we hold the contributions and credit or debit the value of each participant’s plan account based on the performance of the investment funds he or she selects. With the exception of the Company’s stock fund, participants can change their investment selections on a daily basis. They do not receive preferential earnings on their contributions.
Our matching contributions to the 401(k) plan are subject to the discretion of our Board of Directors. For calendar year 2009 (which includes part of our fiscal 2009 and fiscal 2010 years), the Board of Directors authorized a contribution to the deferral plan $.52 on the dollar for (1) the first six percent of compensation contributed, less (2) the actual deferral percentage for each highly compensated employee calculated under the 401(k) plan, based on our financial performance. Participant contributions to the deferral plan vest immediately, while our matching contributions vest in increments based on years of service generally on the same schedule as the 401(k) plan.
We have the authority to make discretionary contributions to participants’ accounts. The Board of Directors has used this discretionary authority to make a one-time contribution for Messrs. Davis, Spornhauer, Townsley, Hicks and Radkoski in an amount intended to cover some of the cost of post-retirement health insurance premiums. The Board did this because we stopped paying our portion of health insurance premiums after retirement (due to escalating costs), and the Board wanted to partially offset the loss of this benefit. In February 2007, the Compensation Committee eliminated this practice, and officers elected after this date (including Mr. Brownlee) will not receive this one-time contribution.
Prior to January 1, 2008, participants elected to allocate their contributions to the executive deferral plan among the following three distribution accounts.
•	Education Distribution Account — Under this account, participants generally can elect to receive the vested amount in a lump-sum in the year they specify or in annual installments for up to five years beginning in the year they specify.

•	In-Service Distribution Account — Under this account, participants generally receive the vested amount in a lump-sum in the year they specify.

•	Retirement Distribution Account — Under this account, participants generally can elect to receive the vested amount in a lump-sum in the year they specify or periodically over the period they specify (which may not be greater than 10 years). Our matching contributions and discretionary contributions were previously credited to this account.
Generally, participants will receive the vested amount held in any of the three distribution accounts on the earliest to occur of the calendar year they select (as described above), termination of their employment before age 55 (except in the case of the retirement distribution account, in which case the trigger is termination regardless of age), death or disability. Also, participants will receive a lump sum distribution if they die, become disabled or terminate their employment before age 55.
On and after January 1, 2008, contributions deferred under the executive deferral plan are not allocated to the distribution accounts described above. Instead, participant deferrals are credited to a single account, while employer contributions are credited to another account. Generally, participants will receive the vested amount held in these accounts in connection with the earliest to occur of the first day of the calendar year they select in a deferral election form (in the case of participant deferrals only), termination of their employment (regardless of age), death or disability. Participants may receive these distributions in a lump sum or annual installments, depending upon the reason for the distribution and the participants’ prior deferral elections.
Participants can also receive distributions of vested amounts if they suffer a financial hardship.
Participants’ rights to receive their deferral plan account balances from us are not secured or guaranteed. However, we account for the participants’ plan balances in our financial statements. To offset this liability, we invest in company-owned life insurance policies within a rabbi trust.
The executive deferral plan is intended to comply with the requirements affecting deferred compensation under Section 409A of the Internal Revenue Code. For example, the executive deferral plan has been amended to require a six-month delay for the payment of certain benefits to a participant in connection with the participant’s termination of employment under circumstances required by Section 409A of the Internal Revenue Code.
Supplemental Executive Retirement Plan. We maintain a SERP for certain management and highly compensated employees, including our executive officers. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants. We make all contributions to the SERP (i.e., there are no participant contributions). We believe the SERP is a powerful employee retention tool because, in general, participants will forfeit a significant element of their compensation that they have accrued over their careers with Bob Evans if their employment with us ends prior to their retirement.
The SERP is designed to pay a participant who retires at age 62 with an annual target benefit up to a maximum of 55 percent of his or her “final average earnings” (depending on years of service) when combined with our contributions to the participant’s 401(k) plan account and 50 percent of the participant’s Social Security benefit. “Final average earnings” generally means the participant’s average compensation over the 5-year period during the last 10 years of employment (before age 62) during which the participant’s compensation was highest.
The SERP benefit is earned over the course of the participant’s career. For example, if a participant is expected to have 35 years of service at age 62, then the participant will earn 1.57 percent of the target benefit per year of service (55 percent divided by 35 years). Each year, an actuary calculates each participant’s earned target benefit. If the earned target benefit has increased from the prior year, then the actuary calculates the amount we need to contribute to the participant’s SERP account to account for the increase. The actuary uses a set of assumptions when calculating the amount of our annual contribution. For example, the actuary assumes that each participant will receive an annual salary increase of four percent and that contributions to the SERP will earn 10 percent annually. If these assumptions are not accurate (for example, the contributions earn less than 10 percent), we do not make-up the difference.
The amounts we contribute to each participant’s SERP account are “invested” among 16 investment funds. Contributions are not actually invested in these funds. Instead, we hold the contributions and increase or decrease the value of each participant’s SERP account based on the performance of the investment funds. Participants do not receive preferential earnings on our contributions.
Generally, a participant will receive a distribution of his or her SERP account upon:
•	early retirement (age 55 and at least 10 years of service or the participant’s age plus years of service equals 70 or more and the participant has at least 10 years of service);

•	normal retirement (age 62) ;

•	death; or

•	disability.
A participant will also be entitled to a distribution if there is a change in control and, within the following 36 months, the SERP is terminated and not replaced with a similar program providing comparable benefits or an event occurs that triggers a change in control payment under the participant’s change in control agreement.

If a participant’s employment with us ends for any reason other than retirement, death, disability or a change in control (as described above), then the participant will forfeit his or her SERP account.
Generally, a participant will receive his or her SERP distribution in 10 annual installments beginning within 60 days after termination of employment. However, a participant may elect to receive his or her SERP benefits that are not subject to Section 409A of the Internal Revenue Code in 10 annual installments beginning on the last day of the fiscal year in which the participant reaches age 65 or a lump sum within 60 days after the valuation date that coincides with or immediately follows the termination of employment. In addition, a participant may elect to receive his or her SERP benefits that are subject to Section 409A of the Internal Revenue Code:
•	in up to 20 annual installments beginning on the last day of the fiscal year in which the participant reaches age 65; or

•	in up to 20 annual installments beginning within 60 days after the participant’s termination of employment; or

•	in a lump sum within 60 days after the participant’s termination of employment; or

•	in a lump sum on the last day of the fiscal year in which the participant reaches age 65.
Participants’ rights to receive their SERP balances from us are not secured or guaranteed. However, we account for participants’ plan balances in our financial statements. To offset this liability, we invest in company-owned life insurance policies within a rabbi trust.
The SERP is intended to comply with the requirements affecting deferred compensation under Section 409A of the Internal Revenue Code. For example, the SERP has been amended to require a six-month delay for the payment of certain benefits to a participant in connection with the participant’s termination of employment under circumstances required by Section 409A of the Internal Revenue Code.
In the past, we allowed participants to elect to receive nonqualified stock options instead of their annual cash contribution under the SERP. These options were granted under our 1992 Nonqualified Stock Option Plan and the exercise prices were equal to 50 percent of the closing price of our stock on the grant date. We have amended the 1992 Plan and the outstanding options granted under our 1992 Plan to either comply with Section 409A of the Internal Revenue Code or meet an exemption under Section 409A of the Internal Revenue Code. Also, we stopped granting options under the 1992 Plan in April 2002, and the 1992 Plan was terminated (as to future awards).
In June 2009, our Board amended the SERP to preclude the addition of new participants. The Compensation Committee recommended this amendment to the Board based upon its assessment that the SERP was no longer a necessary tool for recruiting new executive talent. The Compensation Committee concluded that it was appropriate for us to continue to make contributions to the accounts of existing SERP participants because it is a powerful tool to retain these employees and they relied upon their participation in the SERP when deciding to join us and/or remain in our employ.

Nonqualified Deferred Compensation Table for Fiscal 2010
The following table sets forth contributions (by the named executives and us), earnings, distributions and the total dollar balance for each named executive for fiscal 2010 under the executive deferral plan and the SERP.

		Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
		Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last
		Last FY (1)	Last FY (2)	FY (3)	Distributions (4)	FYE
Name	Type of Plan	($)	($)	($)	($)	($)
Steven A. Davis	Deferral Plan	$898,080	$39,868	$418,626	$0	$2,273,852
	SERP	0	158,377	90,527	0	473,004
Tod P. Spornhauer	Deferral Plan	28,750	8,251	89,968	0	301,540
	SERP	0	28,333	40,044	0	129,559
J. Michael Townsley	Deferral Plan	28,456	8,869	57,130	3,336	292,053
	SERP	0	50,720	40,159	0	206,910
Harvey Brownlee	Deferral Plan	0	0	0	0	0
	SERP	0	9,699	794	0	10,493
Randall L. Hicks	Deferral Plan	44,626	12,143	94,508	7,594	370,444
	SERP	0	42,022	66,518	0	336,442
Donald J. Radkoski	Deferral Plan	111,030	13,343	239,291	0	1,502,947
	SERP	0	0	106,398	0	528,100

(1)	This column includes cash contributions to the executive deferral plan in the amounts of $269,500, $5,532, $19,057, $10,662 and $78,332 made by Messrs. Davis, Spornhauer, Townsley, Hicks and Radkoski, respectively. These amounts are also included in the “Salary” column totals for fiscal 2010 reported in the “Summary Compensation Table.” The remainder of each contribution amount shown in this column was deferred from the annual cash bonus awarded to each of the named executives in June 2009 for fiscal 2009 performance, and is included in the “Non-Equity Incentive Plan Compensation” column totals for fiscal 2009 reported in the “Summary Compensation Table.”

(2)	The executive deferral plan contributions reported in this column represent our matching contributions for each executive to “make-up” for the limitations imposed by the IRS on our matching contributions to the 401(k) plan. Each of the SERP contributions included in this column represents the amount granted to the named executive by the Compensation Committee in June 2009 in accordance with the plan described in the narrative preceding this table. All contributions reflected in this column for both plans are also included in the “All Other Compensation” column totals for fiscal 2010 reported in the “Summary Compensation Table.”

(3)	Represents the market-based earnings credited to each executive’s accounts in accordance with the plans described in the narrative preceding this table. Amounts in parentheses denote a loss.

(4)	Participants in the SERP may not receive distributions during their employment, except in the event of hardship. Distributions are made under our executive deferral plan only in accordance with the requirements of Section 409A of the Internal Revenue Code and the plan, which is more fully explained in the narrative preceding this table.
Change in Control Arrangements
We have entered into change in control agreements with each of our officers, including our named executives. These agreements provide the officers with severance benefits if their employment is terminated under certain circumstances related to a “change in control.” A “change in control” is deemed to occur under these agreements upon the occurrence of any of the following events:
•	an event that the Exchange Act would require us to report as a change in control;

•	a change in a majority of our incumbent directors in any 12-month period that is not due to the death or disability of the directors;

•	any person or entity becomes the “beneficial owner” of more than 50 percent of the voting power of our outstanding common stock;

•	any person or entity acquires in any 12-month period more than 20 percent of the voting power of our outstanding common stock;

•	our stockholders approve a merger or combination of us with or into another entity in which (1) our incumbent directors will not hold a majority of the seats on the board of directors and (2) our stockholders will hold less than 50 percent of the voting power; and

•	any entity or person acquires in any 12-month period assets of our Company and our subsidiaries that have a “book value” equal to more than 50 percent of the total “book value” of the assets of our Company and our subsidiaries.
Termination by Us Without Cause. Each agreement provides that we may terminate the officer without cause, although we must pay the officer’s compensation and benefits through the date of termination. If the termination falls within the period either (1) beginning six months before the change in control and the change in control constitutes a change in control event under Section 409A of the Internal Revenue Code or (2) ending 36 months after the change in control, we must also pay the officer an amount referred to as the “severance payment,” which is equal to the sum of:
•	the value of the officer’s unused vacation and compensation days;

•	2.99 times the officer’s average annual taxable compensation for the five fiscal years ending before the change in control;

•	a prorated portion of the officer’s annual average cash bonus for the three fiscal years ending before the date his or her employment is terminated; and

•	any other change in control benefit the officer is entitled to receive under any other plan, program or agreement with us or any of our subsidiaries.
We will also continue health and life insurance programs for the officer and his or her family for a period of 36 months following the termination of employment.
Termination by the Executive Officer for Good Reason. Each agreement provides that the officer may terminate his or her employment for “good reason.” The officer will have “good reason” to terminate his or her employment if, among other things, we breach the agreement or do any of the following without his or her consent:
•	reduce the officer’s title, duties, responsibilities or status;

•	assign duties to the officer that are inconsistent with the officer’s position;

•	reduce the officer’s total cash compensation by 10 percent or more;

•	require the officer to relocate to an office more than 50 miles away from his or her current office; or

•	fail to continue or adversely modify any material fringe benefit, compensation, retirement, deferred compensation or insurance plan in which the officer participated.
If the officer has “good reason” for terminating his or her employment and the officer’s termination date either falls within the period (1) beginning six months before the change in control and the change in control constitutes a change in control event under Section 409A of the Internal Revenue Code or (2) ending 36 months after the change in control, we must:
•	pay the officer’s compensation and benefits through the date of termination;

•	pay the officer the severance payment; and

•	continue health and life insurance programs for the officer and his or her family for a period of 36 months following the employment termination date.
Disability. If the officer becomes disabled (as defined in the agreement), the officer’s employment may be terminated by either us or the officer. If the termination date falls within the 36-month period following a change in control, the agreement will terminate effective as of that date and the officer will receive a lump sum payment equal to the severance payment less:
•	one-half of the Social Security disability benefit payable to the officer;

•	the amount by which the officer’s company-funded benefit under any retirement or deferred compensation plan is enhanced because of the disability; and

•	the value of any company-funded disability income or other benefits the officer is entitled to receive under any disability plan or program.

We will continue to pay the officer’s compensation and benefits through the employment termination date and will continue health and life insurance programs for the officer and his or her family for a period of 36 months following the employment termination date.
Death and Termination for Cause. Each agreement provides that it will terminate and no payments under the change in control agreement will be paid to the officer if:
•	the officer dies;

•	we terminate the officer’s employment “for cause” (which is defined to include the officer’s breach of the agreement, willful refusal to perform assigned duties and willful engagement in gross misconduct); or

•	the officer terminates his or her employment “without good reason.”
Effect of Section 280G of the Internal Revenue Code. If any portion of the payments and benefits provided for in an agreement or any other plan, program or agreement between the officer and us would be considered “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code, we will either make excise tax reimbursement payments to the officer or reduce the officer’s payments to an amount which is $1 less than the amount that would be an excess parachute payment. We will select the alternative that provides the officer with a greater after-tax amount.
Term and Termination. Each agreement has a one-year term that is automatically extended for one-year periods unless the agreement is otherwise terminated. An agreement may be terminated if, among other things, we notify the officer that we do not want to continue the agreement, provided that we cannot give this notice during the 36-month period following a change in control or at any time after we learn that activities have begun which would result in a change in control if completed. If an officer breaches any of his or her obligations under the agreement after a change in control occurs and the agreement terminates, the officer must repay any portion of the severance payment paid to the officer plus interest.
Employment Agreement — Steven Davis
Effective May 1, 2009, we agreed with Mr. Davis to amend and restate his employment agreement (the “Employment Agreement”), which was originally effective on May 1, 2006, and amended effective December 24, 2008, in connection with Mr. Davis’ ongoing service as our Chief Executive Officer and as a member of our Board.
Term. The Employment Agreement has a term of five years commencing on May 1, 2009 (the “Effective Date”).
Compensation. As compensation for his services to us, the Employment Agreement provides that Mr. Davis will receive a base salary of $770,000 per year (the “Base Salary”). Mr. Davis’ Base Salary may be adjusted in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”). Mr. Davis is also eligible to receive an annual cash bonus (the “Bonus”) as may be determined in the sole discretion of the Compensation Committee; provided, that during the term of the Employment Agreement Mr. Davis’ target cash Bonus opportunity may not be less than 100 percent of his Base Salary unless the parties agree to a reduction as part of a negotiated restructuring of Mr. Davis’ compensation.
Mr. Davis is also eligible to participate in our performance incentive plan or successor program subject to the discretion of the Compensation Committee. Pursuant to the terms of the performance incentive plan, the Compensation Committee will make an equity award to Mr. Davis at the end of each fiscal year based upon (1) the achievement of pre-established annual performance objectives and (2) the targeted percentage of Mr. Davis’ Base Salary (the “Targeted Equity Award” or “TEA”). Any equity grants made pursuant to the performance incentive plan are also dependent upon the vesting and other terms and conditions of such grants, which will be determined by the Compensation Committee in its sole discretion.

In addition, Mr. Davis was awarded a one-time Long-Term Performance-Based Incentive (the “LTPBI”), which is described in detail below.
Long-Term Performance-Based Incentive. The purpose of the LTPBI is to increase stockholder value by establishing additional compensation incentives linked directly to our performance over the five-year period beginning in fiscal year 2010 and ending in fiscal year 2014 (the “Five-Year Performance Period”). Mr. Davis ultimately will earn performance shares pursuant to the LTPBI award agreements only if: (1) our net income growth for each fiscal year during the Five-Year Performance Period meets specific performance goals that the Compensation Committee establishes at the beginning of each fiscal year; (2) our total stockholder return (“TSR”) is at or above the median of our peer group over the Five-Year Performance Period; (3) he remains employed as our Chief Executive Officer; and (4) any other criteria the Compensation Committee deems appropriate are satisfied.
The Compensation Committee establishes both fiscal year and long-term performance requirements that tie the ultimate LTPBI opportunity to our success over the Five-Year Performance Period. The Compensation Committee will establish these metrics at the beginning of each fiscal year and, for the long-term performance metrics, at the beginning of the Five-Year Performance Period. At the end of each fiscal year during the Five-Year Performance Period, performance shares will be added to a “Potential Award Pool” depending upon achievement of net income growth objectives established by the Compensation Committee at the outset of that fiscal year. At the end of the Five-Year Performance Period, the Compensation Committee will determine the number of performance shares in the Potential Award Pool that Mr. Davis will earn depending on achievement of the additional performance metrics set by the Compensation Committee at the beginning of the Five-Year Performance Period and the Compensation Committee’s judgment regarding Mr. Davis’ performance.
More specifically, the LTPBI awards will be made in accordance with the following procedures and subject to the following requirements:
•	At the beginning of each fiscal year during the Five-Year Performance Period, Mr. Davis will be eligible for a grant of performance shares equal in value to 125 percent of Mr. Davis’ then current Base Salary at the beginning of that fiscal year, subject to the share limits under the applicable stock plan. The number of shares will be determined using the average closing price of our stock for the trading days in the 180-day period that precedes the seventh day before the date of the grant.

•	At the end of each fiscal year, the performance shares granted with respect to that fiscal year will be added to the Potential Award Pool if (1) our net income growth for the fiscal year is (a) greater than or equal to the net income growth goal established at the beginning of the fiscal year or (b) ranked greater than or equal to the 50th percentile for net income growth in a peer group that the Compensation Committee approves for that fiscal year; and (2) Mr. Davis remains employed as our CEO at the end of the fiscal year. No performance shares will be added to the Potential Award Pool unless we meet one of the threshold net income growth objectives established at the beginning of the fiscal year.

•	The number of performance shares in the Potential Award Pool ultimately earned by Mr. Davis at the end of the Five-Year Performance Period, if any, will be based on our performance against TSR goals (relative to the peer group that the Compensation Committee approves at the beginning of the Five-Year Performance Period) over the full Five-Year Performance Period and the Compensation Committee’s judgment regarding Mr. Davis’ performance for the Five-Year Performance Period. If our annual average TSR over the Five-Year Performance Period is not equal to or greater than the 50th percentile as compared to the peer group, Mr. Davis will not earn any performance shares. If our TSR is equal to or greater than the 50th percentile threshold, the Compensation Committee will determine the number of Conditional Performance Shares earned, giving consideration to our final rank above the 50th percentile for TSR as compared to the peer group, our absolute net income growth, our actual average TSR, our total return to stockholders, other strategic goals, comparative compensation of the CEO to the market and any extraordinary circumstances, all as occurring over the Five-Year Performance Period.
The LTPBI is designed and intended to be “performance-based,” as defined in Section 162(m) of the Internal Revenue Code, and is subject to our Recoupment Policy. Based on Mr. Davis’ fiscal 2010 salary of $770,000, we estimate that the total value of the performance shares that Mr. Davis may earn as LTPBI at the end of the Five-Year Performance Period will be approximately:

•	$4.8 million, if the maximum level of the applicable performance goals is met;

•	$3.9 million, if the target level of the applicable performance goals is met;

•	$1.9 million; if the threshold level of the applicable performance goals is met; and

•	$0.0 if our performance is below the threshold level of the applicable performance goals.
The estimated amounts that Mr. Davis may earn as LTPBI are provided for illustration purposes only and assume that the price of our common stock is static over the Five-Year Performance Period.
Benefits. Mr. Davis is eligible to participate in any of our health, disability, group life insurance, pension, retirement, profit sharing and bonus plans, and any other perquisites and fringe benefits that may be extended from time-to-time to our executive officers. Mr. Davis is also eligible to participate in our SERP and executive deferral plan in accordance with the terms of those plans. Additionally, we will provide Mr. Davis with a minimum of four weeks paid vacation and he is eligible for a car allowance in accordance with our automobile policy, which currently provides that Mr. Davis may either elect to have us purchase a car, with a value of up to $65,000, for his use or receive a biweekly car allowance of $1,160.
Confidentiality/Discoveries. The Employment Agreement requires Mr. Davis to maintain the confidentiality of our confidential information and to assign to us the rights to any and all inventions, designs, improvements, discoveries and processes developed by Mr. Davis, alone or with others, during his employment with us. If Mr. Davis assists us with the protection of any intellectual property after the termination of his employment, he will be paid for his services at an hourly rate equal to 50 percent of his base salary at the time his employment is terminated divided by 2,500.
Non-Competition/Non-Solicitation. During his employment and for two years following the termination of his employment for any reason, Mr. Davis may not, without the prior written consent of the Board:
•	Directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, member, manager or through any other kind of ownership (other than ownership of securities of publicly held corporations of which Mr. Davis owns less than three percent of any class of outstanding securities), membership, affiliation, association, or in any other representative or individual capacity, engage in or render any services to any business in North America that (1) is engaged in the family or casual dining restaurant industry; (2) offers products that compete with products offered by us or any of our affiliates; (3) offers products that compete with products that we or our affiliates have taken substantial steps toward launching during Mr. Davis’ employment with us; or (4) is engaged in a line of business that competes with any line of business that we or our affiliates enter into, or have taken substantial steps to enter into, during Mr. Davis’ employment with us (a “Competing Business”). During the two-year period following Mr. Davis’ termination of employment with us, he may request, in writing, the approval of the Board to provide services to a Competing Business in a capacity that is unrelated to our business and products and that will not result in the unauthorized use or disclosure of trade secrets and confidential information to which he had access by virtue of his employment with us.

•	Employ or hire any of our employees, or solicit, induce, recruit or cause any of our employees to terminate his or her employment for the purpose of joining, associating or becoming employed with any other business or activity.
Termination Upon Death. If Mr. Davis dies during his employment, his beneficiary will be entitled to: (1) the amount of Mr. Davis’ accrued but unpaid Base Salary as of the date of his death, including the value of unused vacation days; (2) payment for any unreimbursed business expenses incurred by Mr. Davis prior to his death; and (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.
Termination by our Company Upon Disability. If Mr. Davis suffers a “Disability,” we may terminate his employment upon not less than 30 days prior written notice. The Employment Agreement defines a “Disability” as Mr. Davis’ inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. During any period that Mr. Davis fails to perform his duties as a result of a Disability, he will continue to receive his Base Salary until his employment is terminated less any amounts payable to Mr. Davis under our disability benefit plans.
If we elect to terminate Mr. Davis’ employment as a result of a Disability, he will be entitled to: (1) the amount of his accrued but unpaid Base Salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions; and (4) an amount equivalent to a prorated Bonus for the then current fiscal year as approved by the Compensation Committee and subject to the actual achievement of performance objectives applicable to that fiscal year.
Termination by our Company for Cause. Under the Employment Agreement, we will have “Cause” to terminate Mr. Davis’ employment at any time if Mr. Davis:
•	is convicted or pleads no contest to any felony or other serious criminal offense;

•	breaches any material provision of the Employment Agreement (other than the provisions related to confidentiality, intellectual property, noncompetition and nonsolicitation, which are addressed below) or habitually neglects to perform his duties (other than for reasons related to Disability) and such breach or neglect is not corrected within 10 business days after his receipt of written notice of the breach or neglect sent by or on behalf of the Board;

•	breaches any provision of the Employment Agreement related to confidentiality, intellectual property, noncompetition and nonsolicitation, and such breach is not corrected within five business days after his receipt of written notice of the breach sent by or on behalf of the Board;

•	intentionally acts in material violation of any applicable law relating to discrimination or harassment;

•	engages in any inappropriate relationship with any of our employees, customers or suppliers, or misuses or abuses our property and/or resources;

•	violates our Code of Conduct or any of our other material policies applicable to senior executives; or

•	acts, without Board direction or approval, in an intentionally reckless manner (but not mere unsatisfactory performance) that is materially injurious to our financial condition.
If we elect to terminate Mr. Davis’ employment for Cause, he will be entitled to: (1) the amount of his accrued but unpaid Base Salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; and (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.
Termination by our Company Without Cause or by Mr. Davis for Good Reason. We may terminate Mr. Davis’ employment for any reason upon 14 days prior written notice. Also, Mr. Davis may terminate his employment at any time for “Good Reason” if, without his consent, we: (1) materially reduce Mr. Davis’ base compensation (unless in connection with an across-the-board reduction for executive officers); (2) require Mr. Davis to relocate more than 50 miles from the greater Columbus, Ohio area; or (3) diminish Mr. Davis’ functional responsibilities in a substantial and negative manner; provided, that Mr. Davis will only be deemed to have resigned with Good Reason if he provides written notice of his intent to resign for Good Reason within 90 days of the first occurrence of the alleged Good Reason and we fail to remedy any such event within 30 business days after its receipt of such written notice.
If we terminate Mr. Davis’ employment for any reason other than death, Disability or Cause, or if Mr. Davis terminates his employment for Good Reason, Mr. Davis will be entitled to: (1) the amount of his accrued but unpaid Base Salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions; (4) any prior year earned, but unpaid Bonus; (5) continuation of his Base Salary for 24 months (payable in 24 equal monthly installments); (6) an amount equivalent to a prorated Bonus for the then current fiscal year as approved by the Compensation Committee and subject to the actual achievement of performance objectives applicable to that fiscal year; (7) payment by us of premiums under our group health and medical policies on behalf of Mr. Davis for up to 24 months for coverage substantially similar to that provided to Mr. Davis and his dependents on the date his employment is terminated; and (8) payment by us for all Company-sponsored life insurance programs in which Mr. Davis was participating or covered immediately before termination for 24 months following the termination of his employment.
Voluntary Termination by Mr. Davis. Mr. Davis may resign from his employment with us upon not less than 60 days prior written notice. If Mr. Davis voluntarily terminates his employment, he will be entitled to: (1) the amount of his accrued but unpaid Base Salary as of the date his employment is terminated, including the value of unused vacation days; (2) payment for any unreimbursed business expenses he incurred prior to the termination of his employment; and (3) any rights and benefits provided under our plans and programs, determined in accordance with their applicable terms and provisions.
Conditions to Certain Post-Termination Payments and Benefits. Except as required by applicable law, our obligations under the Employment Agreement to make payments (other than Base Salary earned by Mr. Davis prior to the termination of his employment and payment for any earned but unused vacation) and to provide other benefits to Mr. Davis after the termination of his employment is expressly conditioned on Mr. Davis’ timely execution, without revocation, of a release of claims in a form satisfactory to us and his continued compliance with his ongoing obligations under the provisions of the Employment Agreement governing noncompetition, nonsolicitation, protection of confidential information, and assignment and protection of intellectual property.
Benefit Plans/Offset. If Mr. Davis’ employment is terminated for any reason, then (1) his participation in all of our compensation and benefit plans will cease upon the effective termination date and all unvested bonuses, equity awards and other like items will immediately lapse, except as otherwise provided in the applicable plans or the Employment Agreement and (2) any amounts Mr. Davis owes to us will become immediately due and payable and we will have the right to offset such amounts against any amounts we owe to Mr. Davis.
Change in Control Agreement. The Employment Agreement contemplates that we and Mr. Davis have entered into a Change in Control Agreement and that there will be no duplication of payments or benefits under the Change in Control Agreement and the Employment Agreement.
Arbitration of Certain Disputes. Except for disputes related to the enforcement of the provisions of the Employment Agreement governing noncompetition, nonsolicitation, and protection of confidential information and intellectual property, we and Mr. Davis have agreed to arbitrate any dispute arising out of his employment or the Employment Agreement.
Compliance with 409A. The Employment Agreement provides that certain payments to be made to, and benefits to be made available to, Mr. Davis may be delayed as necessary to comply with Section 409A of the Internal Revenue Code.
Potential Payouts upon Termination or Change-in-Control
The following table shows the approximate amounts payable to our named executives pursuant to our plans and individual agreements with the named executives in the event of their termination of employment under the circumstances described below. The figures in the table represent the incremental cost/value of the payments and do not include amounts that have already vested or been earned/paid. The table assumes that the terminations took place on April 30, 2010, the last day of fiscal 2010. The termination provisions of our change in control agreements and Mr. Davis’ employment agreement are described under the captions “Change in Control Arrangements” and “Employment Agreement — Steven Davis” above.

					Excise Tax
	Cash		Retirement	Health &	Reimbursement
	Severance(1)	Equity(2)	Benefits(3)	Welfare(4)	/Adjustment(5)	Total
Steven A. Davis
Death	$0	$3,061,018	$645,577	$0	$0	$3,706,595
Disability	0	3,061,018	645,577	0	0	3,706,595
For Cause	0	0	0	0	0	0
Voluntary/Retirement	0	3,061,018	0	0	0	3,061,018
Without Cause	1,540,000	0	0	10,080	0	1,550,080
Change-in-Control	5,626,885	3,061,018	645,577	14,881	1,204,556	10,552,917

Tod P. Spornhauer
Death	$0	$139,030	$157,153	$0	$0	$296,183
Disability	0	139,030	157,153	0	0	296,183
For Cause	0	0	0	0	0	0
Voluntary/Retirement	0	139,030	0	0	0	139,030
Without Cause	0	0	0	0	0	0
Change-in-Control	1,243,301	139,030	170,664	18,875	268,035	1,839,905

J. Michael Townsley
Death	$0	$248,151	$295,193	$0	$0	$543,344
Disability	0	248,151	295,193	0	0	543,344
For Cause	0	0	0	0	0	0
Voluntary/Retirement	0	248,151	0	0	0	248,151
Without Cause	0	0	0	0	0	0
Change-in-Control	1,501,987	248,151	295,193	14,881	317,141	2,377,353

Harvey Brownlee
Death	$0	$252,976	$65,724	$0	$0	$381,952
Disability	0	252,976	65,724	0	0	381,952
For Cause	0	0	0	0	0	63,252
Voluntary/Retirement	0	252,976	0	0	0	316,228
Without Cause	0	0	0	0	0	63,252
Change-in-Control	1,622,358	252,976	65,724	15,120	312,707	2,268,885

Randall L. Hicks
Death	$0	$37,572	$0	$0	$0	$37,572
Disability	0	37,572	0	0	0	37,572
For Cause	0	0	0	0	0	0
Voluntary/Retirement	0	37,572	0	0	0	37,572
Without Cause	0	0	0	0	0	0
Change-in-Control	1,965,384	37,572	52,702	18,636	(225,974)	1,848,320

(1)	The cash severance payment payable to Mr. Davis upon a termination by us without cause represents the value of the continuation of his fiscal 2010 base salary of $770,000 for 24 months following termination of employment, as required by his employment agreement. Note that for fiscal 2011, Mr. Davis’ base salary has been increased to $785,400. Mr. Davis would also be entitled to receive an amount equivalent to a prorated cash bonus for the fiscal year during which we terminated his employment without cause as approved by the Compensation Committee and subject to the actual achievement of performance objectives applicable to that fiscal year. The cash severance values payable to the named executives upon termination following a change in control represent 2.99 times their average annual taxable compensation for the five fiscal years (three fiscal years for Mr. Davis) ending before the change in control and their average cash bonus for the three fiscal years ending before the termination of employment, as required by the change in control agreements.

(2)	Equity values represent the value of all options and restricted stock that would vest upon the termination event specified. Equity values are based on a stock price of $30.93, which was the closing price of our stock on April 30, 2010, the last day of fiscal 2010.

(3)	The retirement benefit figures for Messrs. Davis and Townsley represent the present value of accumulated retirement benefits under the SERP. An amount is not shown as payable to Mr. Hicks upon death, disability, voluntary/retirement or termination without cause because he is fully vested in our SERP and executive deferral plan. Accordingly, we would not incur any incremental cost for these retirement benefits in the event of their termination of employment under these circumstances. The aggregate account balances under the SERP and executive deferral plan as of April 30, 2010 are presented in the table above under the heading “Nonqualified Deferred Compensation.”

(4)	The health and welfare benefit payable to Mr. Davis upon a termination by us without cause represents the cost of the premiums we would pay to continue health and life insurance programs for Mr. Davis and his family for a period of 24 months following termination of employment, as required by his employment agreement. The health and welfare benefits payable to the named executives upon termination following a change in control represent the cost of the premiums we would pay to continue health and life insurance programs for them and their families for a period of 36 months following termination of employment.

(5)	The tax gross-up figures shown represent the amounts we would be required to pay the named executives under the terms of the change in control agreements to reimburse them for the value of the excise tax imposed on their change in control payment pursuant to Section 280(b)(1) of the Internal Revenue Code. Negative amounts represent the amount by which the named executives’ change in control payments would be reduced so that the payments would not be subject to the excise tax.

TRANSACTIONS WITH RELATED PERSONS
Our Board has adopted a Related Person Transaction Policy that is administered by the Nominating and Corporate Governance Committee. The Policy applies to any transaction or series of transactions in which we participate, the amount involved exceeds $100,000, and a “related person” has a direct or indirect material interest. According to SEC rules, a “related person” is a director, officer, nominee for director, or five percent stockholder of our Company since the beginning of the last fiscal year and their immediate family members. Related person transactions do not include: (1) interests arising solely from ownership of our stock if all stockholders receive the same benefit; (2) compensation to our executive officers if approved by our Compensation Committee; and (3) compensation to our directors if the compensation is disclosed in our proxy statement.
Under the Policy, all related person transactions will be referred to the Nominating and Corporate Governance Committee for approval, ratification, revision or termination. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. The Nominating and Corporate Governance Committee can approve and ratify only those transactions that it finds to be in our best interests. In making this determination, the Committee will review and consider all relevant information available to it, including:
•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could be reached with an unrelated third party;

•	the purpose of the transaction and its potential benefits to us; and

•	any other information regarding the transaction or the related person that would be material to investors in light of the circumstances.
During fiscal 2010, in accordance with this policy the Nominating and Corporate Governance Committee reviewed and approved the related person transactions described under “CORPORATE GOVERNANCE” section under the under the heading “Director Independence.”
PROPOSAL 2: APPROVAL OF AMENDMENTS TO BYLAWS
TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS
In 1986, our stockholders voted to amend our Bylaws to provide for the election of directors in three classes, with each class being elected for a three-year period. This is called a “classified board.” The Board is submitting to the stockholders this proposal to change the method of electing directors so that each director stands for election annually for a one-year term. In 2007 and in 2009, we proposed that our stockholders amend our Bylaws to declassify the Board, but the proposals did not receive the required affirmative vote. If the stockholders approve this proposal, Article III, Section 3.01 and Section 3.02 of our Amended and Restated Bylaws will be revised as shown in Appendix A, with strikeouts reflecting language deleted from the current Bylaws, and underlines reflecting language added to the current Bylaws. If the proposal is approved, all directors standing for election, beginning with this annual meeting of stockholders, will be elected to one-year terms. The proposal will have no effect on the current terms of our directors elected in prior years (i.e., our current Class I and Class II directors), whose terms will continue throughout the designated three-year period for which they were elected.
Many people believe that electing all directors each year increases the accountability of the directors to the stockholders and promotes good corporate governance. However, classified boards make it more likely that any attempt to acquire control of a company will take place through orderly negotiations with the board of directors. This is because classified boards make it more difficult for stockholders to change the majority of the directors since only one-third of the directors will stand for election in any given year. As a result, if this proposal is approved, the possibility of a less orderly and negotiated change of control of our Company will increase and any anti-takeover protection afforded by a classified board will be eliminated.

Our Bylaws require the affirmative vote representing at least 80 percent of the outstanding shares of our common stock in order to approve this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE
AMENDMENTS TO OUR BYLAWS TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS.
PROPOSAL 3: APPROVAL OF AMENDMENT TO BYLAWS TO REDUCE STOCKHOLDER
APPROVAL THRESHOLD REQUIRED TO AMEND SECTION 3.01 OF OUR BYLAWS
As discussed above in Proposal 2, we proposed in 2007 and in 2009 that our stockholders amend our Bylaws to declassify the Board, but the proposals did not receive the required affirmative vote at either meeting. The proposals would have been adopted if the approval threshold was a majority of the voting power instead of at least 80 percent of the outstanding shares of our common stock.
If the stockholders approve this proposal, Article VIII, Section 8.01 of our Bylaws will be revised as shown in Appendix B, with strikeouts reflecting language deleted from the current Bylaws. If the stockholders approve this proposal, the 80 percent supermajority requirement will be eliminated as it relates to classification of directors and the classification of directors provision set forth in Section 3.01 of our Bylaws may be amended by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power.
Our Bylaws require the affirmative vote representing at least 80 percent of the outstanding shares of our common stock in order to approve this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF AMENDMENT TO
BYLAWS TO REDUCE STOCKHOLDER APPROVAL THRESHOLD REQUIRED TO AMEND SECTION 3.01 OF
OUR BYLAWS.
PROPOSAL 4: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP has been our independent auditor since 1980, and the Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 29, 2011. Before selecting Ernst & Young LLP, the Audit Committee carefully considered, among other things, that firm’s qualifications as our independent registered public accounting firm and the audit scope. Although not required under Delaware law or our governing documents, as a matter of good corporate governance, the Audit Committee has determined to submit its selection to our stockholders for ratification. In the event that this selection of the independent registered public accounting firm is not ratified by our stockholders at the annual meeting, the Audit Committee will review its selection of Ernst & Young LLP.
We expect that a representative of Ernst & Young LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE
SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING APRIL 29, 2011.

Preapproval of Services Performed by the Independent Registered Public Accounting Firm
Under applicable SEC rules, the Audit Committee is required to preapprove the audit services and permitted nonaudit services performed by the independent registered public accounting firm in order to ensure that they do not impair our auditors’ independence from us. SEC rules specify the types of nonaudit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.
Consistent with the SEC’s rules, the Audit Committee has adopted a policy which requires the Audit Committee pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to us or any of our subsidiaries. The policy contains a list of specific audit services, audit-related services and tax services that have been approved by the Audit Committee up to certain cost levels. This list is reviewed and approved by the Audit Committee at least annually. The preapproval of the services set forth in the list is merely an authorization for management to potentially use the independent registered public accounting firm for such services. The Audit Committee, with input from management, has the responsibility to set the terms of the engagement and negotiate the fees. The Audit Committee must specifically pre-approve any proposed services that are not included in the list or that will exceed the cost levels set forth on the list. The Audit Committee may delegate preapproval authority to its Chair or another member of the Audit Committee and, if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting. In no event does the Audit Committee delegate to management its responsibility to pre-approve services to be performed by the independent registered public accounting firm.
All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific preapproval by the Audit Committee must be submitted to our Controller and must include a detailed description of the services to be rendered. Our Controller will determine whether such services fall within the list of services that have been preapproved by the Audit Committee. If there is any question as to whether the proposed services have been preapproved, our Controller will contact the Audit Committee’s designee to obtain clarification and, if necessary, specific preapproval of the proposed services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.
All requests or applications for services to be provided by the independent registered public accounting firm that require specific preapproval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our Controller and must include a joint statement as to whether, in their views, the request or application is consistent with the SEC’s rules on auditor independence.
Fees of the Independent Registered Public Accounting Firm
The following table shows the fees that we paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2010 and 2009. The Audit Committee preapproved all of the services described below.

	2010	2009
Audit Fees	$479,625	$502,961
Audit-Related Fees	14,500	13,500
Tax Fees	139,000	25,850
All Other Fees	0	0

Total	$633,125	$542,311

Audit Fees: This category includes the audit of our annual financial statements, the audit of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees: This category consists of assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits and accounting consultations.
Tax Fees: This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice. In fiscal 2010, $105,000 was paid for tax planning services related to a repairs and maintenance project. In fiscal 2009, no fees were paid to Ernst & Young LLP for tax planning services. In fiscal 2010 and 2009, all fees paid, except the aforementioned, were for tax services related to tax return preparation, tax return review and technical tax advice.
All Other Fees: None.
AUDIT COMMITTEE REPORT
The purpose of the Audit Committee is to oversee Bob Evans’ accounting and financial reporting process, audits of Bob Evans’ consolidated financial statements and Bob Evans’ internal audit function. The Audit Committee is also responsible for appointing, compensating and overseeing Bob Evans’ independent registered public accounting firm.
The Audit Committee is comprised of three independent directors, as defined by applicable NASDAQ and SEC rules, and operates under a written charter adopted by the Board. The charter is reviewed at least annually by the Audit Committee. The Audit Committee appoints Bob Evans’ independent registered public accounting firm. Ernst & Young LLP served as Bob Evans’ independent registered public accounting firm for fiscal 2010.
Management is responsible for the preparation, presentation and integrity of Bob Evans’ financial statements and for Bob Evans’ accounting and financial reporting processes, including the establishment and maintenance of an adequate system of internal control over financial reporting. Management is also responsible for preparing its report on the establishment, maintenance and assessment of the effectiveness of Bob Evans’ internal control over financial reporting. Bob Evans’ internal audit function is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Bob Evans’ system of internal control over financial reporting. Deloitte and Touche LLP was approved by the Audit Committee to assist Bob Evans with its internal audit function during fiscal 2010. Ernst & Young LLP is responsible for performing an independent audit of Bob Evans’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on the effectiveness of Bob Evans’ internal control over financial reporting.
The members of the Audit Committee are not professional accountants nor auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
The Audit Committee met with management, Bob Evans’ internal auditors and Ernst & Young LLP periodically throughout the fiscal year. The Audit Committee has reviewed and discussed the fiscal 2010 audited consolidated financial statements with management. The Audit Committee met with Ernst & Young LLP and the internal auditors, with and without management present, to discuss the results of their respective audits, their evaluations of Bob Evans’ system of internal control over financial reporting and the overall quality of Bob Evans’ financial reporting. In addition, the Audit Committee reviewed and discussed with Ernst & Young LLP all matters required by the standards of the Public Company Accounting Oversight Board (United States), including those described in Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T.
The Audit Committee has reviewed and discussed with management its assessment and reported on the effectiveness of Bob Evans’ internal control over financial reporting as of April 30, 2010. The Audit Committee also reviewed and discussed with Ernst & Young LLP its review and report on Bob Evans’ internal control over financial reporting.
The Audit Committee has received from Ernst & Young LLP the written disclosures and a letter describing all relationships between Ernst & Young LLP and Bob Evans and its subsidiaries that might bear on Ernst & Young LLP’s independence consistent with the Public Company Accounting Oversight Board’s Rule 3526. The Audit Committee has discussed with Ernst & Young LLP any relationships with or services to Bob Evans or its subsidiaries that may impact the objectivity and independence of Ernst & Young LLP and the Audit Committee has satisfied itself as to the independence of Ernst & Young LLP.
Management and Ernst & Young LLP have represented to the Audit Committee that Bob Evans’ audited consolidated financial statements as of and for the fiscal year ended April 30, 2010, were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and Ernst & Young LLP.
Based on the Audit Committee’s discussions with management and Ernst & Young LLP and its review of the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board (and the Board approved) that Bob Evans’ audited consolidated financial statements and management’s report on the establishment, maintenance and assessment of the effectiveness of Bob Evans’ internal control over financial reporting be included in Bob Evans’ Annual Report on Form 10-K for the fiscal year ended April 30, 2010, filed with the SEC.
Submitted by: Audit Committee Members
Eileen A. Mallesch (Chairperson), E.W. (Bill) Ingram III and G. Robert Lucas II
PROPOSAL 5: ADOPTION OF THE BOB EVANS FARMS, INC.
2010 EQUITY AND CASH INCENTIVE PLAN
We are asking our stockholders to approve the 2010 Plan. If approved by our stockholders, the 2010 Plan will become our only ongoing plan providing stock-based awards to employees, consultants and non-employee directors. In addition to stock-based compensation, the 2010 Plan also authorizes the issuance of awards payable in cash. If the 2010 Plan is approved by our stockholders, our existing plan providing stock-based awards to employees and directors will be terminated as to the issuance of new equity awards.
Your board of directors unanimously recommends that you vote “FOR” the approval of the 2010 Plan.
2010 Plan Highlights
The 2010 Plan authorizes the granting of equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, cash incentive awards, performance shares, performance units, and other awards for the purpose of providing our employees, officers and non-employee directors’ incentives and rewards for performance. The key features of the 2010 Plan reflect our commitment to effective management of incentive compensation and are set forth below and described more fully in this proposal for the 2010 Plan.
Authorized Shares. The 2010 Plan authorizes the issuance of 2.4 million shares, plus the number of remaining shares that were authorized for awards under our existing plan. As of June 30, 2010, approximately 774,000 shares were available for new grants under our existing 2006 Plan.
Share Ratio. While many companies’ equity plans do not incorporate a share ratio concept, we believe that this feature of our 2010 Plan reflects our commitment to best practices and effective management of equity compensation. What it means is that for full value awards, such as the grant of a share of restricted stock, 2.63 shares will be deducted from the total number of authorized shares for the 2010 Plan. In the case of a grant of a stock option or SAR, the share ratio is 1.00, so one share will be deducted from the total number of authorized shares for the 2010 Plan. This reflects the different values of these types of grants.
No Repricing. We have never repriced underwater stock options or SARs, and repricing of underwater options and SARs is prohibited without shareholder approval under the 2010 Plan.

Limits on Awards. During any fiscal year, individual limits are imposed so that no Covered Employee (as defined below) may receive options covering more than 2.4 million shares, stock appreciation rights covering more than 2.4 million shares, restricted shares covering more than 1.0 million shares, other stock-based awards covering more than 1.0 million shares, performance-based awards settled in shares covering more than 1.0 million shares, full value awards covering more than 1.0 million shares, or full value awards with no minimum vesting requirements covering more than 240,000 million shares. During any fiscal year, individual limits are imposed so that no covered employee may receive cash-based awards in excess of $7.5 million, or performance-based awards settled in cash in excess of $7.5 million.
Qualified Performance-Based Compensation. The 2010 Plan is designed to allow awards made under the 2010 Plan to qualify as qualified performance-based compensation under Section 162(m) of the Code.
Compensation Committee Authority. The Board has delegated to the Compensation Committee (consisting of only independent directors) administration of the 2010 Plan. Pursuant to such delegation, the Compensation Committee will have all of the powers and authority of the Board.
Options and SARs at Fair Market Value. The 2010 Plan also provides that no stock options or SARs will be granted with an exercise or base price less than the fair market value of the Company’s common stock on the date of grant.
Restrictive Recycling Provision. The 2010 Plan provides that only shares with respect to awards granted under the 2010 Plan that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the 2010 Plan. Shares surrendered upon exercise of an award as payment of the applicable exercise price or withheld to satisfy any applicable taxes are not available for future awards under the Plan.
Purpose. The 2010 Plan is intended to foster and promote our long-term financial success and to increase stockholder value by:
•	Providing participants with an opportunity to acquire an ownership interest in our Company and to share in the economic risks and rewards of our stockholders;

•	Allowing us to use equity compensation to attract and retain the services of outstanding individuals upon whose judgment and special efforts our success is largely dependent; and

•	Enhancing stockholders’ interests through various limitations on awards, such as:
•	requiring that options have an exercise price equal to or greater than the fair market value of our common shares on the date the options are granted;

•	prohibiting re-pricing of any awards, including options and stock appreciation rights, without stockholder approval; and

•	limiting the total number of common shares that may be issued under the 2010 Plan and limiting the number of awards that may be issued to each participant.
Summary of the 2010 Plan. The principal features of the 2010 Plan are summarized below. The complete text of the 2010 Plan is included as Appendix C to this proxy statement, and we encourage you to read it carefully.
Administration of the 2010 Plan. The Compensation Committee will administer all aspects of the 2010 Plan. The Compensation Committee will, among other things:
•	Construe and interpret the 2010 Plan;

•	Adopt, amend and rescind rules and regulations affecting administration of the 2010 Plan;

•	Decide which employees, consultants and non-employee directors of our Company or its related entities will be granted awards;

•	Identify the types of awards that may be issued to each participant and specify the terms and conditions of those awards; and

•	Administer performance-based awards, including specifying performance objectives that must be met.
To the extent permitted by law, the Compensation Committee may delegate ministerial duties associated with the 2010 Plan to any person it deems appropriate. However, the Compensation Committee may not delegate any of its discretionary responsibilities or any duty it is required to discharge to ensure the deductibility of performance-based compensation under Section 162(m) of the Tax Code.
Eligibility for Awards. The 2010 Plan allows the Compensation Committee to make awards to any of our employees, consultants, or non-employee directors. Currently, there are approximately 44,000 employees and nine non-employee directors who would be eligible to receive awards under the 2010 Plan. The selection of participants and the nature and size of awards are within the discretion of the Compensation Committee.
Awards Under the 2010 Plan.
General. When an award is granted under the 2010 Plan, the Compensation Committee will establish the terms and conditions of that award. These terms and conditions will be contained in an award agreement and may, for example, require that the participant continue to provide services to us or a related entity for a certain period of time or that the participant meet certain performance objectives during a specified period of time. If the terms and conditions of an award are not met, the award will be forfeited.
By accepting an award, a participant agrees to be bound by the terms of the 2010 Plan and the associated award agreement. If there is a conflict between the terms of the 2010 Plan and the terms of an award agreement, the terms of the 2010 Plan will control.
The types of awards that may be granted under the 2010 Plan are discussed below.
Options. An option gives a participant the right to purchase a specified number of common shares and may be an incentive stock option or nonqualified stock option. The price at which a common share may be purchased upon exercise of an option, called the “exercise price,” will be determined by the Compensation Committee, but may not be less than the fair market value of a common share on the date the option is granted. Generally, “fair market value” is the closing price of our common shares on NASDAQ on the date in question. For example, on July 15, 2010, the “fair market value” of a common share, as determined by the closing price on NASDAQ, was $25.17. The exercise price of an incentive stock option granted to an employee who owns shares possessing more than 10 percent of our voting power (a “10% holder”) may not be less than 110 percent of the fair market value of a common share on the date the option is granted. An option’s exercise price may be paid in any way determined by the Compensation Committee and specified in the award agreement, including payment in cash (or a cash equivalent), a cashless exercise, tendering common shares the participant already owns or a combination thereof. In no event may an option be exercised more than 10 years after the grant date (five years in the case of an incentive stock option issued to a 10% holder). Incentive stock options that become exercisable for the first time in any year cannot relate to common shares having a fair market value (determined on the date of grant) of more than $100,000 per participant.
Unless otherwise specified in the award agreement, a participant will not have any dividend or voting rights with respect to the common shares underlying an unexercised option.
Stock Appreciation Rights. A stock appreciation right gives a participant the right to receive the difference between the stock appreciation right’s exercise price and the fair market value of a common share on the date the stock appreciation right is exercised. Stock appreciation rights will be settled in (i) cash, (ii) common shares with a value on the settlement date equal to the difference between the fair market value of the common shares and the exercise price or (iii) a combination of cash and common shares, as determined by the Compensation Committee at the time of grant. The exercise price of a stock appreciation right will be determined by the Compensation Committee, but may not be less than the fair market value of a common share on the date the stock appreciation right is granted. A stock appreciation right will be forfeited if the applicable terms and conditions are not met or if it is not exercised before it expires (which may never be later than 10 years after the grant date). A participant who has been granted a stock appreciation right will not have any dividend or voting rights in connection with the notional shares underlying the stock appreciation right.

Restricted Stock. Restricted stock consists of common shares that are granted to a participant, but which are subject to certain restrictions on transferability and the risk of forfeiture if certain terms and conditions specified by the Compensation Committee are not met by the end of the restriction period. The restrictions may include time-based and/or performance-based restrictions. Restricted stock may not be sold or otherwise transferred until the end of the restriction period. Unless the award agreement specifies otherwise, we will hold the common shares subject to a restricted stock award in escrow until the restrictions lapse. A participant who has been granted restricted stock will have the right to receive dividends on the restricted stock and may vote those shares during the restriction period.
Other Stock-Based Awards.
     Whole Share Awards. The Compensation Committee may grant awards of whole common shares to any participant on any basis and subject to any terms it deems appropriate, subject to the maximum restriction of 240,000 shares discussed below.
     Restricted Stock Units. Restricted stock units consist of notional shares that are granted to a participant, but which are subject to restrictions on transfer and the risk of forfeiture if certain conditions specified by the compensation committee are not met by the end of the restriction period. A participant who has been granted restricted stock units will not have any dividend or voting rights in connection with the notional shares underlying the restricted stock units. At the end of the restriction period, the restricted stock units either will be forfeited or settled, depending on whether or not the applicable terms and conditions have been satisfied. Restricted stock units may be settled (i) by issuing one common share for each restricted stock unit, (ii) by paying the participant cash equal to the fair market value of a common share for each restricted stock unit or (iii) a combination of common shares and cash, as determined by the Compensation Committee at the time of grant.
Cash-Based Awards. A cash-based award gives a participant the right to receive a specified amount of cash.
Performance-Based Awards. Any type of award granted under the 2010 Plan may include performance criteria intended to qualify the award as performance-based compensation under Section 162(m) of the Tax Code. The grant, vesting, exercisability or settlement of any performance-based award will be conditioned on the attainment of performance objectives derived from one or more of the following performance criteria over a performance period:
For purposes of the Plan, the “Performance Criteria” for participants who are or are likely to be Covered Employees (as defined below) are as follows:
•	Gross revenues

•	Operating or net income

•	Gross or net sales

•	Margin improvement

•	Cash flow

•	Earnings per share

•	Total stockholder return

•	New products and lines of revenue

•	Customer satisfaction

•	Market share

•	Employee turnover

•	Developing and managing relationships with regulatory and other governmental agencies

•	Managing claims against us or any affiliate, including litigation

•	Improving efficiencies and productivity

•	Design and implementation of plans, programs, policies and systems of our Company and its Affiliates

•	Management of rebuilding, replacement, relocation or retirement of restaurants

•	Our book value or the book value of any designated affiliate or division

•	The trading value of our common shares

•	Appreciation in price of our common shares

•	Completing assigned corporate transactions, such as mergers, acquisitions or divestitures

•	Controlling expenses and implementing procedures for controlling expenses

•	One or more of (A) Return on Equity, (B) Return on Investment, (C) Return on Assets, (D) Return on Invested Capital, (E) Economic Value Added, (F) Stockholder Value Added, (G) Cash Flow Return on Investment and (H) Net Operating Profit After Taxes

•	Enhancing employee loyalty

•	Promoting same store sales

•	Increasing total food products sold

•	Integrating our systems and those of our affiliates

•	Promoting regulatory compliance

•	Brand development

Different performance objectives may be applied to individual participants or to groups of participants and may be based on the results achieved separately or collectively by us, any related entity or by any combination of our segments, products, divisions, or related entities. In addition, performance objectives may be measured on an absolute or cumulative basis or measured relative to selected peer companies or a market index.
The Compensation Committee may issue a performance-based award to any participant. However, a performance-based award granted to an employee whose compensation may be subject to limited deductibility under Section 162(m) of the Tax Code (a “Covered Employee”) is subject to the additional requirements discussed below. Generally, our named executive officers are our only Covered Employees. For performance-based awards granted to participants who are not Covered Employees, the Compensation Committee may follow the procedures described below, or it may apply other procedures that it believes are appropriate.
For performance-based awards to covered employees, the Compensation Committee will establish in writing:
•	the performance objectives to be applied to each performance-based award issued and the performance period over which their attainment will be measured;

•	the method for computing the performance-based award if the performance objectives are met; and

•	the covered employees or class of covered employees to which the performance objectives apply.
Additionally, for awards to covered employees, performance objectives normally must be established in writing no later than 90 days after the beginning of the applicable performance period or, if earlier, the completion of 25 percent of the applicable performance period.
The Compensation Committee will certify in writing whether the performance objectives and other terms and conditions of a performance-based award granted to a covered employee have been met at the end of the performance period. No performance-based award will be granted, vested, exercisable and/or settled unless the Compensation Committee makes this certification.
Generally, once established, the Compensation Committee may not increase the amount of, or revise any performance objectives associated with, a performance-based award to a covered employee. However, the Compensation Committee may reduce or eliminate the amount of any cash-based award with respect to a covered employee.
Authorized Shares and Limits on Awards. The 2010 Plan authorizes the issuance of 2.4 million common shares, plus (i) the number of shares that were authorized for awards under our existing plan providing stock-based compensation to employees and directors (which plan will be terminated as to new awards), but as to which awards have not been made as of the date of termination and (ii) any shares underlying awards granted under our existing plans which are forfeited after these plans are terminated. As of June 30, 2010, an aggregate of approximately 774,000 shares were available for new grants or awards under our existing stock-based compensation plan. The common shares issued under the 2010 Plan may consist of authorized and unissued shares not reserved for any other purpose or treasury shares.
If any award under the 2010 Plan is forfeited, terminated, exchanged or otherwise settled without the issuance of common shares or the payment of cash, the common shares associated with that award will be available for future awards. The number of common shares that may be issued under the 2010 Plan will be reduced by the number of common shares issued when an award (other than a stock appreciation right) is settled or exercised, the number of common shares underlying stock-based awards that are settled in cash (instead of shares), the number of common shares tendered to pay any exercise price or taxes associated with an award and the number of common shares underlying stock appreciation rights that are settled in stock or cash.
The 2010 Plan also imposes certain additional limits on awards, including:
•	A fungible share ratio of 2.63 which is used for purposes of counting full-value awards, such as restricted stock units, granted under the 2010 Plan against the shares remaining available under our Plan. While many companies’ equity plans do not incorporate a fungible share ratio, we believe that this feature of our 2010 Plan reflects our commitment to best practices and effective management of equity compensation.
•	During any fiscal year, individual limits are imposed so that no covered employee may receive options covering more than 2.4 million common shares, stock appreciation rights covering more than 2.4 million common shares, restricted shares covering more than 1.0 million common shares, other stock-based awards covering more than 1.0 million common shares, performance-based awards settled in shares covering more than 1.0 million common shares, or full value awards covering more than 1.0 million common shares.
•	During the life of the 2010 Plan, no individual can be provided with full value awards with no minimum vesting requirements covering more than 240,000 million common shares.

•	During any fiscal year, individual limits are imposed so that no covered employee may receive cash-based awards in excess of $7.5 million, or performance-based awards settled in cash in excess of $7.5 million.
Adjustments to Authorized Shares and Outstanding Awards. If there is a corporate transaction that affects our Company’s outstanding common shares (such as a stock dividend, stock split or recapitalization), the Compensation Committee will make any adjustments it believes are necessary or appropriate to the number of common shares authorized to be issued under the 2010 Plan and to the individual limitations described in the preceding section. The Compensation Committee also will make adjustments to outstanding awards that it believes are necessary or appropriate to preserve the value of the awards, such as adjusting the exercise price of, and the number of common shares subject to, the awards. Any adjustments the Compensation Committee makes will be final and binding on all participants.
Effect of Termination on Awards. Unless either the award agreement or the 2010 Plan provides otherwise, the following rules apply to all awards granted under the 2010 Plan.
Death or Disability. If a participant’s employment or board service terminates because of death or “disability” (as defined in the 2010 Plan), on the date of termination:
•	all options and stock appreciation rights (whether or not then exercisable) then held by the participant will be exercisable by the participant or the participant’s beneficiaries at any time before the earlier of the normal expiration date specified in the award agreement or one year after the participant’s death or disability;

•	all restricted stock and restricted stock units then held by the participant will be fully vested; and

•	all other awards then held by the participant that are unvested or that have not been earned or settled will be vested, exercisable, settled or forfeited as provided in the award agreement.
Retirement. If a participant’s employment or board service terminates because of “retirement” (as defined in the 2010 Plan), on the retirement date:
•	all options and stock appreciation rights (whether or not then exercisable) then held by the participant will be exercisable at any time before the normal expiration date specified in the award agreement; however, an incentive stock option that is not exercised within three months after the retirement date will be treated as a nonqualified stock option;

•	all restricted stock and restricted stock units then held by the participant will be fully vested; and

•	all other awards then held by the participant that are unvested or that have not been earned or settled will be vested, exercisable, settled or forfeited as provided in the award agreement.
Involuntary Termination of Service for Cause. All outstanding awards will be forfeited if a participant’s service is terminated for “cause” (as defined in the 2010 Plan).
Termination for any Other Reason. Generally, all outstanding awards held by a participant whose service terminates for any reason other than those specified above will be forfeited on the termination date. However, all then exercisable options and stock appreciation rights then held by a participant who is terminated involuntarily without cause may be exercised at any time before the earlier of the normal expiration date specified in the award agreement or 30 days after the termination date.
Performance-Based Awards. Notwithstanding the above and unless the award agreement specifies otherwise, if a participant terminates for any reason, all performance-based awards held by the participant that are subject to a pending performance period will be forfeited.
Effect of a Change in Control or Business Combination. Unless otherwise specified in the award agreement or an employment or change in control agreement between us or any related entity and the participant, if we undergo a change in control or business combination (each as defined in the 2010 Plan), all of a participant’s awards will be fully vested and exercisable and any applicable performance objectives will be treated as having been met.
Other Events Resulting in the Forfeiture of Awards. Unless otherwise specified in the award agreement, all awards granted under the 2010 Plan that have not been exercised or settled will be forfeited if the participant:
•	engages in activities described in the 2010 Plan that are in competition with us or any related entity;

•	refuses or fails to consult with, supply information to or otherwise cooperate with us or any related entity after having been requested to do so; or

•	deliberately engages in any action that the Compensation Committee concludes could harm us or any related entity.
Adoption, Amendment and Termination of Plan and Award Agreements.
Adoption of the 2010 Plan. The 2010 Plan was approved by the board of directors effective June 22, 2010, subject to approval by our stockholders, and will remain in effect until June 22, 2020. However, the Compensation Committee may not issue any performance-based awards to covered employees after the 2020 annual meeting of stockholders. The board may terminate, suspend or amend the 2010 Plan at any time without stockholder approval, except to the extent that stockholder approval is required to satisfy applicable requirements imposed by law or any securities exchange on which our securities are listed or traded. Also, no amendment to the 2010 Plan may result in the loss of a Compensation Committee member’s status as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act with respect to any of our employee benefit plans. Also, no amendment to the 2010 Plan may, without the consent of the affected participant (except as specifically provided in the 2010 Plan or an award agreement), adversely affect any award granted before the termination, suspension or amendment.
Amendment and Termination of Award Agreements. No award agreement may be amended without the mutual, written consent of us and the affected participant, except as otherwise specifically provided in the 2010 Plan or the award agreement.
U.S. Federal Income Tax Consequences. The following is a brief summary of the general U.S. federal income and employment tax consequences relating to the 2010 Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this proxy statement and does not purport to be a complete description of the U.S. federal income or employment tax laws.
Incentive Stock Options. Incentive stock options are intended to qualify for special treatment available under Section 422 of the Tax Code. A participant who is granted an incentive stock option will not recognize ordinary income at the time of grant, and we will not be entitled to a deduction at that time. A participant will not recognize ordinary income upon the exercise of an incentive stock option provided that the participant was, without a break in service, an employee of our Company or a subsidiary during the period beginning on the grant date of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to permanent and total disability).
If the participant does not sell or otherwise dispose of the common shares acquired upon the exercise of an incentive stock option within two years from the grant date of the incentive stock option or within one year after he or she receives the common shares, then, upon disposition of such common shares, any amount recognized in excess of the exercise price will be taxed to the participant as a capital gain, and we will not be entitled to a corresponding deduction. The participant will generally recognize a capital loss to the extent that the amount recognized is less than the exercise price.
If the foregoing holding period requirements are not met, the participant will generally recognize ordinary income at the time of the disposition of the common shares in an amount equal to the lesser of (i) the excess of the fair market value of the common shares on the date of exercise over the exercise price or (ii) the excess, if any, of the amount recognized upon disposition of the common shares over the exercise price, and we will be entitled to a corresponding deduction. Any amount recognized in excess of the value of the common shares on the date of exercise will be capital gain. If the amount recognized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount recognized upon the disposition of the common shares.
The rules that generally apply to incentive stock options do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from incentive stock options.
Nonqualified Stock Options. A participant will not recognize ordinary income when a nonqualified stock option is granted, and we will not receive a deduction at that time. When a nonqualified stock option is exercised, a participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the common shares that the participant purchased over the exercise price he or she paid, and we will be entitled to a corresponding deduction.
Stock Appreciation Rights. A participant will not recognize ordinary income when a stock appreciation right is granted, and we will not receive a deduction at that time. When a stock appreciation right is exercised, a participant will recognize ordinary income equal to the cash and/or the fair market value of common shares the participant receives, and we will be entitled to a corresponding deduction.

Restricted Stock. Generally, a participant who has been granted restricted stock will not recognize ordinary income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the underlying common shares are not transferable and that the restrictions create a “substantial risk of forfeiture” for federal income tax purposes. Generally, upon the vesting of restricted stock, the participant will recognize ordinary income in an amount equal to the then fair market value of the common shares, less any consideration paid for such common shares, and we will be entitled to a corresponding deduction. Any gains or losses recognized by the participant upon disposition of the common shares will be treated as capital gains or losses. A participant may elect pursuant to Section 83(b) of the Tax Code to have income recognized at the date of grant of a restricted stock award equal to the fair market value of the common shares on the grant date and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, we will be entitled to a corresponding deduction in the year of grant.
Restricted Stock Units. A participant will not recognize ordinary income when restricted stock units are granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the restricted stock units are settled in an amount equal to the fair market value of the common shares or the cash he or she receives, less any consideration paid, and we will be entitled to a corresponding deduction.
Whole Shares. A participant will recognize ordinary income equal to the fair market value of the common shares subject to a whole share award when he or she receives the common shares, and we will be entitled to a corresponding deduction at that time.
Cash-Based Awards. A participant will not recognize ordinary income at the time a cash-based award which is subject to vesting is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the cash-based award is settled in an amount equal to the cash he or she receives, and we will be entitled to a corresponding deduction. If a cash-based award is not subject to vesting, the participant will recognize ordinary income at the time the cash-based award is granted, and we will be entitled to a corresponding deduction.
Miscellaneous. When a participant sells common shares that he or she has received under an award, the participant will generally recognize long-term capital gain or loss if, at the time of the sale, the participant has held the common shares for more than one year (or, in the case of a restricted stock award, more than one year from the date the restricted stock vested unless the participant made an election pursuant to Section 83(b), described above). If the participant has held the common shares for one year or less, the gain or loss will be a short-term capital gain or loss. Generally, income recognized upon the exercise, vesting or settlement of awards (other than incentive stock options) under the 2010 Plan will be subject to employment taxes, including Social Security and Medicare taxes.
Section 162(m) of the Tax Code. Awards granted under the 2010 Plan may qualify as “performance-based compensation” under Section 162(m) of the Tax Code to preserve certain federal income tax deductions by us related to covered employees. To so qualify, awards must be granted under the 2010 Plan by a committee consisting solely of two or more “outside directors” (as defined under applicable tax regulations) and satisfy the 2010 Plan’s limit on the total number of common shares that may be awarded to any one participant during any fiscal year. In addition, for awards other than options to qualify as “performance-based compensation,” the granting, vesting, exercisability or settlement of the award, as the case may be, must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.” The Compensation Committee meets the composition requirements of Section 162(m).
Sections 280G and 4999 of the Tax Code. Sections 280G and 4999 of the Tax Code impose penalties on “excess parachute payments.” An excess parachute payment occurs when payments are made to a “disqualified individual” (as defined under Section 280G of the Tax Code) in connection with a change in control in an amount equal to or greater than 300 percent of the recipient’s taxable compensation averaged over the five calendar years ending before the change in control (or over the entire period of employment if the participant has been employed less than five calendar years). This average is called the “base amount.” The excess parachute payment is the amount by which the payments exceed the participant’s base amount.
Excess parachute payments are subject to a 20 percent excise tax. This tax is in addition to other federal, state and local income, wage and employment taxes. We may not deduct the amount of any excess parachute payment, and the $1,000,000 limit on deductible compensation under Section 162(m) would be reduced by the amount of the excess parachute payment.

Section 409A of the Tax Code. In 2004, the Tax Code was amended to add Section 409A, which creates new rules for amounts deferred under nonqualified deferred compensation plans. Section 409A includes a broad definition of nonqualified deferred compensation plans which may extend to various types of awards granted under the 2010 Plan. The proceeds of any award that is subject to Section 409A are subject to a 20 percent excise tax if those proceeds are distributed before the recipient separates from service with us or before the occurrence of other specified events, such as death, disability or a change in control, all as defined in Section 409A. The 2010 Plan has been drafted to comply with Section 409A.
The Compensation Committee intends to administer the 2010 Plan to avoid or minimize the effect of Section 409A. The 2010 Plan authorizes the board of directors to amend the 2010 Plan and the Compensation Committee to amend any award agreements to the extent necessary to comply with Section 409A. Further, if necessary, the Compensation Committee will amend individual award agreements to the extent necessary to avoid penalties arising under Section 409A, even if those amendments reduce, restrict or eliminate rights granted under the award agreement before those amendments are adopted.
Benefits Proposed to be Awarded Under the 2010 Plan. No benefits or amounts have been granted, awarded or received under the 2010 Plan. Because awards under the 2010 Plan are discretionary, no awards are determinable at this time.
Under our compensation program for directors for fiscal 2010, each non-employee director received an annual award of common shares having a value of $100,000. If the 2010 Plan had been in effect at that time, these director awards would have been made under the 2010 Plan. Additionally, under our current compensation program for directors, each non-employee director will receive an annual grant of shares of restricted stock with a value equal to $100,000, and these future grants will be made under the 2010 Plan if it is approved by our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
FOR THE APPROVAL OF THE 2010 PLAN.
Equity Compensation Plan Information
In September 2006, our stockholders approved the Bob Evans Farms, Inc. 2006 Equity and Cash Incentive Plan (as amended, the “2006 Plan”). Currently, the 2006 Plan is the only plan under which we may issue equity securities to our directors, officers and employees. As of April 30, 2010, a number of awards were outstanding under the 2006 Plan and our previous equity plans, including:
•	the Bob Evans Farms, Inc. Second Amended and Restated 1992 Nonqualified Stock Option Plan (the “1992 Stock Option Plan”);

•	the Bob Evans Farms, Inc. First Amended and Restated 1993 Long Term Incentive Plan for Managers (the “1993 LTIP”);

•	the Bob Evans Farms, Inc. First Amended and Restated 1994 Long Term Incentive Plan (the “1994 LTIP”); and

•	the Bob Evans Farms, Inc. Second Amended and Restated 1998 Stock Option and Incentive Plan (the “1998 Stock Option Plan”).
Our stockholders approved all of our previous equity plans. These plans were terminated as to new awards when our stockholders adopted the 2006 Plan. Any shares that were available for issuance under our previous equity plans at the time they were terminated became available for issuance under the 2006 Plan.

The following table shows, as of April 30, 2010, the number of shares of common stock issuable upon exercise of outstanding options, the weighted-average exercise price of those options and the number of shares of common stock remaining for future issuance under the 2006 Plan, excluding shares issuable upon exercise of outstanding options.

(c)
Number of securities
remaining available for
	(a)	(b)	future issuance under
	Number of securities to	Weighted-average exercise	equity compensation
	be issued upon exercise of	price of outstanding	plans (excluding
	options, warrants and	options, warrants and	securities reflected in
Plan category	rights	rights	column(a))
Equity compensation plans approved by security holders	1,403,463 (1)	$29.21	1,225,157 (2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,403,463	$29.21	1,225,157

(1)	Includes:
•	26,406 common shares issuable upon exercise of options granted under the 1992 Stock Option Plan;

•	2,552 common shares issuable upon exercise of options granted under the 1994 LTIP;

•	935,106 common shares issuable upon exercise of options granted under the 1998 Stock Option Plan; and

•	439,399 common shares issuable upon exercise of options granted under the 2006 Plan.

(2)	Represents shares available for issuance under the 2006 Plan, including 1,114,761 shares that were made available for issuance under the 2006 Plan when the 1992 Stock Option Plan, 1993 LTIP and 1998 Stock Option Plan were terminated, as well as shares that became available for issuance under the 2006 Plan when outstanding awards under the 1992 Stock Option Plan, 1993 LTIP and 1998 Stock Option Plan expired or were otherwise forfeited. Shares available for future issuance under the 2006 Plan may be granted in the form of incentive stock options, nonqualified stock options, performance shares, performance units, restricted stock, restricted stock units, stock appreciation rights or whole shares.
In addition, as of April 30, 2010, there were 374,566 shares of restricted stock outstanding, consisting of 89,736 shares granted under the 1993 LTIP and 284,830 shares granted under the 2006 Plan.
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2011 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our corporate headquarters, in care of our Vice President, General Counsel and Corporate Secretary. We must receive all submissions no later than April 5, 2011. We strongly encourage any stockholder interested in submitting a proposal to contact our Vice President, General Counsel and Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.
Alternatively, under our Bylaws, if a stockholder does not want to submit a proposal for the 2011 annual meeting for inclusion in our proxy statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board directly (rather than through our Nominating and Corporate Governance Committee), the stockholder may submit the proposal or nomination to our Vice President, General Counsel and Corporate Secretary between May 16, 2011 and June 15, 2011. However, if the date of the 2011 annual meeting is changed by more than 30 days from the anniversary of the 2010 annual meeting, our Vice President, General Counsel and Corporate Secretary must receive the notice no later than the close of business on the later of (1) the 90th day before the annual meeting or (2) the 10th day after the day on which we publicly disclose the date of the 2011 annual meeting.

Stockholders who intend to nominate an individual for election to the Board or to bring any other business before a meeting of stockholders must follow the procedures outlined in Section 2.07 of Article II of our Bylaws. Under these procedures, the stockholder must be a stockholder of record at the time we give notice of the meeting and be entitled to vote at the meeting. The stockholder also must provide a notice including the information specified in our Bylaws concerning the proposal or the nominee and information regarding the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not comply with these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. Our Bylaws are posted on our Web site at www.bobevans.com in the “Investors” section under “Corporate Governance.” To make a submission or to request a copy of our Bylaws, stockholders should contact our Vice President, General Counsel and Corporate Secretary.
REPORTS TO BE PRESENTED AT THE ANNUAL MEETING
Our Annual Report to Stockholders for the fiscal year ended April 30, 2010, which contains financial statements for such fiscal year and the signed report of Ernst & Young LLP, independent registered public accounting firm, with respect to such financial statements, will be presented at the annual meeting. The Annual Report is not to be regarded as proxy soliciting material, and our management does not intend to ask, suggest or solicit any action from the stockholders with respect to the Annual Report.
OTHER MATTERS
As of the date of this proxy statement, the only business management intends to present at the annual meeting consists of the matters set forth in this proxy statement. If any other matters properly come before the annual meeting, then individuals appointed by the Board will vote on those matters in their discretion in accordance with their best judgment. All valid proxies received will be voted unless they are properly revoked.
You are requested to vote by visiting the www.proxyvote.com Web site as indicated on the proxy card, calling (800) 690-6903, or by signing, completing and dating a proxy card and mailing it promptly in the envelope provided. Your vote is very important.

APPENDIX A
PROPOSAL TO AMEND BYLAWS TO
PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS
Section 3.01. Number of Directors. The number of directors of the corporation shall be not less than nine (9) nor more than fifteen (15). Initially there shall be nine (9) directors and thereafter the number of directors shall be as provided from time to time in the by-laws, provided that no amendment to the by-laws decreasing the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken by the directors (whether through amendment of the by-laws or otherwise) to increase the number of directors as provided in the by-laws from time to time unless at least eighty percent (80%) of the directors then in office shall concur in said action. Directors need not be stockholders. ~~Commencing with the election of directors at the 1986 annual meeting of stockholders, the board of directors shall be divided into three classes, designated class I, class II and class III, as nearly equal in number as possible, and the term of office of directors in one class shall expire at each annual meeting of stockholders, and in all cases as to each director until a successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of class I shall expire at the annual meeting of stockholders in 1987, that of class II shall expire at the annual meeting of stockholders in 1988, and that of class III shall expire at the annual meeting of stockholders in 1989, and in all cases as to each director until a successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.~~  Without limiting the term of any director previously elected, directors elected to the board of directors at or after the annual meeting of stockholders to be held in 2010 shall hold office until the first annual meeting of stockholders following their election and until his or her successor shall have been duly elected and qualified or until the director’s earlier death, resignation or removal.
SECTION 3.02. Vacancies. Vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, or by a sole remaining director, and the directors so chosen shall hold office until the next election of ~~the class for which such~~ directors ~~shall have been chosen~~ and until their successors are duly elected and shall qualify, ~~unless sooner displaced~~ or until such director’s earlier resignation, removal or death. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

A-1

APPENDIX B
PROPOSAL TO AMEND BYLAWS TO REDUCE STOCKHOLDER APPROVAL
THRESHOLD REQUIRED TO AMEND SECTION 3.01 OF OUR BYLAWS
Section 8.01. Amendments. These by-laws may be amended or repealed by the board of directors pursuant to the certificate of incorporation or by affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal: provided, however, that the provisions set forth in this Article VIII, in Article II, Sections 2.05 and 2.08 and in Article III, Section~~s 3.01 and~~ 3.13, herein may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of eighty percent (80%) of the stock issued and outstanding and entitled to vote thereon.

B-1

ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 13, 2010
Bob Evans Farms, Inc. Dan Evans Center for Excellence
3700 S. High Street
Columbus, Ohio 43207
Meeting begins at 10:00 a.m. — Doors open at 9:30 a.m.
Stockholders of record as of July 15, 2010, are welcome to attend the 2010 Annual Meeting of Stockholders of Bob Evans Farms, Inc. Please note the following admission requirements:
•	If you are the stockholder of record, you must bring:
o	valid government-issued picture identification; and

o	an admission ticket (which is attached to the enclosed proxy card) or a copy of the Notice of Internet Availability of Proxy Materials that you received in the mail in order to enter the meeting.
•	If your shares are held in the name of your broker, bank or other stockholder of record, you must bring:
o	valid government-issued picture identification; and

o	an account statement or a letter from the stockholder of record indicating that you were the beneficial owner of the shares on July 15, 2010, in order to enter the meeting.
•	If you are the representative of a corporation, limited liability company, partnership or other legal entity that holds shares of our common stock, you must bring:
o	valid government-issued picture identification; and

o	acceptable evidence of your authority to represent the legal entity at the meeting. Only one representative may attend.
•	If you arrive at the annual meeting without the required items described above, you will be not be able to attend the meeting.

•	Cameras and recording equipment, or similar devices, are not allowed into the annual meeting. Cell phones must also be turned off.
The annual meeting will be available live or over the Internet via Web cast at www.bobevans.com/ir. A replay will also be available on our Web site following the meeting. For more information, please contact our Investor Relations Department at (614) 492-4959.

APPENDIX C
BOB EVANS FARMS, INC.
2010 EQUITY AND CASH INCENTIVE PLAN
          The purpose of the Plan is to promote the Company’s long-term financial success and increase stockholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees, directors and consultants and enable Participants to participate in the Company’s long-term growth and financial success.
ARTICLE I
DEFINITIONS
          When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms.
     1.1 “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.
     1.2 “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.
     1.3 “Award” shall mean any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award or Cash-Based Award granted pursuant to the Plan.
     1.4 “Award Agreement” shall mean any written or electronic agreement between the Company and a Participant that describes the terms and conditions of an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.
     1.5 “Board” shall mean the Board of Directors of the Company.
     1.6 “Cash-Based Award” shall mean a cash Award granted pursuant to Article IX of the Plan.
     1.7 “Cause” shall mean, unless otherwise provided in the related Award Agreement or in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of the events contemplated by the employment agreement or other agreement, as applicable), a Participant’s: (a) willful and continued failure to substantially perform assigned duties; (b) gross misconduct; (c) breach of any term of any agreement with the Company or any Affiliate, including the Plan and any Award Agreement; (d) conviction of (or plea of no contest or nolo contendere to) (i) a felony or a misdemeanor that originally was charged as a felony but which was subsequently reduced to a misdemeanor through negotiation with the charging entity or (ii) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to the Company or any Affiliate; or (e) violation of the Company’s code of conduct or any other policy of the Company or any Affiliate that applies to the Participant. Notwithstanding the foregoing, Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence approved by the Company.
     1.8 “Change in Control” shall mean, unless otherwise provided in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of events contemplated by the employment agreement or other agreement, as applicable), the occurrence of any of the following:
          (a) the members of the Board on the effective date of this Plan (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the effective date of this Plan whose election, or nomination for election by the

Company’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;
          (b) the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; provided, however, that the provisions of this paragraph (b) shall not include the acquisition of voting securities by any entity or person with respect to which that acquirer has filed SEC Schedule 13G (or any successor form or filing) indicating that the voting securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person indicates that its intent has changed by filing SEC Schedule 13D (or any successor form or filing);
          (c) the consummation of a merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the stockholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination or the Company;
          (d) the sale or other disposition of all or substantially all of the assets of the Company; or
          (e) the liquidation or dissolution of the Company.
Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Section 409A of the Code (and for which no exception applies), a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.
     1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
     1.10 “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is an “outside director,” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder, a “non-employee” director within the meaning of Rule 16b-3 under the Act, and an “independent director” under the rules of the exchange on which the Shares are listed.
     1.11 “Company” shall mean Bob Evans Farms, Inc., a Delaware corporation, and any successor thereto.
     1.12 “Consultant” shall mean any person who renders services to the Company or any of its Affiliates other than an Employee or a Director.
     1.13 “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.
     1.14 “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.
     1.15 “Disability” shall mean:
          (a) with respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code;

          (b) with respect to the payment, exercise or settlement of any Award that is (or becomes) subject to Section 409A of the Code (and for which no exception applies), (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s employer, or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; and
          (c) with respect to a Participant’s right to exercise or receive settlement of any Award or with respect to the payment, exercise or settlement of any Award not described in subsection (a) or (b) of this definition, a Participant’s inability (established by an independent physician selected by the Committee and reasonably acceptable to the Participant or to the Participant’s legal representative) due to illness, accident or otherwise to perform his or her duties, which is expected to be permanent or for an indefinite duration longer than twelve (12) months.
     1.16 “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common-law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.
     1.17 “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:
          (a) If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the trading day immediately before the relevant date;
          (b) If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, and if the relevant date is not a trading day, then on the trading day immediately before the relevant date; or
          (c) If neither (a) nor (b) applies, (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.
     1.18 “Full Value Award” shall mean an Award that is settled by the issuance of Shares, other than an Incentive Stock Option, a Nonqualified Stock Option or a Stock Appreciation Right.
     1.19 “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.
     1.20 “Nonqualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.
     1.21 “Option” shall mean an option to purchase Shares which is granted pursuant to Article V of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.
     1.22 “Other Stock-Based Award” shall mean an Award granted pursuant to Article VIII of the Plan.
     1.23 “Participant” shall mean an Employee, Director or Consultant who is granted an Award under the Plan.

     1.24 “Performance-Based Award” shall mean an Award described in Section 10.1 of the Plan.
     1.25 “Performance Criteria” shall mean (a) with respect to a Participant who is or is likely to be a Covered Employee, the performance criteria described in Section 10.2(a) of the Plan, and (b) with respect to any other Participant, any performance criteria determined by the Committee in its sole discretion.
     1.26 “Plan” shall mean the Bob Evans Farms, Inc. 2010 Equity and Cash Incentive Plan, as set forth herein and as may be amended from time to time.
     1.27 “Preexisting Plan” shall mean the Bob Evans Farms, Inc. Amended and Restated 2006 Equity and Cash Incentive Plan. Upon approval by the Plan by the Company’s stockholders, no further awards will be issued under the Preexisting Plan, although the Preexisting Plan will remain in effect after the Company’s stockholders approve the Plan for purposes of determining any grantee’s right to awards issued under the Preexisting Plan before that date
     1.28 “Restricted Stock” shall mean an Award granted pursuant to Article VII of the Plan under which a Participant is issued Shares which are subject to specified restrictions on vesting and transferability.
     1.29 “Retirement” shall mean, unless otherwise provided in the related Award Agreement or in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of the events contemplated by the employment agreement or other agreement, as applicable), a Participant’s voluntary termination of employment or Board service on or after the earlier of the date on which (a) an Employee or Director attains age fifty-five (55) and has been credited with ten (10) or more years of service (whether in the capacity of an Employee or as a Director) with the Company or any Affiliate; or (b)(i) the sum of the Employee’s or Director’s age (measured in whole years only) and years of service (whether in the capacity of an Employee or as a Director) with the Company or any Affiliate equals or exceeds 70 and (ii) the Employee or Director has been credited with at least ten (10) years of service (whether in the capacity of an Employee or as a Director) with the Company or any Affiliate.
     1.30 “Shares” shall mean the common shares, par value $0.01 per share, of the Company or any security of the Company issued in satisfaction, exchange or in place of these shares.
     1.31 “Stock Appreciation Right” shall mean an Award granted pursuant to Article VI of the Plan under which a Participant is given the right to receive the difference between the Fair Market Value of a Share on the date of grant and the Fair Market Value of a Share on the date of exercise of the Award.
     1.32 “Subsidiary” shall mean: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty (50%) by reason of stock ownership or otherwise.
     1.33 “Treasury Regulations” shall mean the regulations issued by the United States Department of the Treasury with respect to the relevant section of the Code.
ARTICLE II
SHARES SUBJECT TO THE PLAN
     2.1 Number of Shares Available for Awards. Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 2,400,000, plus the number of Shares that, on the date the Plan is approved by the Company’s stockholders, are available to be granted under the Preexisting Plan but which are not then subject to outstanding awards under the Preexisting Plan, all of which may be granted with respect to Incentive Stock Options. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose or Shares purchased by the Company or an independent agent in either a private transaction or in the open market. Subject to this Article II, (a) upon a grant of a Full Value Award, the number of Shares available for issuance under the Plan shall be reduced by 2.63 Shares for each Share subject to such Full Value Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to 2.63 Shares for each Share subject to such an Award that becomes available for future grant under the Plan pursuant to Section 2.2 and (b) upon a grant of an Option or Stock Appreciation Right, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the number of Shares subject to such Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.
     2.2 Share Usage. In addition to the number of Shares provided for in Section 2.1, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that is settled only in cash; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees, Directors or Consultants as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates; (d) any Shares subject to outstanding awards under the Preexisting Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares; and (e) any Shares from awards exercised for or settled in vested and nonforfeitable Shares that are later returned to the Company pursuant to any compensation recoupment policy, provision or agreement. Nothing in the foregoing shall be construed as permitting any Shares surrendered upon exercise of an Award as payment of the applicable exercise price or withheld to satisfy any applicable taxes to be again available for Awards under the Plan.
     2.3 Fiscal Year Limits. Subject to Section 2.4 and unless and until the Committee determines that an Award to a Covered Employee shall not be designed as “qualified performance-based compensation” under Section 162(m) of the Code, during any fiscal year of the Company, the Committee may not grant to any Participant (a) Options covering more than 2,400,000 Shares, (b) Stock Appreciation Rights covering more than 2,400,000 Shares, (c) more than 1,000,000 Shares of Restricted Stock, (d) Other Stock-Based Awards covering more than 1,000,000 Shares, (e) Cash-Based Awards equal to more than $7,500,000, (f) Performance-Based Awards that are to be settled in Shares covering more than 1,000,000 Shares, (g) Performance-Based Awards that are to be settled in cash equal to more than $7,500,000 and (h) Full Value Awards covering more than 1,000,000 Shares.
     2.4 Adjustments. In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Shares or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; (b) any Share-based limits imposed under the Plan; and (c) the exercise price, number of Shares and other terms or limitations applicable to outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 2.4 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.
     2.5 Full Value Awards. Notwithstanding anything in the Plan to the contrary, the Committee may grant Full Value Awards covering up to 240,000 Shares without regard to the minimum vesting requirements of Sections 7.3(a) and 8.1 of the Plan.
ARTICLE III
ADMINISTRATION
     3.1 In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons.
     3.2 Delegation of Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with Section 162(m) of the Code or any other applicable law; (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act; and (c) its authority under any equity award granting policy of the Company that may be in effect from time to time.
ARTICLE IV
ELIGIBILITY
     Any Employee, Director or Consultant selected by the Committee shall be eligible to be a Participant in the Plan; provided, however, that Incentive Stock Options shall only be granted to Employees who are employed by the Company or any of its Affiliates.
ARTICLE V
OPTIONS
     5.1 Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.
     5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Option, the number of Shares covered by the Option, the conditions upon which the Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
     5.3 Exercise Price. The exercise price per Share of an Option shall be determined by the Committee at the time the Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.
     5.4 Term. The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its date of grant.
     5.5 Exercisability. Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (a) performance goals based on one (1) or more Performance Criteria; and (b) time-based vesting requirements.
     5.6 Exercise of Options. Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of an Option may be paid: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; provided that such Shares had been held for at least six (6) months or such other period required to obtain favorable accounting treatment and to comply with the requirements of Section 16 of the Act; (c) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); (d) by a combination of the methods described in clauses (a), (b) and/or (c); or (e) though any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.
     5.7 Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:
          (a) The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.
          (b) The aggregate Fair Market Value of the Shares (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not be greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code.
          (c) No Incentive Stock Option shall be granted to any Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (ii) the date on which such Incentive Stock Option will expire is not later than five (5) years from the date the Incentive Stock Option is granted.
ARTICLE VI
STOCK APPRECIATION RIGHTS
     6.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.
     6.2 Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.
     6.3 Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.
     6.4 Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its date of grant.
     6.5 Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (a) performance goals based on one (1) or more Performance Criteria; and (b) time-based vesting requirements.
     6.6 Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock

Appreciation Right is exercised. A Stock Appreciation Right may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.
ARTICLE VII
RESTRICTED STOCK
     7.1 Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.
     7.2 Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.
     7.3 Terms, Conditions and Restrictions.
          (a) The Committee shall impose such other terms, conditions and/or restrictions on any Shares of Restricted Stock as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Share of Restricted Stock, restrictions based on the achievement of specific performance goals (which may be based on one (1) or more of the Performance Criteria), time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. Notwithstanding the foregoing, subject to Sections 2.5 and Article XII of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of a Restricted Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Restricted Stock Award more quickly than in pro rata installments over three (3) years from the date of grant of the Award.
          (b) To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
          (c) Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.
     7.4 Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:
          (a) Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.
          (b) Unless otherwise provided in the related Award Agreement, (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that receipt of any such dividends or other distributions will be subject to the same terms and conditions as the Shares of Restricted Stock with respect to which they are paid.
ARTICLE VIII
OTHER STOCK-BASED AWARDS
     8.1 Grant of Other Stock-Based Awards. Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Committee shall determine, including without limitation, (a) unrestricted Shares or (b) time-based or performance-based restricted stock units that are settled in Shares and/or cash. Notwithstanding the foregoing, subject to Sections 2.5 and Article XII of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no condition on vesting of an Other Stock-Based Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Other Stock-Based Award more quickly than in pro rata installments over three (3) years from the date of grant of the Award.
     8.2 Award Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Stock-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.
     8.3 Form of Settlement. An Other Stock-Based Award may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.
     8.4 Dividend Equivalents. Awards of Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement.
ARTICLE IX
CASH-BASED AWARDS
     Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time and method of settlement and the other terms and conditions, as applicable, of such Award which may include, without limitation, performance objectives and that the Cash-Based Award is a Performance-Based Award under Article X.
ARTICLE X
PERFORMANCE-BASED AWARDS
     10.1 In General. Notwithstanding anything in the Plan to the contrary, Cash-Based Awards, Shares of Restricted Stock and Other Stock-Based Awards may be granted in a manner which is deductible by the Company under Section 162(m) of the Code (“Performance-Based Awards”). As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one (1) or more Performance Criteria during a performance period established by the Committee. Any such Award must meet the requirements of this Article X.
     10.2 Performance Criteria.
          (a) For purposes of the Plan, the “Performance Criteria” for Participants who are or are likely to be Covered Employees are as follows:
(i)	Gross revenues;

(ii)	Operating or net income;

(iii)	Gross or net sales;

(iv)	Margin improvement;

(v)	Cash flow;

(vi)	Earnings per share;

(vii)	Total stockholder return (“TSR”);

(viii)	New products and lines of revenue;

(ix)	Customer satisfaction;

(x)	Market share;

(xi)	Employee turnover;

(xii)	Developing and managing relationships with regulatory and other governmental agencies;

(xiii)	Managing claims against the Company or any Affiliate, including litigation;

(xiv)	Improving efficiencies and productivity;

(xv)	Design and implementation of plans, programs, policies and systems of the Company and its Affiliates;

(xvi)	Management of rebuilding, replacement, relocation or retirement of restaurants;

(xvii)	The Company’s book value or the book value of any designated Affiliate or division;

(xviii)	The trading value of the Shares;

(xix)	Appreciation in price of the Shares;

(xx)	Completing assigned corporate transactions, such as mergers, acquisitions or divestitures;

(xxi)	Controlling expenses and implementing procedures for controlling expenses;

(xxii)	One or more of (A) Return on Equity (or “ROE”), (B) Return on Investment (or “ROI”), (C) Return on Assets (or “ROA”); (D) Return on Invested Capital (or “ROIC”), (E) Economic Value Added (or “EVA”), (F) Stockholder Value Added (or “SVA”), (G) Cash Flow Return on Investment (or “CFROI”) and (H) Net Operating Profit After Taxes (or “NOPAT”);

(xxiii)	Enhancing employee loyalty;

(xxiv)	Promoting same store sales;

(xxv)	Increasing total food products sold;

(xxvi)	Integrating systems of the Company and its Affiliates;

(xxvii)	Promoting regulatory compliance; and

(xxviii)	Brand development.

          (b) Performance Criteria may relate to the individual Participant, the Company, one (1) or more of its Affiliates or one (1) or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one (1) or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.
     10.3 Establishment of Performance Goals. With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall establish: (a) the applicable performance goals and performance period and (b) the formula for computing the Performance-Based Award. Such terms and conditions shall be established in writing while the outcome of the applicable performance period is substantially uncertain, but in no event later than the earlier of: (i) ninety (90) days after the beginning of the applicable performance period; or (ii) the expiration of twenty-five percent (25%) of the applicable performance period.
     10.4 Certification of Performance. With respect to Performance-Based Awards for Participants who are or are likely to be Covered Employees, the Committee shall certify in writing whether the applicable performance goals and other material terms imposed on such Performance-Based Awards have been satisfied, and, if they have, ascertain the amount of the applicable Performance-Based Award. No such Performance-Based Award shall be granted, vested, exercisable and/or settled, as the case may be, until the Committee makes this certification.
     10.5 Modifying Performance-Based Awards. To the extent consistent with Section 162(m) of the Code, performance goals relating to such Performance-Based Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.
     10.6 Negative Discretion. In the Committee’s sole discretion, the amount of a Performance-Based Award actually paid to a Participant may be less than the amount determined by the applicable performance goal formula.
ARTICLE XI
TERMINATION OF EMPLOYMENT OR SERVICE
     With respect to each Award granted under the Plan, the Committee shall, subject to the terms and conditions of the Plan, determine the extent to which the Award shall vest and the extent to which the Participant shall have the right to exercise and/or receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates. Such provisions shall be determined in the sole discretion of the Committee at any time prior to or after such termination, shall be included in the related Award Agreement or an amendment thereto, need not be uniform among all Awards granted under the Plan and may reflect distinctions based on the reasons for termination. Except as otherwise provided in the Plan, the vesting conditions of an Award may only be accelerated upon the death, termination due to Disability, Retirement or involuntary termination without Cause of the Participant. Notwithstanding the foregoing, in no event shall any Performance-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, be settled or become exercisable in full, upon the termination of employment of the Covered Employee without regard to the satisfaction of the related Performance Criteria.
ARTICLE XII
CHANGE IN CONTROL
     Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, the Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of the Change in Control. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; and/or (c) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

ARTICLE XIII
AMENDMENT OR TERMINATION OF THE PLAN
     13.1 In General. The Board or the Committee may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s stockholders to the extent that (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment materially increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.4), (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any law, regulation or stock exchange rule.
     13.2 Repricing. Except for adjustments made pursuant to Section 2.4 of the Plan, in no event may the Board or the Committee amend the terms of an outstanding Award to reduce the exercise price of an outstanding Option or Stock Appreciation Right or cancel an outstanding Option or Stock Appreciation Right in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right without stockholder approval.
ARTICLE XIV
TRANSFERABILITY
     14.1 Except as described in Section 14.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative. Notwithstanding any provision contained in this Article XIV, no Award may be transferred by a Participant for value or consideration.
     14.2 Unless otherwise specifically designated by the Participant in writing, a Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.
ARTICLE XV
MISCELLANEOUS
     15.1 No Right to Continued Service or to Awards. The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Employee, Director or Consultant at any time. In addition, no Employee, Director or Consultant shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.
     15.2 Tax Withholding.
          (a) The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award, (iii) withheld from the vested portion of any Award (including the Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises, or (iv) collected directly from the Participant.
          (b) Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.
     15.3 Requirements of Law. The grant of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to (a) receipt of any approvals from any governmental agencies or national securities exchange, market or quotation system that the Committee deems necessary and (b) completion of registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental agency that the Committee deems necessary.
     15.4 Legends. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Shares are then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 15.4.
     15.5 Uncertificated Shares. To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
     15.6 Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio, except to the extent that the laws of the state in which the Company is incorporated are mandatorily applicable.
     15.7 No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.
     15.8 Rights as a Stockholder. Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.
     15.9 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
     15.10 Section 409A of the Code.
          (a) Awards granted pursuant to the Plan that are subject to Section 409A of the Code, or that are subject to Section 409A but for which an exception from Section 409A of the Code applies, are intended to comply with or be exempt from Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly.
          (b) If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six (6) months from the date of such separation from service (or, if earlier, the Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first (1st) business day of the seventh (7th) month following such separation from service.
          (c) Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

     15.11 Foreign Employees. Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of laws of other countries in which the Company or its Subsidiaries operate or have employees
     15.12 Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
ARTICLE XVI
EFFECTIVE DATE AND TERM OF THE PLAN
     The effective date of the Plan is                     , 2010. No Incentive Stock Options shall be granted under the Plan after                     , 2020, and no other Awards shall be granted under the Plan after the tenth anniversary of the effective date of the Plan or, if earlier, the date the Plan is terminated. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

3776 SOUTH HIGH STREET
COLUMBUS, OH 43207
THREE WAYS TO VOTE BEFORE THE MEETING
VOTE BY INTERNET
1)	Read the proxy statement and have the proxy card below at hand.

2)	Go to Web site www.proxyvote.com.

3)	Follow the instructions provided on the Web site.

4)	Proxies must be received by 11:59 p.m. Eastern Time on September 12, 2010.
VOTE BY PHONE
1)	Read the proxy statement and have the proxy card below at hand.

2)	Call 1-800-690-6903.

3)	Follow the instructions.

4)	Proxies must be received by 11:59 p.m. Eastern Time on September 12, 2010.
VOTE BY MAIL
1)	Read the proxy statement.

2)	Check the appropriate boxes on the proxy card below.

3)	Sign and date the proxy card.

4)	Return the proxy card in the envelope provided or return it to Bob Evans Farms, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

5)	Proxies must be received by 11:59 p.m. Eastern Time on September 12, 2010.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BOBEV1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
BOB EVANS FARMS, INC.

Your board recommends you vote “FOR” each of the
nominees for director and “FOR” Proposal 2.

Directors	Proposal

1.	Election of four Class III directors.		For	Against	Abstain

	1a.	Michael J. Gasser	☐	☐	☐

	1b.	E. Gordon Gee	☐	☐	☐

	1c.	E. W. (Bill) Ingram	☐	☐	☐

	1d.	Bryan G. Stockton	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

NOTE: Please sign as name appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should both sign.

		For	Against	Abstain

2.	Proposal to amend our Bylaws to provide that all directors will be elected annually.	☐	☐	☐

3.	Proposal to reduce the stockholder approval threshold to amend Section 3.01 of our Bylaws from 80 percent of our outstanding common shares to a simple majority.	☐	☐	☐

4.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm.	☐	☐	☐

5.	Proposal to approve the 2010 Equity and Cash Incentive Plan	☐	☐	☐

		Yes		No
	Please indicate if you plan to attend this meeting so an admission ticket can be provided to you.	☐		☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
2010 Annual Meeting of Stockholders
Monday, September 13, 2010 ~ 10:00 A.M.
Bob Evans Farms, Inc. Dan Evans Center for Excellence
3700 S. High Street
Columbus, Ohio 43207
(Adjacent to and North of the Bob Evans Farms, Inc. Corporate Headquarters)
This is your admission ticket to the meeting. This ticket only admits the stockholder(s) listed on the reverse side of this card and is not transferable. Guests of stockholders are not permitted to attend the meeting. You will be asked to present government-issued picture identification, such as a driver’s license. You may not bring cameras or recording equipment or similar devices into the meeting. Cell phones must be turned off. Doors open at 9:30 A.M.
The Bob Evans Farms, Inc. Dan Evans Center for Excellence is located at 3700 S. High Street, Columbus, Ohio 43207, approximately 1/2 mile north of Obetz Road across S. High Street from the Great Southern Shopping Center (adjacent to and north of the Bob Evans Farms, Inc. Corporate Headquarters). Directions to the Bob Evans Farms, Inc. Dan Evans Center for Excellence can be obtained by calling (614) 492-4959.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 8, 2008
The undersigned hereby appoints Steven A. Davis and Tod P. Spornhauer, or either of them, as his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of stockholders of Bob Evans Farms, Inc., a Delaware corporation (the “Company”), to be held at the Bob Evans Farms, Inc. Dan Evans Center for Excellence, 3700 S. High Street, Columbus, Ohio 43207, on Monday, September 13, 2010, at 10:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the annual meeting, including but not limited to the matters set forth on the reverse side.
You are encouraged to specify your vote on the matters to be voted upon at the annual meeting by marking the appropriate boxes on the reverse side. This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. If this proxy is properly executed and returned but no direction is given, this proxy will not be voted. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
Company 401(k) Plan Participants: If shares of common stock of the Company are allocated to the account of the stockholder identified on this card under the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (the “401(k) Plan”), then such stockholder hereby directs BNY Mellon, the trustee of the 401(k) Plan (the “Trustee”), to vote all of the shares of common stock of the Company allocated to such stockholder’s account under the 401(k) Plan in accordance with the instructions given herein at the annual meeting, and any adjournments or postponements thereof, on the matters set forth on the reverse side. Your instructions to the Trustee are strictly confidential. If no instructions are given, the shares allocated to such stockholder’s account in the 401(k) Plan will not be voted.
The undersigned hereby acknowledges receipt of the Notice of Internet Availability of Proxy Materials for the proxy statement and the Company’s annual report to stockholders. The undersigned hereby revokes all proxies previously given to vote at the annual meeting or any adjournments or postponements thereof.
Address Changes/Comments:

(If you noted any Address Changes/Comments, please mark corresponding box on the reverse side.)

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE
Regarding the Availability of Proxy Materials

BOB EVANS FARMS, INC.

Meeting Information
Meeting Type:      Annual
For Holders as of: July 15, 2010

Location:	Bob Evans Farms, Inc. Dan Evans Center for Excellence 3700 S. High Street Columbus, Ohio 43207
For Meeting Directions Please
Call (614) 492-4959

You are receiving this communication because you hold shares in the company named above.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote
How to Access the Proxy Materials

Proxy Materials to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT      ANNUAL REPORT
How to View Online:
Have the 12-digit Control Number available (located on the following page) and visit www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERENT:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
*If requesting materials by e-mail, please send a blank e-mail with the 12-digit Control Number (located on the following page) in the subject line.
Requests, instructions, and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make your request for a copy as instructed above on or before 08/31/10.
How to Vote
Please Choose One of the Following Voting Methods

Vote in Person: The Company has attendance requirements for its stockholder meetings as stated in its proxy statement including but not limited to the possession of an attendance ticket issued by the Company. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.
Vote by Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-digit Control Number available and follow the instructions.
Vote by Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
1.	Election of four Class III directors.
Nominees:
01)	Michael J. Gasser

02)	E. Gordon Gee

03)	E. W. (Bill) Ingram

04)	Bryan G. Stockton
2.	Proposal to amend our Bylaws to provide that all directors will be elected annually.
3.	Proposal to reduce the stockholder approval threshold to amend Section 3.01 of our Bylaws from 80 percent of our outstanding common shares to a simple majority.
4.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm.
5.	Proposal to approve the 2010 Equity and Cash Incentive Plan
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.